  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1996.

                                                 REGISTRATION NO. 333-9959
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               UNC INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              54-1078297
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
                                     3724
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                          175 ADMIRAL COCHRANE DRIVE
                           ANNAPOLIS, MARYLAND 21401
                                (410) 266-7333
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           RICHARD H. LANGE, ESQUIRE
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               UNC INCORPORATED
                          175 ADMIRAL COCHRANE DRIVE
                           ANNAPOLIS, MARYLAND 21401
                                (410) 266-7333
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                            JOHN B. FRISCH, ESQUIRE
                             MILES & STOCKBRIDGE,
                          A PROFESSIONAL CORPORATION
                                10 LIGHT STREET
                           BALTIMORE, MARYLAND 21202

NAME OF ADDITIONAL REGISTRANTS*  STATE OF INCORPORATION I.R.S. EMPLOYER IDENTIFICATION NO.
- -------------------------------  ---------------------- ----------------------------------
UNC Holdings, Inc.                      Delaware                    51-0308654
UNC/Lear Services, Inc.                 Delaware                    13-3386715
UNC All Fab, Inc.                       Delaware                    52-1839339
UNC Metcalf Servicing,
 Inc.                                   Delaware                    52-1839336
UNC Johnson Technology,
 Inc.                                   Delaware                    52-1834578
UNC Artex, Inc.                         Delaware                    52-1817999
UNC CAMCO Incorporated                  Delaware                    52-1633412
UNC Texas CAMCO Incorpo-
 rated                                  Delaware                    52-1633408
UNC ARDCO Incorporated                  Delaware                    52-1633418
UNC Engine & Engine
 Parts, Inc.                            Delaware                    52-1633414
UNC Accessory Overhaul
 Group, Inc.                            Delaware                    52-1633406
UNC Aviation Services,
 Inc.                                   Delaware                    52-1605019
UNC Tri-Industries, Inc.                Delaware                    35-0910799
UNC Airwork Corporation                 Delaware                    95-3751258
UNC Pacific Airmotive
 Corporation, Inc.                      Delaware                    95-3751257
UNC Parts Company                       Delaware                    52-1913036
UNC/CFC Acquisition Co.                 Delaware                    52-1956503

- --------
* (Address and telephone numbers are in care of UNC Incorporated)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the registration statement becomes effective.

                               ----------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

PROSPECTUS

[UNC CORP LOGO APPEARS HERE]         UNC INCORPORATED


  OFFER TO EXCHANGE ALL OUTSTANDING 11% SENIOR SUBORDINATED NOTES DUE JUNE 1,
   2006, FOR 11% SENIOR SUBORDINATED NOTES DUE JUNE 1, 2006 WHICH HAVE BEEN
           REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 24, 1996, UNLESS EXTENDED.

  UNC Incorporated (the "Company") hereby offers upon the terms and subject to the conditions set forth in the Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange an aggregate principal amount of up to $125,000,000 of 11% Senior Subordinated Notes Due June 1, 2006 of the Company ("New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its issued and outstanding 11% Senior Subordinated Notes Due June 1, 2006 ("Old Notes"). The New Notes and the Old Notes are collectively referred to herein as the "Notes."

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on October 24, 1996, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. See "THE EXCHANGE OFFER." There will be no cash proceeds to the Company from the Exchange Offer. See "USE OF PROCEEDS."

  The New Notes are being offered in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated May 23, 1996 (the "Registration Rights Agreement"), among the Company and the Initial Purchasers (as defined below). The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture (as defined herein), which governs both the Old Notes and the New Notes. The terms of the New Notes are identical in all material respects to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by November 26, 1996, the rate at which the Old Notes bear interest will be 11 1/2% per annum from and including November 26, 1996 until but excluding the date of the consummation of the Exchange Offer. See "THE EXCHANGE OFFER."

  Prior to the Exchange Offer, there has been no established trading market for the Old Notes or the New Notes. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such holders to provide for the registration of the Old Notes under the Securities Act. See "THE EXCHANGE OFFER."
                                            (Cover continued on following page)

                                ---------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" ON PAGE 19.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

            THE DATE OF THIS PROSPECTUS IS SEPTEMBER 24, 1996.

  The Old Notes were originally issued and sold on May 30, 1996, to CS First Boston Corporation and First Union Capital Markets Corp. (collectively, the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Initial Offering"). Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws is available. The Company is making the Exchange Offer in reliance on the position of the staff (the "Staff") of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer. Based on interpretations by the Staff, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer (which may include an Initial Purchaser) who acquired Old Notes as a result of market-making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff, the Company believes that broker-dealers who acquired Old Notes as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes with a prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. The Company has agreed that, for a period of 180 days from the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "PLAN OF DISTRIBUTION." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the

Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The Company's Common Stock and 9 1/8% Senior Notes due 2003 are listed on the New York Stock Exchange and such reports, proxy statements and other information can also be inspected at the offices of such exchange.

  The Company is required by the terms of the Indenture, dated as of May 30, 1996, between the Company and The Bank of New York, as trustee (the "Trustee"), under which the Notes are issued, to furnish the Trustee with annual reports containing condensed financial statements audited by their independent certified public accountants and with quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to: UNC Incorporated, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401-7394; Attention: Treasurer; telephone number: (410) 266-7333. In order to ensure timely deliver of the documents prior to the Expiration Date of the Exchange Offer, any request should be made by October 16, 1996.

  The following documents have been filed with the Commission and are incorporated herein by reference and made a part of this Prospectus:

    (i) Annual Report on Form 10-K for the fiscal year ended December 31,
  1995;

    (ii) Quarterly reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1996;

    (iii) Current Report on Form 8-K dated February 7, 1996;

    (iv) Current Report on Form 8-K dated May 7, 1996; and

    (v) Current Report on Form 8-K dated June 11, 1996.

    (vi) Current Report on Form 8-K dated August 12, 1996.

  All reports and other documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               ----------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT

BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements of the Company and the Consolidated Financial Statements of Garrett included elsewhere in this Prospectus. Unless the context requires otherwise, the "Company" refers to UNC Incorporated and its subsidiaries and "Garrett" refers to Garrett Aviation Services.

                                  THE COMPANY

  The Company is a leading supplier of products and services to the aviation industry. The Company's primary business is the provision of services to the aviation aftermarket, which accounts for approximately 90% of its revenues. These operations include the overhaul and repair of aircraft engines and accessories, the repair and remanufacturing of engine components, and the provision of training and maintenance services to the United States and foreign military. Approximately 10% of the Company's revenues in 1995 were derived from manufacturing engine and airframe parts for original equipment manufacturers ("OEMs").

   Prior to the Company's recently completed acquisition of Garrett, described below (the "Acquisition"), the Company had over 8,000 customers including: business aircraft operators; major national, regional, foreign, charter and package/cargo airlines; engine and airframe OEMs; helicopter operators; and the United States and foreign military. The Company operated 16 facilities, performed services at approximately 80 government sites and had approximately 5,700 employees. The Acquisition has expanded the Company's range of services, significantly increased its aggregate customer base, and added six primary operating locations and approximately 1,100 employees. As a result of the Acquisition, the Company believes it is the largest independent aviation services company in the world, with service capabilities for almost all business aircraft and engines, and a broad range of repair, overhaul and remanufacturing capabilities for the commercial and military aviation markets.

BUSINESS STRATEGY

  The primary element of the Company's long-term strategy has been to establish and maintain a leading position in the aviation aftermarket, with a particular focus on the business aviation and military services markets. The Company believes that these markets have generally exhibited a more stable revenue base than other portions of the aviation industry. In addition, as part of its overall aftermarket strategy, the Company intends to continue to develop and implement advanced technology repair services to increase customer value and strengthen its competitive position. The Company also intends to further its long-term strategy by expanding its presence in international markets. The Company believes that the Acquisition will enable the Company to significantly expand its aviation aftermarket position, particularily in the business aviation aftermarket, and will allow the Company to leverage its strengths in advanced repairs, military contracting and international sales.

THE GARRETT ACQUISITION

  On May 30, 1996, the Company acquired Garrett, a leading provider of aviation services to the $3.4 billion worldwide business aviation aftermarket. Garrett provides a full range of overhaul services to approximately 2,000 business aviation and regional airline customers, including complete engine and airframe repair and overhaul capabilities, full interior and exterior refurbishments, new aircraft completions, avionics installation and spare parts distribution. Garrett specializes in providing aircraft, engine and avionics aftermarket services to aircraft powered by AlliedSignal turbofan engines, which are the leading engine type for the business jet aviation market. Garrett provides its aircraft and engine maintenance and support through six "fly-in" service centers across the United States. The Company believes that Garrett enjoys a 50 year reputation for quality and market leadership in its industry segment.

  For the year ended December 31, 1995, Garrett recorded approximately $338.1 million in total revenues and approximately $21.7 million of earnings from continuing operations before extraordinary item, interest, taxes, depreciation and amortization ("EBITDA"). For the year ended December 31, 1995, on a pro forma basis assuming consummation of the Acquisition and the related transactions described herein, the Company would have generated approximately $865.3 million in revenues and approximately $65.5 million of EBITDA. The Company anticipates additional operating benefits over the next three years as a result of the Acquisition.

  Garrett was sold by AlliedSignal Inc. ("AlliedSignal") in June 1994 to the group of investors who sold Garrett to the Company. The purchase price for the Acquisition was approximately $144.6 million in cash and the assumption of certain Garrett liabilities (including capitalized lease obligations recorded at approximately $5.4 million). The Garrett sellers retained approximately $29.1 million in accounts receivable at closing. The Company financed the Acquisition and related transaction costs by issuing $125.0 million aggregate principal amount of the Old Notes, by issuing $25.0 million of 8.5% convertible preferred stock (the "Preferred Stock") and with borrowings under the Company's Revolving Credit Facility. See "Business--Terms of Garrett Acquisition Purchase Agreement."

  Pursuant to the originally executed Purchase Agreement, the cash portion of the purchase price for the Acquisition is to be adjusted following closing based on the net asset value of the assets and liabilities of Garrett acquired by the Company, determined based upon a post-closing audit. Prior to consummating the Acquisition, the Company and the Garrett sellers entered into an amendment to the Purchase Agreement providing that the Garrett sellers would prepare an estimate prior to closing of the net asset value of the assets and liabilities of Garrett to be acquired by the Company. If such estimated net asset value exceeded $47.575 million, the threshold level set in the Purchaser Agreement, then, at the closing of the Acquisition, the Garrett sellers would retain accounts receivable in an aggregate amount equal to such excess. Pursuant to such amendment, the Garrett sellers retained approximately $29.1 million in accounts receivable at closing. The final net asset value of the Garrett assets and liabilities acquired by the Company is to be determined pursuant to a post-closing audit, following which any necessary adjustment to the cash portion of the purchase price paid by the Company will be made in accordance with the terms of the Purchase Agreement.

  The Company also agreed with AlliedSignal, prior to consummating the Agreement, that it would cause Garrett to pay all AlliedSignal unpaid invoices issued on or prior to 30 days before the closing of the Acquisition, subject to adjustment to resolve disputed invoice amounts. In accordance with this arrangement, the Company paid AlliedSignal $2.0 million immediately following the closing of the Acquisition. In addition, the Company and AlliedSignal agreed to shorten the payment period with respect to the utilization of AlliedSignal's consigned parts inventory, thereby requiring increased working capital.

  In connection with the Acquisition, the Company amended its existing Revolving Credit Facility prior to closing the Acquisition to provide for a revolving line of credit of up to $110 million. As of June 30, 1996, the Company had the ability to borrow up to an additional $37.1 million under the Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Terms of Garrett Acquisition Purchase Agreement" and "Description of Certain Indebtedness-- Revolving Credit Facility."

BENEFITS OF THE ACQUISITION

  Garrett's business strategy since becoming independent in mid-1994 has focused on expanding its engine overhaul capability beyond AlliedSignal engines, broadening its parts repair and accessory overhaul services and expanding its airframe and avionics operations. The Company believes that the Acquisition is particularly attractive because the strategies of both companies are complementary, and believes that the joining of the companies accelerates the fulfillment of these strategies. The complementary nature of the businesses and strategies of the Company and Garrett create a range of anticipated benefits from the Acquisition, including among others the following:

  . Parts and Accessory Repairs. Other subsidiaries of the Company are able to perform certain repair and overhaul services for Garrett which Garrett is unable to provide, a portion of which will be performed pursuant to an agreement the Company has reached with AlliedSignal providing the Company with $15.0 million in annual orders for the repair of AlliedSignal parts and components during the term of the agreement. The Company also expects to be able to provide Garrett customers with repairs and overhauls for accessory components and systems for all types of business aircraft.

  . Expansion of Airframe and Avionics Services. The Company intends to expand upon Garrett's airframe and avionics maintenance business by using the Company's established customer base to offer Garrett's airframe and avionics services to operators of aircraft using a broader range of engine types. The Company believes that the airframe and avionics sectors are growing faster than the overall business aviation market.

  . Expansion of Customer Base. The Acquisition permits the Company and Garrett to expand their base of customers. The Company will be able to direct to Garrett a number of its customers who require Garrett's capabilities while Garrett will direct to other subsidiaries of the Company customers who require services on engine types for which Garrett has no overhaul capability.

  . Military Services. The Company plans to expand its military services operations by offering Garrett's nationwide full service aviation aftermarket capabilities to the Company's military and other governmental customers.

  . Increased Global Presence. The Company believes that there is a market for Garrett's services overseas and intends to market these services to foreign customers through the Company's growing network of international sales offices.

                               THE EXCHANGE OFFER

Registration Rights
Agreement ..................    The Old Notes were sold by the Company on
                                May 30, 1996 to CS First Boston Corporation and First Union Capital Markets Corp.
                                (collectively, the "Initial Purchasers"), which placed the Old Notes with "qualified institutional buyers" (as defined in Rule
                                144A under the Securities Act) and to a
                                limited number of institutions which the Initial Purchasers reasonably believed to be institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7)
                                under the Securities Act). In connection therewith, the Company executed and delivered for the benefit of the holders of Old Notes the Registration Rights
                                Agreement, providing for, among other
                                things, the Exchange Offer.

The Exchange Offer..........    The Company is offering to exchange up to
                                $125.0 million aggregate principal amount of Old Notes for an equal principal amount of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture, which governs both the Old Notes and the New Notes. The terms of the New
                                Notes are identical in all material
                                respects to the Old Notes except for
                                certain transfer restrictions and
                                registration rights relating to the Old
                                Notes and except that, if the Exchange

                                Offer is not consummated by November 26, 1996, the rate at which the Old Notes bear interest will be 11 1/2% per annum from and including November 26, 1996 until but excluding the date of the consummation of the Exchange Offer.

                                In addition, to comply with the securities laws of certain states of the United States, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such states as any holder reasonably requests in writing. Unless a holder so requests, the Company does not intend to register or qualify the sale of the New Notes in any such jurisdictions.


Resales of New Notes........    The New Notes issued pursuant to the
                                Exchange Offer in exchange for the Old
                                Notes may be offered for resale, resold and otherwise transferred by holders thereof
                                (other than any holder which is (i) an
                                "affiliate" of the Company within the
                                meaning of Rule 405 under the Securities
                                Act, (ii) an Initial Purchaser who acquired
                                Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer (which may include an Initial Purchaser) who acquired Old Notes as a result of market-making or other trading activities), without further compliance with the registration and prospectus delivery requirements of the
                                Securities Act; provided, that such New
                                Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution
                                (within the meaning of the Securities Act) of such New Notes.

                                Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of market-making or trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of such New Notes. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the effectiveness of the Registration Statement of which this Prospectus is a part (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by the Participating Broker-Dealer. See "THE EXCHANGE OFFER" and "PLAN OF DISTRIBUTION."

No Minimum Condition........    The Exchange Offer is not conditioned upon
                                any minimum aggregate principal amount of Old Notes being tendered for exchange.


Expiration Date.............    The Exchange Offer will expire at 5:00
                                p.m., New York City time, on October 24 ,
                                1996 (the "Expiration Date"), unless the
                                Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Withdrawal Rights...........    Tenders may be withdrawn at any time prior
                                to the Expiration Date. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof (or credited to the appropriate account) without cost to such to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

Interest on the New Notes
 ............................    The New Notes will bear interest at the
                                rate of 11% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 30, 1996. Interest on the New Notes is payable semiannually on June 1 and December 1 of each year, commencing December 1, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued and unpaid interest on such Old Notes.

Conditions to the Exchange
Offer.......................    The obligation of the Company to consummate
                                the Exchange Offer is subject to certain conditions. See "THE EXCHANGE OFFER--
                                Conditions to the Exchange Offer." The
                                Company may terminate, waive or amend the Exchange Offer at any time prior to the Expiration Date.

Procedures for Tendering ...    Tendering holders of Old Notes must
                                complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old
                                Notes registered in the name of a broker-dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old
                                Notes pursuant to the Exchange Offer. See
                                "THE EXCHANGE OFFER--Procedures for
                                Tendering." Letters of Transmittal and
                                certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent.
                                Questions regarding how to tender and
                                requests for information should be directed to the Exchange Agent. See "THE EXCHANGE
                                OFFER--Exchange Agent."

Acceptance of Old Notes and
 Delivery of New Notes .....    Subject to certain conditions, the Company
                                will accept for exchange any and all Old
                                Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                City time, on the Expiration Date. The New
                                Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "THE EXCHANGE OFFER--
                                Terms of the Exchange Offer."

Certain Federal Income Tax
 Consequences...............    The exchange of Old Notes for New Notes by
                                holders should not be a sale or exchange or otherwise a taxable event for United States federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

Exchange Agent..............    The Bank of New York is serving as exchange
                                agent (the "Exchange Agent") in connection with the Exchange Offer.

Effect on Holders of Old
Notes ......................    Holders of Old Notes who do not tender
                                their Old Notes in the Exchange Offer will continue to hold their Old Notes and will be entitled to all the rights and limitations applicable thereto under the
                                Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange
                                Offer, the trading market, if any, for the Old Notes could be adversely affected. See
                                "RISK FACTORS--Consequences of Exchange and
                                Failure to Exchange."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

                                June 1, 2006
Maturity Date...............

Interest Payment Dates......    June 1 and December 1 of each year,
                                commencing December 1, 1996.

Optional Redemption.........    The New Notes will not be redeemable by the
                                Company prior to June 1, 2001. Thereafter, the New Notes will be redeemable at any time, at the option of the Company, in whole or in part, at the redemption prices set forth herein together with accrued interest thereon to the date fixed for redemption. See "Description of Notes--
                                Optional Redemption."

Change of Control...........    Upon a Change of Control, each holder of
                                New Notes will have the right to require the Company to repurchase the New Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase.
                                See "Description of Notes--Right to Require
                                Repurchase Upon Change of Control."

Subordination...............    The New Notes will be senior subordinated
                                unsecured obligations of the Company and will be subordinated in right of payment to all Senior Debt of the Company, including all indebtedness outstanding under the
                                Company's Revolving credit facility (the
                                "Revolving Credit Facility") and the
                                Company's 9 1/8% Senior Notes Due 2003 (the
                                "9 1/8% Notes"). Indebtedness under the
                                Revolving Credit Facility is collateralized by the accounts receivable, inventory and other assets of the Company and its Subsidiaries (as defined herein). As of June 30, 1996, the amount of Senior Debt of the Company was approximately $169.5 million (including approximately $61.7
                                million under the Revolving Credit Facility and $100 million of 9 1/8% Notes) and the Company had the ability to borrow up to an additional $37.1 million under the
                                Revolving Credit Facility. See "Risk
                                Factors--Subordination of the Notes,"
                                "Description of Certain Indebtedness--
                                Revolving Credit Facility," "Description of
                                Notes--Subordination" and "Description of
                                Notes--Certain Covenants."

Guarantees..................    The Company's obligations under the New
                                Notes will be guaranteed by the Company's domestic wholly owned operating
                                Subsidiaries, including the Subsidiary that acquired the assets of Garrett (the
                                "Guarantees"). Each Guarantee will be a
                                senior subordinated unsecured obligation of the Guarantor providing such Guarantee and will be subordinated in right of payment to all Senior Debt of the Guarantors. The
                                Company's domestic wholly owned
                                Subsidiaries have guaranteed the
                                indebtedness outstanding under the
                                Revolving Credit Facility (the "Subsidiary
                                Bank Guarantees"). The Subsidiary Bank
                                Guarantees are collateralized by the
                                accounts receivable,
                                inventory and other assets of the
                                Subsidiaries and therefore effectively rank senior to the Guarantees. The 9 1/8% Notes are guaranteed by the Guarantors on a senior basis to the Guarantees of the Notes. As of June 30, 1996, the amount of
                                Senior Debt of the Guarantors was
                                approximately $167.3 million (including the
                                Subsidiary Bank Guarantees and the
                                Guarantors' guarantees of the 9 1/8%
                                Notes). The Guarantees (and the Guarantors' guarantees of the 9 1/8% Notes) will be in effect only for as long as the Subsidiary
                                Bank Guarantees remain in effect. If the Guarantees are terminated, the New Notes will be obligations solely of the Company and will be effectively subordinated to all existing and future indebtedness of the Subsidiaries. See "Description of Notes--
                                Guarantees."

Restrictive Covenants.......    The indenture under which the Old Notes
                                were and the New Notes will be issued (the
                                "Indenture") limits, among other things,
                                (i) the issuance of additional Indebtedness
                                (as defined herein) by the Company; (ii) the issuance of debt and preferred stock by the Company's Subsidiaries; (iii) the incurrence of liens on assets of the Company and its Subsidiaries; (iv) the payment of dividends on, and redemption of, capital stock of the Company and its Subsidiaries and the redemption of certain subordinated obligations of the Company;
                                (v) investments in certain affiliates; (vi) sales of assets, including Subsidiary stock; (vii) transactions with affiliates;
                                (viii) consolidations, mergers, and
                                transfers of all or substantially all
                                assets. The Indenture also prohibits
                                certain restrictions on distributions from
                                Subsidiaries. However, all of these
                                limitations and prohibitions are subject to a number of important qualifications. See
                                "Description of Notes--Certain Covenants."

                                  RISK FACTORS

  Holders should consider carefully the information set forth under the caption "Risk Factors" as well as the other information and data set forth in this Prospectus prior to tendering Old Notes in the Exchange Offer.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

                                  (UNAUDITED)

  The following tables set forth unaudited summary pro forma combined financial data of the Company for the fiscal year ended December 31, 1995 and the six months ended June 30, 1996. The income statement data of Garrett set forth in the table for the six months ended June 30, 1996 reflects Garrett's results of operations for the period January 1, 1996 through May 30, 1996, the date on which the Company acquired Garrett. The financial data for the six months ended June 30, 1996 were derived from the Company's and Garrett's unaudited Consolidated Financial Statements which, in the opinion of management, reflect all adjustments, (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim period. The purchase price and the related financial data may be adjusted in the future to reflect changes that result from the completion of an audit of the Garrett balance sheet as of the closing date of the Acquisition and related procedures. See "Business--Terms of Garrett Acquisition Purchase Agreement." The summary pro forma combined financial data is derived from the historical Consolidated Financial Statements of each of the Company and Garrett included elsewhere in this Prospectus, adjusted to give pro forma effect to the offering of the Old Notes, the issuance of the Preferred Stock, the Acquisition, the UNC/AlliedSignal Agreement (as defined herein) and the Company's recent divestiture of UNC Airwork's AlliedSignal TFE731 heavy maintenance business (the "Heavy Maintenance Business"). See "Business--Hart-Scott-Rodino Proceedings" and "-- UNC/AlliedSignal Agreement." The pro forma Income Statement Data and Other Data is presented for the year ended December 31, 1995 and the six months ended June 30, 1996 and gives effect to the offering of the Old Notes, the issuance of Preferred Stock, the Acquisition, the UNC/AlliedSignal Agreement and the divestiture of the Heavy Maintenance Business as if they had occurred on January 1, 1995. The pro forma information is provided to assist in understanding the recent Acquisition and such other transactions and does not necessarily reflect the actual results of operations that would have occurred if the operations of the Company and Garrett had been combined or such other transactions had occurred during the year ended December 31, 1995 or the six months ended June 30, 1996 or the results of operations that will be achieved by the combined companies in future periods. The pro forma adjustments are based upon available information and certain assumptions that the Company's management believes are reasonable. All information contained in the following table should be read in conjunction with the Consolidated Financial Statements and related notes of the Company and Garrett included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        YEAR ENDED DECEMBER 31, 1995
                                   -------------------------------------------
                                                                     COMBINED
                                     UNC     GARRETT   ADJUSTMENTS   PRO FORMA
                                   --------  --------  -----------   ---------
                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Sales and operating revenues...... $536,243  $338,104    $(9,022)(a) $865,325
Costs and operating expenses......  456,935   294,382     (7,437)(a)  736,611
                                   --------  --------                --------
                                                          (7,269)(b)
Gross profit......................   79,308    43,722                 128,714
Selling, general and administra-
 tive expenses....................   56,952    28,261       (380)(a)   85,122
                                   --------  --------                --------
                                                          (2,720)(b)
                                                           3,009 (c)
Operating income..................   22,356    15,461                  43,592
Interest expense..................  (19,514)   (3,334)   (11,071)(d)  (33,919)
Other income......................      116       315                     431
                                   --------  --------                --------
Earnings before income taxes...... $  2,958  $ 12,442                $ 10,104
                                   ========  ========                ========
OTHER DATA:
Depreciation and amortization..... $ 12,491  $  5,954      3,009 (c) $ 21,454
Capital expenditures..............    6,767     5,787                  12,554
Earnings before interest, taxes,
 depreciation and amortization
 (EBITDA)(e)......................   34,963    21,730      8,784 (e)   65,477
Ratio of EBITDA to interest
 expense(e).......................    1.79x                             1.93x
Ratio of earnings to fixed
 charges(l).......................    1.11x                             1.25x
BALANCE SHEET DATA (AT END OF
 PERIOD)(G):
Working capital................... $124,098  $ 17,565    $(2,654)(f) $139,009
Total assets......................  446,261   111,867    115,828 (g)  662,222
                                                            (487)(h)
                                                         (11,247)(i)
Capitalized leases................              5,358                   5,358
Total long-term debt, including
 current portion..................  205,081    40,108     95,216 (j)  340,405
Shareholders' equity..............  100,152    19,063      8,908 (k)  128,123

                                       SIX MONTHS ENDED JUNE 30, 1996
                                   -------------------------------------------
                                                                     COMBINED
                                     UNC     GARRETT   ADJUSTMENTS   PRO FORMA
                                   --------  --------  -----------   ---------
                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Sales and operating revenues...... $322,801  $147,148    $(3,862)(a) $466,087
Costs and operating expenses......  275,964   127,599     (2,989)(a)  397,545
                                   --------  --------                --------
                                                          (3,029)(b)
Gross profit......................   46,837    19,549                  68,542
Selling, general and administra-
 tive expenses....................   32,205    12,629       (190)(a)   44,894
                                   --------  --------                --------
                                                          (1,315)(b)
                                                           1,565 (c)
Operating income..................   14,632     6,920                  23,648
Interest expense..................  (11,145)   (1,393)    (5,069)(d) (17,607)
Other income......................     (737)                            (737)
                                   --------  --------                --------
Earnings before income taxes...... $  2,750  $  5,527                $  5,304
                                   ========  ========                ========
OTHER DATA:
Depreciation and amortization..... $  7,270  $  2,625    $ 1,565 (c)  $11,460
Capital expenditures..............    6,945     1,480                   8,425
Earnings before interest, taxes,
 depreciation and amortization
 (EBITDA)(e)......................   21,165     9,545      3,661 (e)   34,371
Ratio of EBITDA to interest
 expense(e).......................    1.90x                             1.95x
Ratio of earnings to fixed
 charges(l).......................    1.19x                             1.25x

- --------
(a) In connection with the Acquisition, the Company sold the Heavy Maintenance Business to Sabreliner Corporation ("Sabreliner") for approximately book value. See "Business--Hart-Scott-Rodino Proceedings." Assuming the sale occurred on January 1, 1995, the effect on the Company's operations as a result of the divestiture of the Heavy Maintenance Business would have been:

                                                              PERIOD ENDED
                                                          ---------------------
                                                          DECEMBER 31, JUNE 30,
                                                              1995       1996
                                                          ------------ --------
 Reduction in sales and operating revenues...............    $9,022     $3,862
 Reduction in costs and operating expenses...............     7,437      2,989
 Reduction in selling, general and administrative
  expenses...............................................       380        190
                                                             ------     ------
   Reduction in operating income.........................    $1,205     $  683
                                                             ======     ======

(b) The Company has specifically identified cost reductions and other operating income enhancements resulting from a business integration plan which the Company is implementing. The business integration plan contemplates: (i) implementation of the agreement between the Company and AlliedSignal providing the Company with $15.0 million in annual orders for the repair of AlliedSignal parts and components during the term of the agreement, which will include parts and components sent by Garrett to AlliedSignal for such service; and (ii) the elimination of certain management fees and consulting fees and reducing certain other administrative costs such as insurance and professional fees previously paid by Garrett. See "Business-- UNC/AlliedSignal Agreement."

  The Company's business integration plan provides for the events generating these reductions to occur in phases, beginning in the initial year following the Acquisition. The pro forma results reflect savings and operating efficiencies the Company expects during the initial year following the consummation of the Acquisition. The Company expects to realize other benefits during the three years following the Acquisition. Assuming the Acquisition occurred on January 1, 1995 and the phase-in of the business integration plan commenced as of such date, the expected cost reductions, on a pro forma basis, for the year ended December 31, 1995 and the six months ended June 30, 1996 are as follows:

                                                              PERIOD ENDED
                                                          ---------------------
                                                          DECEMBER 31, JUNE 30,
                                                              1995       1996
                                                          ------------ --------
 Reduction in costs and operating expenses...............    $7,269     $3,029
 Reduction in selling, general and administrative
  expenses...............................................     2,720      1,315
                                                             ------     ------
   Total cost reductions.................................    $9,989     $4,344
                                                             ======     ======

(c) Represents the amortization of the cost in excess of net assets acquired from Garrett of $4,406 for the year ended December 31, 1995 and $1,836 for the five months ended May 30, 1996, assuming the acquisition had been consummated on January 1, 1995, offset by the elimination of $1,397 and $271 of cost applicable to Garrett's amortization of intangible assets for the year ended December 31, 1995 and the five months ended May 30, 1996, respectively.

(d) Reflects the additional interest expense of $14,019 and $6,318 (at the actual rate of 11% on the Old Notes and New Notes) for the year ended December 31, 1995 and the five months ended May 30, 1996, respectively, that would have been incurred had the Acquisition, the offering of the Old Notes, the UNC/AlliedSignal Agreement and the sale of the Heavy Maintenance Business taken place on January 1, 1995, offset by elimination of interest of $2,948 and $1,241 of Garrett for the year ended December 31, 1995 and the five months ended May 30, 1996, respectively, on senior bank debt that is not being assumed by the Company.

(e) EBITDA reflects earnings (loss) from continuing operations, before extraordinary item, interest, taxes, depreciation and amortization. EBITDA and the ratio of EBITDA to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with generally accepted accounting principles ("GAAP"), are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP.

    The adjustments to arrive at pro forma EBITDA reflects the cumulative effect of the previously described adjustments in notes (a), (b), (c) and (d) above.

(f) Reflects the net effect of the various acquisition adjustments and the sale of the Heavy Maintenance Business on working capital of the combined companies.

(g) The Acquisition, which was consummated on May 30, 1996, will be accounted for as a purchase pursuant to APB Opinion No. 16 "Business Combinations." The purchase cost will be allocated to the assets and liabilities of Garrett based on their fair values. The assets and liabilities of Garrett are included in the Combined Pro Forma Financial Statements and the Consolidated Financial Statements of the Company as of June 30, 1996, appearing elsewhere in this Prospectus, at values reflecting preliminary allocations of the purchase price. The final allocation of the purchase price is subject to final determination based on the conclusion of an audit of the closing balance sheet of Garrett and valuations and other studies currently being performed by the Company. The preliminary allocation of the purchase price over the estimated fair value of the net assets acquired is being amortized over a period of thirty years using the straight line method.

    The Company's Consolidated Financial Statements for the six months ended June 30, 1996 reflect the effect of the Acquisition, the offering of the Old Notes, the issuance of the Preferred Stock, and the Company's divestiture of UNC Airwork's AlliedSignal TFE731 heavy maintenance line. Consequently, no pro forma balance sheet is necessary as of June 30, 1996.

(h) Represents the net effect on total assets of the sale of the Heavy Maintenance Business to Sabreliner. See "Business--Hart-Scott-Rodino Proceedings" included elsewhere in this Prospectus.

(i) Reflects the elimination of the cash balance of Garrett, which is an asset that was not acquired.

(j) These adjustments reflect the issuance of $125,000 in Old Notes and an increase of $4,966 in the Company's Revolving Credit Facility to fund certain related costs, offset by the elimination of $34,750 of Garrett's senior debt that was not assumed in the Acquisition.

(k) Reflects the $25,000 of the Preferred Stock issued as a part of the Acquisition offset by the elimination of Garrett's equity, and the adjustment related to the agreement to issue up to 225,000 shares of common stock and the grant of options for the purchase of up to 450,000 shares of the Company's Common Stock to certain executives of Garrett.

(l) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on continuing and discontinued operations (including amortization of deferred debt issuance costs and discount) and the portion of operating lease expense that is representative of the interest factor.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following tables set forth a summary of selected financial data of (i) the Company for each of the periods indicated in the five years ended December 31, 1995, which were derived from the audited Consolidated Financial Statements of the Company for such periods; (ii) the Company for each of the six month periods ended June 30, 1996 and June 30, 1995 which were derived from the Company's unaudited Consolidated Financial Statements which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim period data;
(iii) Garrett for each of the periods indicated in the 18-month period ended December 31, 1995, which were derived from the audited Consolidated Financial Statements of Garrett for the 12-month period ended December 31, 1995 and the six-month period ended December 31, 1994; (iv) AlliedSignal Engines-Hangar Operations (the "Predecessor Operation") for each of the periods indicated in the 18-month period ended June 30, 1994, which were derived from the audited Financial Statements of AlliedSignal Engines-Hangar Operations for the six month period ended June 30, 1994 and the 12-month period ended December 31, 1993; (v) Garrett for each of the three month periods ended March 31, 1996 and March 31, 1995 which were derived from Garrett's unaudited Consolidated Financial Statements which, in the opinion of Garrett's management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim period data. Information presented with respect to Garrett for the six months ended December 31, 1994 reflects the operations of Garrett from and after July 1, 1994, the date on which Garrett was acquired from AlliedSignal. The results of the Company and Garrett for the interim periods are not necessarily indicative of the results to be expected for the full year. The following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited Consolidated Financial Statements of the Company and Garrett included elsewhere in this Prospectus.

                                UNC INCORPORATED

                         SUMMARY FINANCIAL INFORMATION

                                                                            SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                     JUNE 30,
                          ------------------------------------------------  ------------------
                            1991      1992      1993      1994      1995      1995      1996
                          --------  --------  --------  --------  --------  --------  --------
                                     (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Sales and operating
 revenues...............  $360,571  $365,152  $438,293  $525,833  $536,243  $257,045  $322,801
Costs and operating
 expenses(a)............   304,101   294,489   360,869   444,375   456,935   217,999   275,964
                          --------  --------  --------  --------  --------  --------  --------
Gross profit............    56,470    70,663    77,424    81,458    79,308    39,046    46,837
Selling, general and
 administrative
 expenses...............    49,084    45,283    53,987    69,768    56,952    27,448    32,205
Restructuring and other
 charges(a)(b)..........    14,015                        72,706
                          --------  --------  --------  --------  --------  --------  --------
Operating income
 (loss)(a)(b)...........    (6,629)   25,380    23,437   (61,016)   22,356    11,598    14,632
Interest expense........   (17,531)  (11,431)  (13,865)  (18,549)  (19,514)  (10,223)  (11,145)
Other income (expense)..        27    (1,098)   (1,821)   (1,850)      116       176      (737)
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) from
 continuing operations
 before income taxes and
 extraordinary item.....  $(24,133) $ 12,851  $  7,751  $(81,415) $  2,958  $  1,551  $  2,750
                          ========  ========  ========  ========  ========  ========  ========
Earnings (loss) before
 extraordinary item.....  $  8,615  $ 11,369  $ 11,594  $(67,932) $  1,923  $  1,008     1,925
Net earnings (loss)
 applicable to common
 stock..................     6,915    11,369    11,062   (67,932)    1,923     1,008     1,738
OTHER DATA:
Depreciation and
 amortization...........  $ 10,196  $ 10,378  $ 11,477  $ 12,727  $ 12,491  $  6,258  $  7,270
Capital expenditures....     7,280     6,602    11,250    10,299     6,767     2,720     6,945
Earnings before
 interest, taxes,
 depreciation and
 amortization
 ("EBITDA")(c)..........     3,594    34,660    33,093   (50,139)   34,963    18,032    21,165
Ratio of EBITDA to
 interest expense.......     0.21x     3.03x     2.39x               1.79x     1.76x     1.90x
Ratio of earnings to
 fixed charges(d).......               1.86x     1.46x               1.11x     1.11x     1.19x
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........  $ 88,379  $128,150  $150,200  $100,174  $124,098  $140,857  $156,009
Total assets............   455,094   391,082   506,133   468,034   446,261   457,876   677,524
Total long-term debt,
 including current
 portion................   177,829   125,723   197,283   214,323   205,081   221,426   359,262
Shareholders' equity....   143,492   155,639   165,486    98,897   100,152   100,154   131,242

- --------
(a) Operating loss for the year ended December 31, 1991 included adjustments aggregating approximately $26.0 million related to the carrying value of certain inventories, increases in allowances for doubtful accounts receivable related to services provided for certain commercial airlines in liquidation or in troubled financial condition, the write-down of goodwill related to a defense oriented business, and other operating items. Of these charges, $14.0 million is classified as other charges and $7.0 million was charged to cost of sales for the write-down of certain inventories.

(b) Operating loss for the year ended December 31, 1994 included a restructuring charge of $58.7 million in connection with a strategic program to reduce the Company's cost structure and asset base in light of industry conditions at that time. The charge includes accruals for the cost of closing the Company's commercial aircraft engine overhaul facility in Burbank, California, as well as adjustments to the carrying values of certain assets positioned for sale. The Company also accrued a $14.0 million non-cash charge for withdrawal from a multi-employer pension plan which had been underfunded by its trustees. In addition, the 1994 results of operations include a one-time charge of $9.6 million for adjustments related to the carrying value of certain long-term manufacturing contracts, and increases in allowance for doubtful accounts. See Note 2 to the Company's Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Offering Circular.

(c) Earnings before interest, taxes, depreciation and amortization in 1991 and 1994 includes the impact of the restructuring and other charges discussed in Notes a and b above. EBITDA reflects earnings (loss) from continuing operations, before extraordinary item, interest, taxes, depreciation and amortization. EBITDA and the ratio of EBITDA to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with GAAP, are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP.

(d) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense of continuing and discontinued operations (including amortization of deferred debt issuance costs and discount) and the portion of operating lease expense that is representative of the interest factor. For the years 1991 and 1994, earnings were inadequate to cover fixed charges by $26.7 million and $81.8 million, respectively. Fixed charges in 1991 and 1994 were funded through a combination of working capital investing activities and additional borrowings and did not result in a default in any interest or rental payments.

                           GARRETT AVIATION SERVICES

                         SUMMARY FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                          PREDECESSOR INFORMATION
                          -----------------------
                                                   SIX MONTHS               THREE MONTHS ENDED
                           YEAR ENDED  SIX MONTHS    ENDED      YEAR ENDED       MARCH 31,
                          DECEMBER 31, ENDED JUNE DECEMBER 31, DECEMBER 31, --------------------
                              1993      30, 1994      1994         1995       1995       1996
                          ------------ ---------- ------------ ------------ ---------  ---------
INCOME STATEMENT DATA(A):
Net sales...............    $253,191    $124,144    $144,200     $338,104   $  75,809  $  87,688
Cost of sales...........     162,575      80,522     130,224      294,382      66,912     75,216
                            --------    --------    --------     --------   ---------  ---------
Gross profit............      90,616      43,622      13,976       43,722       8,897     12,472
Selling, general and
 administrative
 expenses...............       9,608       5,299       9,990       28,261       6,305      7,542
                            --------    --------    --------     --------   ---------  ---------
Operating income........      81,008      38,323       3,986       15,461       2,592      4,930
Interest expense........        (187)        (93)     (1,810)      (3,334)       (824)      (846)
Other income (expense)..          47        (136)         68          315         178        117
                            --------    --------    --------     --------   ---------  ---------
Net earnings............    $ 80,868    $ 38,094    $  2,244     $ 12,442   $   1,946  $   4,201
                            ========    ========    ========     ========   =========  =========
OTHER DATA(A):
Depreciation and
 amortization...........    $  1,686    $    882    $  2,984     $  5,954   $   1,571  $   1,576
Capital expenditures....         471         264       2,176        5,787       2,063        764
Earnings before
 interest, taxes,
 depreciation and
 amortization
 ("EBITDA")(b)..........         (d)         (d)       7,038       21,730       4,341      6,623
Ratio of EBITDA to
 interest
 expense ...............         (d)         (d)       3.89x        6.52x       5.27x      7.83x
Ratio of earnings to
 fixed charges(c).......         (d)         (d)       1.71x        3.31x       2.45x      4.51x
BALANCE SHEET DATA (AT END OF PERIOD)(A):
Working capital.........    $ 56,263    $ 49,082    $ 14,900     $ 17,565   $  11,669  $  33,683
Total assets............      71,358      67,799      96,394      111,867     101,448    133,519
Capitalized leases......                               5,209        5,358       5,245      5,396
Total long-term debt,
 including
 current portion........                              40,209       40,108      37,245     50,396
Equity/Partners'
 capital................      65,976      57,121      13,214       19,063      13,437     21,331

- --------
(a) Garrett was acquired on June 30, 1994 through the owner's acquisition of certain assets and the assumption of certain liabilities from AlliedSignal. See Notes to Consolidated Financial Statements of Garrett included elsewhere in this Prospectus. Management of Garrett believes that financial statements with respect to the Hangar Operations of the business prior to its divestiture by AlliedSignal are not comparable to the financial statements of Garrett subsequent to its divestiture primarily because (a) prior to July 1, 1994 the cost of sales for parts consumed in the business was recognized on the basis of AlliedSignal's manufacturing cost while Garrett's cost for AlliedSignal parts used in the Garrett Business subsequent to divestiture is based on a negotiated purchase price; (b) AlliedSignal supplies Garrett with inventory on a consigned basis, which was not the case prior to the divestitures; (c) Garrett was not treated as a stand-alone business by AlliedSignal and, therefore, certain cost allocations, principally certain general and administrative costs, were not made based upon what an independent business would incur; and (d) warranty work was not reported as revenue but rather as an intercompany transfer of cost.

(b) EBITDA reflects earnings (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA and the ratio of EBITDA do not take into account certain expenses that are reflected in the calculation of net income in accordance with GAAP, are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP.

(c) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense of continuing and discontinued operations (including amortization of deferred debt issuance costs and discount) and the portion of operating lease expense that is representative of the interest factor.

(d) Prior to the divestiture of the AlliedSignal Engines-Hangar Operations by AlliedSignal, the Hangar Operations incurred only a nominal amount of interest expense, $0.2 million in 1993 and $0.1 million in the six months ended June 30, 1994. Consequently, because of the nominal amount of interest expense incurred and reasons described in note (a) above, the ratio of EBITDA to interest expense and earnings to fixed charges are not comparable to these ratios after the divestiture by AlliedSignal.

                                 RISK FACTORS

  Holders of the Old Notes should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Exchange and Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. The Old Notes provide that if the Exchange has not been consummated by, nor a shelf registration statement has been declared effective by, November 26, 1996, the respective interests rates on the Old Notes will increase by 0.50% per annum from and including November 26, 1996 until but excluding the date on which the Exchange Offer is consummated or a shelf registration has been declared effective.

ABSENCE OF PUBLIC MARKET

  The New Notes are being offered to the Holders of the Old Notes. There is no existing trading market for the New Notes and there can be no assurance regarding the future development of such a market for the New Notes or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. If such a market were to develop, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the operating results of the Company, and the market for similar securities. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

LEVERAGE

  As of June 30, 1996, the Company's consolidated indebtedness was $359.3 million and its ratio of total debt to total capitalization was 73.2% and the Company had the ability to borrow up to an additional $37.1 million under the Revolving Credit Facility. Subject to certain restrictions contained in the Revolving Credit Facility and the Notes, the Company and its subsidiaries may incur additional indebtedness in the future. See "Description of Certain Indebtedness--Revolving Credit Facility" and "Description of Notes." In addition, the Company anticipates a short-term need to access working capital relating to the Acquisition, which may require the incurrence of additional indebtedness through borrowings of available amounts under the Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Although the Acquisition is expected to increase and diversify the Company's cash flow from operations, the aggregate amount of Company indebtedness has been increased significantly as a result of the Acquisition. Increased leverage will, among other things, require the dedication of additional portions of cash flow to make interest and principal payments and may increase the Company's vulnerability in the event that a downturn in its business were to occur.

RISKS RELATED TO REALIZING BENEFITS FROM THE ACQUISITION

  Management expects to realize certain cost savings as a result of the Acquisition which are summarized in the pro forma combined financial statements included elsewhere in this Prospectus. Additional cost savings and other business synergies are anticipated to occur over the next three years. While the Company believes that it can improve the profitability of the operations of Garrett and the Company on a combined basis given the cost savings and operating synergies the Company expects to achieve, there can be no assurance that the Company will be able to realize the cost savings reflected in the pro forma combined financial statements or other expected cost savings and operating synergies following the Acquisition. Realization of such operating and economic efficiencies could also be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, the response of competitors or customers, regulatory developments and delays in implementation.

ALLIEDSIGNAL AGREEMENTS

  The Company has succeeded to all of Garrett's rights and obligations under the terms of an operating agreement between Garrett and AlliedSignal. The Company believes that this Agreement will provide the Company with significant advantages. However, the AlliedSignal operating agreement may be terminated by AlliedSignal, among other reasons, following a material decrease in customer satisfaction relating to Garrett's services which has a material adverse effect on AlliedSignal's aviation business or following a significant loss in market share by Garrett which continues beyond a specified level for four consecutive quarters. A significant change in, or loss of, the operating agreement could have a material adverse effect on the Company's results of operations. See "Business--The Garrett Acquisition."

  AlliedSignal and the Company have entered into a separate agreement pursuant to which AlliedSignal has agreed to provide the Company with $15.0 million in annual orders for the repair of AlliedSignal parts and components through December 31, 1997. The Agreement also provides that the parties will hold business discussions concerning all elements of the relationship among the Company, Garrett and AlliedSignal in the near future. While the Company has no reason to believe that these discussions will not proceed favorably, there can be no assurance that AlliedSignal's obligation to provide the Company with orders for parts and component repairs will be extended beyond December 31, 1997 or that it will be extended on terms as favorable to the Company as those presently in effect. See "Business--UNC/AlliedSignal Agreement" and "Pro Forma Combined Financial Information."

COMMERCIAL AIRLINE INDUSTRY

  The Company's manufacturing operations are driven in part by the demand for new aircraft from the commercial airline industry. As a result, a portion of the Company's business is directly dependent upon the conditions in that industry which are highly cyclical and competitive. The commercial airline industry in the United States is currently experiencing an economic turnaround. In the prior five years, the industry had suffered a severe downturn which had resulted in record losses and the cancellation and delay of orders for new aircraft, which impacted the Company's OEM manufacturing operations. The recent upturn in the industry is causing increased demand for new aircraft to meet the increasing demands for air travel. Due to the volatility of the airline industry, there can be no assurance that the recent profitability of the airline industry will continue or that the airlines will maintain or increase expenditures for new aircraft. In addition, the airline industry is undergoing a process of consolidation. Such consolidation could result in a reduction in future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization.

DEFENSE SPENDING LEVELS

  Many of the Company's Aviation Services Division's contracts are funded by the operations and maintenance ("O&M") budget of the United States Department of Defense. The O&M budget has remained stable over the last four years and is projected to remain relatively flat through the end of the decade, despite a decline in the Department of Defense's overall budget. The Company believes that more maintenance work under the O&M budget will be outsourced in the future to lower cost private sector suppliers, such as the Company, to meet ongoing Department of Defense budget pressures in other budget areas, such as new or modernized weapons systems. There can be no assurance, however, that the Department of Defense will outsource significant amounts of additional work to entities such as the Company or that federal budgetary pressures will not adversely affect the Company.

LITIGATION AND CONTINGENCIES

  The Company and Garrett are involved in a variety of legal proceedings and environmental matters. Although the Company presently believes that the resolution of these matters will not have a material adverse impact on the operating results, liquidity or financial condition of the Company, there can be no assurance as to the final resolution of these matters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
Note 11 to the Company's Notes to Consolidated Financial Statements and the Notes to the Consolidated Financial Statements of Garrett appearing elsewhere in this Prospectus.

SUBORDINATION OF THE NEW NOTES

  The New Notes and the Guarantees will be subordinated in right of payment to all Senior Debt of the Company and the Guarantors, respectively, including all indebtedness under the Revolving Credit Facility. As of June 30, the amount of Senior Debt of the Company was $169.5 million (including approximately $61.7 million under the Revolving Credit Facility and $100.0 million of 9 1/8% Notes), the amount of Senior Debt of the Guarantors was $167.3 million (including the Guarantors' guarantees of the Revolving Credit Facility and the 9 1/8% Notes), and the Company had the ability to borrow up to an additional $37.1 million under the Revolving Credit Facility.

  Upon any payment or distribution of assets of the Company upon liquidation, dissolution, reorganization or any similar proceeding, the holders of Senior Debt will be entitled to receive payment in full before the Holders of New Notes are entitled to receive any payment. In addition, the Company may not make any payments in respect of the New Notes during the continuance of a payment default under any Designated Senior Debt (as defined herein). Moreover, if certain non-payment defaults exist under any Designated Senior Debt, the Company may not make any payments in respect of the New Notes for a specified period of time.

  The obligations of the Company under the Revolving Credit Facility are, subject to certain limitations, guaranteed by each of the Company's domestic wholly-owned operating Subsidiaries. The obligations of the Company and its Subsidiaries, whether as borrower or guarantor, are collateralized under the Revolving Credit Facility by accounts receivable, inventory and other assets. The New Notes and the Guarantees will be unsecured and, therefore, do not have the benefit of such collateral. If the Company becomes insolvent or is liquidated or if the indebtedness under the Revolving Credit Facility is accelerated, the lenders under the Revolving Credit Facility will be entitled to payment in full from the proceeds of their collateral prior to any payment to the Holders of the New Notes. In such event, it is possible that there would be no assets remaining from which claims of the Holders of the New Notes could be satisfied or, if any assets remain, such assets may be insufficient to fully satisfy such claims.

  The Company is a holding company that conducts virtually all of its operations and derives virtually all of its income through its subsidiaries. Therefore, the Company's ability to make required principal and interest payments with respect to the Company's indebtedness, including the New Notes, depends on the earnings of its Subsidiaries and on its ability to receive funds from such Subsidiaries through dividends or other payments. The Indenture, among other things, limits the incurrence of additional indebtedness and the issuance of preferred stock by the Company's Subsidiaries and prohibits certain restrictions on distributions from Subsidiaries. However, these limitations and prohibitions are subject to a number of important qualifications. See "Description of Notes--Ranking," "--Guarantees" and "--Certain Covenants."

  The Guarantees will be in effect only for as long as the Subsidiary Bank Guarantees remain in effect. If the Guarantees are terminated, the New Notes shall be obligations solely of the Company, and the Subsidiaries will not be obligated or required to pay any amounts due pursuant to the New Notes or to make funds available therefor in the form of dividends or advances to the Company. If such termination occurs, the New Notes will be effectively subordinated to all existing and future indebtedness of the Subsidiaries.

  Because the Revolving Credit Facility does not provide for any specific conditions under which the Subsidiary Bank Guarantees will be terminated during the term of the Revolving Credit Facility, the Subsidiary Bank Guarantees may only be terminated upon the waiver or release of some or all of the Subsidiary Bank Guarantees by the banks under the Revolving Credit Facility, or upon the liquidation, dissolution or disposition of the applicable Subsidiary. Because it is possible that the Subsidiary Bank Guarantees could be waived or released by the banks under the Revolving Credit Facility at any time, including upon an event of default under the New Notes, there can be no assurance that holders of the New Notes will have the right to proceed directly against the Company's guaranteeing Subsidiaries under the terms of the Guarantees. From time to time the interests of the banks in maintaining the Subsidiary Bank Guarantees under the Revolving Credit Facility may differ from the interests of the holders of the New Notes.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer. The Company used the net proceeds received from the issuance of the Old Notes to the Initial Purchasers in the Initial Offering (after deduction of certain transaction costs) to finance a portion of its recent acquisition of Garrett.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  In connection with the sale of the Old Notes to the Initial Purchasers on May 30, 1996, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement. The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement, which requires the Company to (i) use its reasonable best efforts to cause the Registration Statement, of which this Prospectus is a part, relating to the Exchange Offer to be declared effective by the Commission prior to October 28, 1996, (ii) keep the Exchange Offer open for a period of not less than 30 days from the date notice is mailed to holders of the Old Notes, and (iii) maintain the Registration Statement continuously effective for a period of not less than the longer of (A) the period until consummation of the Exchange Offer and (B) 180 days after effectiveness of the Registration Statement (subject to extension under certain limited circumstances), provided that, in the event that all resales of New Notes covered by the Registration Statement have been made, the Registration Statement need not remain effective. The Old Notes provide that under certain circumstances, including if the Exchange Offer has not been consummated by, nor a shelf registration statement been declared effective by, November 26, 1996, the respective interest rates on the Old Notes will increase by 0.50% per annum from and including November 26, 1996 until but excluding the date the Exchange Offer is consummated or a shelf registration statement is declared effective.

TERMS OF THE EXCHANGE

  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange New Notes for a like aggregate principal amount of Old Notes, properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, the New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of $1,000 and multiples thereof.

  The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered. As of the date of this Prospectus $125,000,000 aggregate principal amount of the Old Notes is outstanding.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

  Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instruction in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Solicitation of Tenders, Fees and Expenses."

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on October 24, 1996, unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which case the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

  The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted for any reason, including if any of the events set forth herein under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, or (ii) to amend the terms of the Exchange Offer in any manner, whether prior to or after the tender of any of the Old Notes. If any such delay, extension, termination or amendment occurs, the Company will give oral or written notice to the Exchange Agent and will either issue a public announcement or give notice to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Old Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of a period of five business days from the date such notice is first published, sent or given.

  This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Old Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Notes.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof), have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to the Expiration Date, or in the case of a holder who is a participant in the Book-Entry Transfer Facility (as defined below), the holder must by procedures of the Book-Entry Transfer Facility acknowledge receipt of, and agree to be bound by the terms of, the Letter of Transmittal. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal on or prior to the Expiration Date,
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent on or prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL (RETURN RECEIPT REQUESTED AND PROPERLY INSURED) OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Notes, Letter of Transmittal and all other required documents must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date or, in the case of participant in the Book-Entry Transfer Facility, a procedure of such facility acknowledging receipt of, and agreeing to be bound by the terms of, the Letter of Transmittal must be completed on or before the Expiration Date. Except for such procedures, delivery of all documents must be made to the Exchange Agent at its address set forth on the back of this Prospectus. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holders, in each case as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted by the Company, would be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been timely cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions to the Exchange Offer," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  Book Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may book-entry deliver Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer on or prior to the Expiration Date. A holder who is a participant of the Book-Entry Transfer Facility and who by procedures of the facility acknowledges receipt of, and agrees to be bound by the terms of, the Letter of Transmittal need not transmit the Letter of Transmittal to the Exchange Agent to consummate the exchange.

  Guaranteed Delivery Procedures. If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof, or, in the case of a participant in the Book-Entry Transfer Facility, the holder has by a procedure of such facility acknowledged receipt of, and agreed to be bound by the terms of, the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail, hand delivery or, in the case of a participant in the Book-Entry Transfer Facility, by a procedure of such facility whereby the participant acknowledges receipt of, and agrees to be bound by the terms of, the Notice of Guaranteed Delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes is received by the Exchange Agent, or in the case of a participant in the Book-Entry Transfer Facility, as of the date when the Book Entry Confirmation has been received by the Exchange Agent and the participant has, by a procedure of such facility, acknowledged receipt of, and agreed to be bound by the terms of, the Letter of Transmittal. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of New Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

  By tendering Old Notes, the Transferor represents (i) that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Old Notes acquired directly from the Company, that it is acquiring the New Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such new Notes or (ii) that it is an "affiliate" (as defined above) of the Company and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it. Each broker-dealer that receives New Notes for its own account in exchange for the Old Notes that were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "PLAN OF DISTRIBUTION."

WITHDRAWAL RIGHTS;

  Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back of this Prospectus. Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered if different from that of the withdrawing holder, accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account of the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. If any Old Notes are tendered for exchange but are not exchanged for any reason, or if any Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender, termination of the Exchange Offer or submission of nonexchanged Old Notes. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering."

  All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest at the rate of 11% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 30, 1996. Interest on the New Notes is payable semiannually on June 1 and December 1 of each year, commencing December 1, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued and unpaid interest on such Old Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent promptly after the Expiration Date, New Notes for Old Notes validly tendered and not withdrawn. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when and if the Company has given oral or written notice thereof to the

Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving New Notes from the Company and causing the Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or, by procedures of the Book-Entry Transfer Facility, a timely acknowledgement of receipt of the Letter of Transmittal and agreement to be bound by its terms, and all other required documents.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions has occurred or exists or has not been satisfied: (a) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the Staff of the Commission; (b) in the reasonable judgment of the Company, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; (c) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government, governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (b)(i), (ii) or (iii) above or, in the reasonable judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretations of the Staff referred to in this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer, (d) there shall have occurred (i) any general suspension of trading in, or general limitation on prices for securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to the Company, or
(iii) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States; or, in the case any of the foregoing exists at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; or (e) a material adverse change shall have occurred or be threatened in the business, condition (financial or otherwise), operations, or prospects of the Company and its subsidiaries, taken as a whole.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the Exchange Offer.

  Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Old Notes tendered and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to (i) the Registration Statement of which this Prospectus constitutes a part or (ii) the qualifications of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. The Bank of New York also acts as trustee under the Indenture.

  Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or the Letter of Transmittal, should be directed to the Exchange Agent at its address and numbers set forth on the back of this Prospectus. Except for participants in the Book-Entry Transfer Facility, who may acknowledge receipt of and agree to the terms of the Letter of Transmittal and/or the Notice of Guaranteed Delivery by procedures of such facility, delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than to the Exchange Agent as set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of Old Notes, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $75,000.

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than a registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer will be billed directly to such tendering holder.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representation should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given therein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. To comply with the securities laws of certain states of the United States, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such states as any holder reasonably requests in writing. Unless a holder so requests, the Company does not intend to register or qualify the sale of the New Notes in any such jurisdictions.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company at June 30, 1996. The amounts shown below have been derived from the unaudited financial statements of the Company and the table should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                                                    AT JUNE 30,
                                                                       1996
                                                                    -----------
                                                                    (DOLLARS IN
                                                                    THOUSANDS)
SHORT-TERM DEBT:
  Current portion of long-term debt................................  $  5,317
LONG-TERM DEBT:
  Revolving Credit Facility........................................    61,675
  9 1/8% Senior Notes Due 2003.....................................   100,000
  Other long-term senior debt......................................     6,670
  11% Senior Subordinated Notes Due 2006...........................   125,000
  7 1/2% Convertible Subordinated Debentures due 2006..............    60,600
                                                                     --------
    Total long-term debt, excluding current portion................   353,945
SHAREHOLDERS' EQUITY:
  Convertible 8.5% Preferred Stock, par value $1.00 per share......       250
  Common stock, par value $0.20 per share; authorized 50,000,000 shares,
   issued 18,723,868 shares........................................     3,745
  Additional paid-in-capital.......................................   149,562
  Retained earnings (deficit)......................................   (13,525)
                                                                     --------
    Total..........................................................   140,032
  Less:
    Treasury stock.................................................     5,143
    Minimum pension liability adjustment...........................     1,801
    Unearned compensation--restricted stock........................     1,846
                                                                     --------
    Total shareholders' equity.....................................   131,242
                                                                     --------
TOTAL CAPITALIZATION...............................................  $490,504
                                                                     ========

                       PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth unaudited pro forma combined financial data of the Company for the year ended December 31, 1995 and the six months ended June 30, 1996. The statement of operations of Garrett set forth in the table for the six months ended June 30, 1996 reflect Garrett's results of operations for the period January 1, 1996 through May 30, 1996, the date on which the Company acquired Garrett. The financial data for the six months ended June 30, 1996 were derived from the Company's and Garrett's unaudited Consolidated Financial Statements which, in the opinion of management, reflect all adjustments, (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim period. The purchase price and the related financial data may be adjusted in the future to reflect changes that result from the completion of an audit of the Garrett balance sheet as of the closing date of the Acquisition and related procedures. See "Business--Terms of Garrett Acquisition Purchase Agreement." Except as otherwise described below, the pro forma combined financial data is derived from the historical Consolidated Financial Statements of the Company and the historical Consolidated Financial Statements of Garrett included elsewhere in this Prospectus, adjusted, where applicable, to give pro forma effect to the Acquisition, the offering of the Old Notes, the issuance of the Preferred Stock, the UNC/AlliedSignal Agreement and the sale of the Heavy Maintenance Business. For additional information concerning the UNC/AlliedSignal Agreement and the sale of the Heavy Maintenance Business, see "Business--Hart-Scott-Rodino Proceedings" and "--UNC/AlliedSignal Agreement." The pro forma balance sheet give effect to the Acquisition, the offering of the Old Notes, the issuance of the Preferred Stock, the UNC/AlliedSignal Agreement and the divestiture of the Heavy Maintenance Business as if they were consummated on December 31, 1995, and the pro forma statement of operations give effect to the Acquisition, the offering of the Old Notes issuance of the Preferred Stock, the UNC/AlliedSignal Agreement and the divestiture of the Heavy Maintenance Business as if they were consummated on January 1, 1995. The adjustments relating to the Acquisition and the related transactions are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been had the Acquisition and such other transactions, in fact, occurred on such dates, or to project the Company's financial position at any future date or results of operations for any future period. The pro forma combined financial data should be read in conjunction with the historical Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" of the Company and Garrett included elsewhere in this Prospectus.

                               PRO FORMA COMBINED

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                               HISTORICAL
                          ------------------------    PRO FORMA
                           COMPANY      GARRETT      ADJUSTMENTS      PRO FORMA
                          -----------  -----------  -------------    -----------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 (A):
Sales and operating rev-
 enues..................  $   536,243  $   338,104       $(9,022)(b) $   865,325
Costs and operating ex-
 penses.................      456,935      294,382        (7,437)(b)     736,611
                          -----------  -----------                   -----------
                                                          (7,269)(c)
Gross profit............       79,308       43,722                       128,714
Selling, general and ad-
 ministrative expenses..       56,952       28,261          (380)(b)      85,122
                          -----------  -----------                   -----------
                                                          (2,720)(c)
                                                           3,009 (d)
Operating income........       22,356       15,461                        43,592
Interest expense........      (19,514)      (3,334)      (11,071)(e)     (33,919)
Other, net..............          116          315                           431
                          -----------  -----------                   -----------
Earnings before income
 taxes..................        2,958       12,442                        10,104
Provision for income
 taxes..................        1,035                      2,501 (f)       3,536
                          -----------  -----------                   -----------
 Net earnings...........        1,923       12,442                         6,568
Preferred dividends.....                                   2,125 (g)       2,125
                          -----------  -----------                   -----------
Net earnings attribut-
 able to common stock...  $     1,923  $    12,442                   $     4,443
                          ===========  ===========                   ===========
Earnings per common
 share..................  $       .11                                $       .25
Weighted average number
 of common shares.......       17,666                                     17,891

                               PRO FORMA COMBINED

                            STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                               HISTORICAL
                          ------------------------    PRO FORMA
                           COMPANY      GARRETT      ADJUSTMENTS      PRO FORMA
                          -----------  -----------  -------------    -----------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 (A):
Sales and operating rev-
 enues..................  $   322,801  $   147,148       $(3,862)(b) $   466,087
Costs and operating ex-
 penses.................      275,964      127,599        (2,989)(b)     397,545
                          -----------  -----------                   -----------
                                                          (3,029)(c)
Gross profit............       46,837       19,549                        68,542
Selling, general and ad-
 ministrative expenses..       32,205       12,629          (190)(b)      44,894
                          -----------  -----------                   -----------
                                                          (1,315)(c)
                                                           1,565 (d)
Operating income........       14,632        6,920                        23,648
Interest expense........      (11,145)      (1,393)       (5,069)(e)     (17,607)
Other, net..............         (737)                                      (737)
                          -----------  -----------                   -----------
Earnings before income
 taxes..................        2,750        5,527                         5,304
Provision for income
 taxes..................          825                        766 (f)       1,591
                          -----------  -----------                   -----------
 Net earnings...........        1,925        5,527                         3,713
Preferred dividends.....          187                        876 (g)       1,063
                          -----------  -----------                   -----------
Net earnings attribut-
 able to common stock...  $     1,738  $     5,527                   $     2,650
                          ===========  ===========                   ===========
Earnings per common
 share..................  $       .10                                $       .15
Weighted average number
 of common shares.......       17,859                                     17,946

                        PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1995
                                  (UNAUDITED)

                                         HISTORICAL
                                      ------------------  PRO FORMA
                                        UNC     GARRETT  ADJUSTMENTS    PRO FORMA
                                      --------  -------- -----------    ---------
                                              (DOLLARS IN THOUSANDS)
ASSETS:
Current Assets:
  Cash..............................  $  1,671  $ 11,247  $(11,247)(h)  $  1,671
  Accounts receivable...............   102,462    44,649     1,513 (i)   148,624
  Unbilled costs and accrued profits
   on contracts in progress.........    11,128                            11,128
  Inventories.......................    91,130    21,281       343 (j)   111,211
                                                            (1,543)(k)
  Assets held for sale..............     5,099                             5,099
  Other.............................    10,156     1,334                  11,490
                                      --------  --------                --------
    Total current assets............   221,646    78,511                 289,223
Assets held for sale--noncurrent....    12,796                            12,796
Property, plant and equipment, net..    48,068    28,402     6,619 (j)    82,632
                                                              (457)(k)
Cost in excess of net assets of
 acquired companies, net(a).........   136,298     4,954   108,866 (j)   250,118
Other noncurrent assets.............    27,453                            27,453
                                      --------  --------                --------
    Total assets....................  $446,261  $111,867                $662,222
                                      ========  ========                ========
LIABILITIES AND SHAREHOLDERS' EQUI-
 TY:
Current liabilities:
  Current portion of long-term
   debt.............................  $  1,748  $  8,250  $ (8,250)(l)  $  1,748
  Accounts payable..................    39,614    39,321                  78,935
  Accrued expenses..................    54,794    13,375       (30)(k)    68,139
  Income taxes payable..............     1,392                             1,392
                                      --------  --------                --------
    Total current liabilities.......    97,548    60,946                 150,214
Long-term Bank Revolving Credit Fa-
 cility.............................    37,181    10,000    (5,034)(l)    42,147
9 1/8% Senior Notes.................   100,000                           100,000
Other Long-term Senior Debt.........     1,352    21,858   (16,500)(l)     6,710
11% Senior Subordinated Notes.......                       125,000 (l)   125,000
7 1/2% Convertible Subordinated
 Debentures Due 2006................    64,800                            64,800
Other noncurrent liabilities........    45,228                            45,228
SHAREHOLDERS' EQUITY:
Convertible preferred stock.........                           250 (m)       250
Partners' capital...................              19,063   (19,063)(n)
Common stock........................     3,679                             3,679
Additional paid-in capital..........   123,717                (787)(o)   147,680
                                                            24,750 (m)
Retained earnings (deficit).........   (15,450)                          (15,450)
                                      --------  --------                --------
Total...............................   111,946    19,063                 136,159
Less:
  Treasury stock....................     8,750              (3,758)(o)     4,992
  Minimum pension liability
   adjustment.......................     1,801                             1,801
  Unearned compensation--restricted
   stock............................     1,243                             1,243
                                      --------  --------                --------
Total shareholders' equity..........   100,152    19,063                 128,123
                                      --------  --------                --------
Total liabilities and shareholders'
 equity.............................  $446,261  $111,867                $662,222
                                      ========  ========                ========

- --------
(a) The Acquisition, which was consummated on May 30, 1996, will be accounted for as a purchase pursuant to APB Opinion No. 16 "Business Combinations." The purchase cost will be allocated to the assets and liabilities of Garrett based on their fair values. The assets and liabilities of Garrett are included in the Combined Pro Forma Financial Statements and the Consolidated Financial Statements of the Company as of June 30, 1996, appearing elsewhere in this Prospectus, at values reflecting preliminary allocations of the purchase price. The final allocation of the purchase price is subject to final determination based on the conclusion of an audit of the closing balance sheet of Garrett and valuations and other studies currently being performed by the Company. The preliminary allocation of the purchase price over the estimated fair value of the net assets acquired is being amortized over a period of thirty years using the straight line method.
  The Company's Consolidated Financial Statements for the six months ended June 30, 1996 reflect the effect of the Acquisition, the offering of the Old Notes, the issuance of the Preferred Stock, and the Company's divestiture of UNC Airwork's AlliedSignal TFE731 heavy maintenance line. Consequently, no pro forma adjustments are necessary for the balance sheet data as of June 30, 1996.
(b) In connection with the Acquisition, the Company sold the Heavy Maintenance Business to Sabreliner at approximately book value. See "Business--Hart-Scott-Rodino Proceedings." Assuming the sale occurred on January 1, 1995, the effect on the Company's operations as a result of the divestiture of the Heavy Maintenance Business would have been:

                                                               PERIOD ENDED
                                                           ---------------------
                                                           DECEMBER 31, JUNE 30,
                                                               1995       1996
                                                           ------------ --------
      Reduction in sales and operating revenues..........     $9,022     $3,862
      Reduction in costs and operating expenses..........      7,437      2,989
      Reduction in selling, general and administrative
       expenses..........................................        380        190
                                                              ------     ------
       Reduction in operating income.....................     $1,205     $  683
                                                              ======     ======

(c) The Company has specifically identified cost reductions and other operating income enhancements resulting from a business integration plan which the Company is implementing. The business integration plan contemplates: (i) implementation of an agreement between the Company and AlliedSignal providing the Company with $15.0 million in annual orders for the repair of AlliedSignal parts and components during the term of the agreement, which will include parts and components sent by Garrett to AlliedSignal for such service; and (ii) eliminating certain management fees and consulting fees and reducing certain other administrative costs such as insurance and professional fees previously paid by Garrett. For a description of the Company's agreement with AlliedSignal, see "Business-- UNC/AlliedSignal Agreement."
  The Company's business integration plan provides for the events generating these reductions to occur in phases, beginning in the initial year. The pro forma expected cost savings for the year ended December 31, 1995 and the six months ended June 30, 1996 reflect savings and operating efficiencies the Company expects during the initial year following the consummation of the Acquisition. The Company expects to realize other benefits during the three years following the Acquisition. Assuming the Acquisition occurred on January 1, 1995 and the phase-in of the business integration plan commenced as of such date, the expected cost reductions, on a pro forma basis, for the year ended December 31, 1995 and the six months ended June 30, 1996 are as follows:

                                                               PERIOD ENDED
                                                           ---------------------
                                                           DECEMBER 31, JUNE 30,
                                                               1995       1996
                                                           ------------ --------
      Reduction in costs and operating expenses..........     $7,269     $3,029
      Reduction in selling, general and administrative
       expenses..........................................      2,720      1,315
                                                              ------     ------
       Total cost reductions.............................     $9,989     $4,344
                                                              ======     ======

(d) Represents the amortization of the cost in excess of net assets acquired from Garrett of $4,406 for the year ended December 31, 1995 and $1,836 for the five months ended May 30, 1996, assuming the acquisition had been consummated on January 1, 1995, offset by the elimination of $1,397 and $271 of cost applicable to Garrett's amortization of intangible assets for the year ended December 31, 1995 and the five months ended May 30, 1996, respectively.
(e) Reflects the additional interest expense of $14,019 and $6,310 (at the actual rate of 11% on the Old Notes and the New Note), for the year ended December 31, 1995 and the five months ended May 30, 1996, respectively, that would have been incurred had the Acquisition, the Offering, the UNC/AlliedSignal Agreement and the sale of the Heavy Maintenance Business taken place on January 1, 1995, offset by elimination of interest of $2,948 and $1,241 of Garrett for the year ended December 31, 1995 and the five months ended May 30, 1996, respectively, on senior debt that was not assumed by the Company.
(f) Represents the accrual of estimated income taxes on pro forma earnings at effective income tax rates of 35% for 1995 and 30% for the 1996 period.
(g) Reflects the cumulative preferred dividends at the rate of 8.5% on the Preferred Stock.
(h) Reflects the elimination of the cash balance of Garrett, which is an asset that was not acquired.
(i) Represents a $1,513 note received in connection with the Company's divestiture of the Heavy Maintenance Business.
(j) These adjustments reflect the preliminary allocation of the purchase price for Garrett to present the inventory, property, plant and equipment and intangibles at their estimated fair market value.
(k) Reflects the sale of inventory and equipment, net of related engine overhaul reserves, to Sabreliner in connection with the Company's divestiture of the Heavy Maintenance Business.
(l) These adjustments reflect the issuance of $125,000 of Old Notes and an increase of $4,966 in the Company's Revolving Credit Facility to fund certain related costs, offset by the elimination of $34,750 of Garrett's senior debt that was not assumed in the Acquisition. The senior debt of Garrett includes $10,000 of revolving credit and $24,750 of senior term loans of which $8,250 is classified as a current liability.
(m) Reflects the issuance of 250,000 shares of $1 par value Preferred Stock as a part of the Acquisition.
(n) Reflects the elimination of partner's capital which was not assumed in the Acquisition of Garrett.
(o) In connection with the Acquisition, UNC agreed to sell of up to an aggregate of 225,000 shares of its Common Stock to certain Garrett executives the Company employed following closing at a purchase price of $5.75 per share, the closing price on the date the Purchase Agreement was executed. These executives were also granted options to purchase up to an aggregate of 450,000 shares of the Company's Common Stock at a purchase price of $6.90 per share. These options are to vest in three equal installments on each of the first three anniversary dates of Closing. This adjustment reflects the sale of treasury stock and the granting of these options.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

THE COMPANY

  The following table sets forth selected historical data of the Company for each year in the five-year period ended December 31, 1995, which were derived from the audited Consolidated Financial Statements of the Company for such periods. The audited Consolidated Financial Statements of the Company for each of the periods in the three-year period ended December 31, 1995 are included elsewhere in this Prospectus. The selected unaudited data presented below for, and as of the end of, the six-month periods ended June 30, 1996 and 1995 were derived from the Company's unaudited Consolidated Financial Statements which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim period data. The results for any such interim period are not necessarily indicative of the results to be expected for the full year. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" and the audited and unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The operations for the six months ended June 30, 1996 include the operations of Garrett for the period subsequent to May 30, 1996, the date of the Acquisition.

                                                                                  SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                           JUNE 30,
                          ------------------------------------------------------  ------------------
                            1991         1992      1993      1994         1995      1995      1996
                          --------     --------  --------  --------     --------  --------  --------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                             DATA)
INCOME STATEMENT
 DATA(A):
Sales and operating rev-
 enues..................  $360,571     $365,152  $438,293  $525,833     $536,243  $257,045  $322,801
Costs and expenses:
  Costs and operating
   expenses.............   304,101      294,489   360,869   444,375      456,935   217,999   275,964
  Selling, general and
   administrative
   expenses.............    49,084       45,283    53,987    69,768       56,952    27,448    32,205
  Restructuring charge..                                     58,706
  Multi-employer pension
   plan withdrawal
   charge...............                                     14,000
  Other operating
   expenses.............    14,015
                          --------     --------  --------  --------     --------  --------  --------
Operating income
 (loss).................    (6,629)(b)   25,380    23,437   (61,016)(c)   22,356    11,598    14,632
Other income (expense):
  Interest expense......   (17,531)     (11,431)  (13,865)  (18,549)     (19,514)  (10,223)  (11,145)
  Other, net............        27       (1,098)   (1,821)   (1,850)         116       176      (737)
                          --------     --------  --------  --------     --------  --------  --------
Earnings (loss) from
 continuing operations
 before income taxes and
 extraordinary item.....   (24,133)      12,851     7,751   (81,415)       2,958     1,551     2,750
Income tax benefit
 (provision)............    (1,352)      (1,482)    3,843    13,483       (1,035)     (543)     (825)
                          --------     --------  --------  --------     --------  --------  --------
Earnings (loss) from
 continuing operations,
 before extraordinary
 item...................   (25,485)      11,369    11,594   (67,932)       1,923     1,008     1,925
Earnings from
 discontinued
 operations, net of
 income taxes...........    34,100
                          --------     --------  --------  --------     --------  --------  --------
Earnings (loss) before
 extraordinary item.....     8,615       11,369    11,594   (67,932)       1,923     1,008     1,925
Extraordinary item--
 early retirement of
 debt, net of income
 taxes..................    (1,700)                  (532)
                          --------     --------  --------  --------     --------  --------  --------
Net earnings (loss).....     6,915       11,369    11,062   (67,932)       1,923     1,008     1,925
Preferred dividends.....                                                                        (187)
                          --------     --------  --------  --------     --------  --------  --------
Net earnings (loss) ap-
 plicable to common
 stock..................  $  6,915     $ 11,369  $ 11,062  $(67,932)    $  1,923  $  1,008  $  1,738
                          ========     ========  ========  ========     ========  ========  ========
EARNINGS (LOSS) PER COM-
 MON SHARE:
Continuing operations
 before extraordinary
 item...................  $  (1.49)    $    .66  $    .67  $  (3.89)    $    .11  $    .05  $    .10
Discontinued
 operations.............      1.99
Extraordinary item......      (.10)                  (.03)
                          --------     --------  --------  --------     --------  --------  --------
Net earnings (loss)
 applicable to common
 stock..................  $    .40     $    .66  $    .64  $  (3.89)    $    .11  $    .05  $    .10
                          ========     ========  ========  ========     ========  ========  ========
Weighted average number
 of shares
 outstanding............    17,128       17,279    17,356    17,474       17,666    17,645    17,859

                                                                       SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                 JUNE 30,
                         --------------------------------------------- -----------------
                           1991     1992     1993     1994      1995     1995     1996
                         -------- -------- -------- --------  -------- -------- --------
                                    (DOLLARS IN THOUSANDS)
OTHER DATA:
Depreciation and
 amortization........... $ 10,196 $ 10,378 $ 11,477 $ 12,727  $ 12,491 $  6,258 $  7,270
Capital Expenditures....    7,280    6,602   11,250   10,299     6,767    2,720    6,945
Earnings before
 interest, taxes,
 depreciation and
 amortization
 ("EBITDA")(d)..........    3,594   34,660   33,093  (50,139)   34,963   18,032   21,165
Ratio of EBITDA to in-
 terest expense(d)......    0.21x    3.03x    2.39x              1.79x    1.76x    1.90x
Ratio of earnings to
 fixed charges(e).......             1.86x    1.46x              1.11x    1.11x    1.19x
BALANCE SHEET DATA (at
 end of period):
Working capital......... $ 88,379 $128,150 $150,200 $100,174  $124,098 $140,857 $156,009
Total assets............  455,094  391,082  506,133  468,034   446,261  457,876  677,524
Total long-term debt,
 including current por-
 tion...................  177,829  125,723  197,283  214,323   205,081  221,426  359,262
Shareholders' equity....  143,492  155,639  165,486   98,897   100,152  100,154  131,242

- --------
(a) See Note 3 of the Notes to Consolidated Financial Statements included elsewhere in this Offering Circular for a description of acquisitions by the Company.

(b) Operating loss for the year ended December 31, 1991 included adjustments aggregating approximately $26.0 million related to the carrying value of certain inventories, increases in allowances for doubtful accounts receivable related to services provided for certain commercial airlines in liquidation or in troubled financial condition, the write-down of goodwill related to a defense oriented business, and other operating items. Of these charges $14.0 million is classified as other charges and $7.0 million for the write-down of certain inventories was charged to cost of sales.

(c) Operating loss for the year ended December 31, 1994 included a restructuring charge of $58.7 million in connection with a strategic program to reduce the Company's cost structure and asset base in light of industry conditions at that time. The charge includes accruals for the cost of closing the Company's commercial aircraft engine overhaul facility in Burbank, California, as well as adjustments to the carrying values of certain assets positioned for sale. The Company also accrued a $14.0 million non-cash charge for withdrawal from a multi-employer pension plan which had been underfunded by its trustees. In addition, the 1994 results of operations include a one-time charge of $9.6 million for adjustments related to the carrying value of certain long-term manufacturing contracts, and increases in allowance for doubtful accounts. See Note 2 to the Company's Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Offering Circular.

(d) Earnings before interest, taxes, depreciation and amortization in 1991 and 1994 includes the impact of the restructuring and other charges discussed in Notes (b) and (c) above. EBITDA reflects earnings (loss) from continuing operations, before extraordinary item, interest, taxes, depreciation and amortization. EBITDA and the ratio of EBITDA to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with GAAP, are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP.

(e) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense of continuing and discontinued operations (including amortization of deferred debt issuance costs and discount) and the portion of operating lease expense that is representative of the interest factor. For the years 1991 and 1994, earnings were inadequate to cover fixed charges by $26.7 million and $81.8 million, respectively. Fixed charges in 1991 and 1994 were funded through a combination of working capital investing activities and additional borrowings and did not result in a default in any interest or rental payments.

GARRETT

  The following table sets forth selected historical data of Garrett for each of the periods indicated in the 36-month period ended December 31, 1995, which were derived from the audited consolidated financial statements of Garrett for the 12-month period ended December 31, 1995 and the six-month period ended December 31, 1994 and the audited financial statements of AlliedSignal Engines Hangar Operations ("the Predecessor Operations") for the six-month period ended June 30, 1994 and the 12-month period ended December 31, 1993. The selected unaudited data presented below for, and as of the end of, the three months ended March 31, 1996 and 1995 was derived from Garrett's unaudited Consolidated Financial Statements which, in the opinion of Garrett management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim period data. The results of any such interim period are not necessarily indicative of the results to be expected for the full year. Information presented with respect to Garrett for the six months ended December 31, 1994 represents information after June 30, 1994, the date on which Garrett was acquired from AlliedSignal. Financial statements with respect to the Predecessor Operations prior to its divestiture by AlliedSignal are included elsewhere in this Prospectus. Management of Garrett believes that those financial statements are not comparable to the financial statements of Garrett subsequent to its divestiture primarily because (a) prior to July 1, 1994 the cost of sales for parts used in the business was recognized on the basis of AlliedSignal's manufacturing cost while Garrett's cost for AlliedSignal parts consumed in the Garrett business subsequent to divestiture is based on a negotiated purchase price; (b) AlliedSignal supplies Garrett with inventory on a consigned basis, which was not the case prior to divestiture; (c) Garrett was not treated as a stand-alone business by AlliedSignal and, therefore, certain cost allocations, principally certain general and administrative costs, were not made based upon what an independent business would incur; and (d) warranty work was not reported as revenue but rather as an intercompany transfer of cost. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Garrett" and the audited and unaudited Consolidated Financial Statements of Garrett included elsewhere in this Offering Circular. Information for Garrett with respect to the period January 1, 1995 through May 30, 1996 (the date on which the Company acquired Garrett), and the corresponding period ended May 30, 1995 is not readily available and the Company does not believe that such information would be material to an investor's decision to exchange Old Notes for the New Notes.

                         PREDECESSOR INFORMATION
                         -----------------------
                                                                                THREE
                            TWELVE    SIX MONTHS  SIX MONTHS     TWELVE     MONTHS ENDED
                         MONTHS ENDED   ENDED       ENDED     MONTHS ENDED    MARCH 31,
                         DECEMBER 13,  JUNE 30,  DECEMBER 31, DECEMBER 31, ------------------
                             1993        1994        1994         1995      1995       1996
                         ------------ ---------- ------------ ------------ -------  ---------
                         (DOLLARS IN THOUSANDS)                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT
 DATA(A):
Net sales...............   $253,191    $124,144    $144,200     $338,104   $75,809  $87,688
Cost of sales ..........    162,575      80,522     130,224      294,382    66,912   75,216
                           --------    --------    --------     --------   -------  -------
Gross profit............     90,616      43,622      13,976       43,722     8,897   12,472
Selling, general and
 administrative
 expenses...............      9,608       5,299       9,990       28,261     6,305    7,542
                           --------    --------    --------     --------   -------  -------
Operating income........     81,008      38,323       3,986       15,461     2,592    4,930
Other income (expense):
 Interest expense.......       (187)        (93)     (1,810)      (3,334)     (824)    (846)
 Other, net.............         47        (136)         68          315       178      117
                           --------    --------    --------     --------   -------  -------
Net earnings(a).........   $ 80,868    $ 38,094    $  2,244     $ 12,442   $ 1,946  $ 4,201
                           ========    ========    ========     ========   =======  =======
OTHER DATA:
Depreciation and
 amortization...........   $  1,686    $    882    $  2,984     $  5,954   $ 1,571  $ 1,576
Capital expenditures....        471         264       2,176        5,787     2,063      764
Earnings before
 interest, taxes,
 depreciation and
 amortization
 ("EBITDA")(b)..........        (e)         (e)       7,038       21,730     4,341    6,623
Ratio of EBITDA to
 interest expense(b)....        (e)         (e)        3.89x        6.52x     5.27x    7.83x
Ratio of earnings to
 fixed charges(c).......        (e)         (e)        1.71x        3.31x     2.45x    4.51x
BALANCE SHEET DATA (AT
 END OF PERIODS):
Working capital.........   $ 56,263    $ 49,082    $ 14,900     $ 17,565   $11,669  $33,683
Total assets............     71,358      67,799      96,394      111,867   101,448  133,519
Capitalized leases......                              5,209        5,358     5,245    5,396
Long-term debt,
 including current
 portion(d).............                             40,209       40,108    37,245   50,396
Equity/Partners'
 capital................     65,976      57,121      13,214       19,063    13,437   21,331

- -------
(a) Garrett was a limited partnership formed as of June 30, 1994. Under the Internal Revenue Code, a partnership is not a taxable entity, therefore, no provision for income taxes has been included in the determination of net earnings.
(b) EBITDA reflects earnings (loss) from continuing operations, before extraordinary item, interest, taxes, depreciation and amortization. EBITDA and the ratio of EBITDA to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with generally accepted accounting principles, are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP.
(c) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense of continuing and discontinued operations (including amortization of deferred debt issuance costs and discount) and the portion of operating lease expense that is representative of the interest factor.
(d) Long-term debt reflects the actual outstanding debt of Garrett as a stand-alone operation. Only Garrett's capital lease obligation, in the amount of $5,358 as of December 31, 1995 and $5,396 at March 31,1996, will be assumed by the Company in connection with the Acquisition.
(e) Prior to the divestiture of the AlliedSignal Engines-Hangar Operations by AlliedSignal, the Hangar Operations incurred only a nominal amount of interest expense, $0.2 million in 1993 and $0.1 million in the six months ended June 30, 1994. Consequently, because of the nominal amount of interest expense incurred and reasons described in note (a) above, the ratio of EBITDA to interest expense and earnings to fixed charges are not comparable to these ratios after the divestiture by AlliedSignal.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                               UNC INCORPORATED

  The Company's operations are conducted in one business segment which includes: the overhaul of aircraft engines, industrial gas turbine engines and aircraft accessories, the manufacture and remanufacture of jet engine and aircraft components and providing maintenance and training, repair and logistical contract services.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1996 Compared with Six Months Ended June 30, 1995

  Revenues were $322.8 million in the first half of 1996 compared with $257.0 million in the 1995 period, an increase of $65.8 million (26%). Contributing to this increase were revenues of $30.9 million generated by Garrett, acquired May 30, 1996, as well as increases in the volume of other engine overhaul revenues and in Manufacturing Division and Aviation Services Divisions revenues including a $9.2 million increase in international revenues. These increases were partially offset by a decrease in Accessory Services revenues. Operating income in the 1996 period increased $3.0 million (26%) to $14.6 million due to the addition of Garrett and the previously noted increases in volume.

  Concurrent with the acquisition of Garrett, the Company's Engine Overhaul Division joined with Garrett to form a new division, the "Garrett Aviation Services Division." Revenues for this newly formed division in the 1996 period increased $36.8 million (59%) to $98.9 million. The higher revenues are due to $30.9 million generated by Garrett, acquired May 30, 1996, an increase in other small turbine engine overhauls for both domestic and international customers, and an increase in the overhaul and repair of auxiliary power units. These increases were partially offset by a decrease in revenues from the sale of engine parts for small gas turbine engines, principally due to competitive conditions in the marketplace. Operating income in the first half of 1996 increased $3.0 million (71%) to $7.3 million, principally due to increased volume and the addition of Garrett.

  The Aviation Services Division revenues of $143.1 million increased $23.6 million (20%) in the 1996 period. The increase in the 1996 period is due to increased activities on federal services type contracts awarded towards the end of 1995, increased activities on contract field service contracts and international services contracts. Operating income increased $1.0 million (28%) to $4.6 million in the 1996 period due to these increased volumes.

  The Company's Manufacturing Division revenues in the 1996 period increased $12.6 million (26%) to $61.5 million compared with the 1995 period. The increase in revenues is principally due to higher volume on U.S. government spares and other commercial programs at the Company's Michigan and Indiana component manufacturing facilities and, to a lesser extent, higher volume at other manufacturing facilities, principally due to increased activities on Boeing and Northrop contracts at the Aerostructures manufacturing facility and an increase in volume at UNC Artex from specialized repairs of engine gearboxes and cases for commercial airlines. These increases were partially offset by the loss of revenues attributable to the Company's chemical milled aircraft and engine component business, which was sold in June 1995. Operating income increased $2.4 million (51%) to $7.2 million in the 1996 period principally due to higher volume.

  Revenues of the Accessory Services Division in the 1996 period decreased $6.6 million (28%) to $17.5 million due to lower volume on domestic and international business, principally due to lower volume as a result of increased competition from OEMs. Operations for the 1996 first half resulted in a loss of $1.2 million compared with income of $2.0 million in the 1995 period. The Company has taken certain actions in the second quarter of 1996, to reduce costs which should have a favorable impact on future results.

  Revenues of $1.8 million and operating income of $0.4 million were generated from the sale of aircraft parts by the Company's Trading Division in the 1996 period. In the 1995 period revenues and operating income were 2.4 million and $0.7 million, respectively.

  Selling, general and administrative expenses in the first half of 1996 were $32.2 million or 10.0% of sales compared with $27.5 million or 10.7% of sales in the 1995 period. The increase in selling, general and administrative expenses in the 1996 period of $4.8 million is principally due to the acquisition of Garrett, and an increase in domestic sales and marketing activities which includes an investment for increased international marketing efforts by the Company's international offices located in Singapore, The Netherlands, China and Miami, Florida, serving Latin America. International revenues increased $9.2 million (18%) to $61.6 million in the 1996 period.

  Interest expense increased $0.9 million in the first half of 1996 due to higher average debt levels principally due to the acquisition of Garrett.

  The effective income tax rate as a percent of earnings before income taxes was 30% and 35% for the six-month period ended June 30, 1996 and 1995, respectively. The decrease in the effective rate for 1996 compared with 1995 is due to the expected realization of certain deferred tax assets not previously realized.

  The Defense Department is continuing to close various military bases. A portion of the workload of these bases is being relocated to bases where the Company already performs aircraft maintenance functions. Further consolidation of military training and maintenance contracts is expected as bases are eliminated. The Company expects that continued pressures on defense spending could increase the outsourcing of services currently being provided by military and other government personnel to lower cost providers such as the Company. Many of the Company's Aviation Services Division's contracts are funded by the operations and maintenance ("O&M") budget of the United States Department of Defense. The O&M budget has remained stable over the last four years and is projected to remain relatively flat through the end of the decade, despite a decline in the Department of Defenses' overall budget. The Company believes that more maintenance work under the O&M budget will be outsourced in the future to lower cost private sector suppliers, such as the Company, to meet ongoing Department of Defense budget pressures in other budget areas, such as new or modernized weapons systems. There can be no assurance, however, that the Department of Defense will outsource significant amounts of additional work to entities such as the Company or that federal budgetary pressures will not adversely affect the Company.

  The Company's Manufacturing Division continues to receive pricing pressure from certain customers, principally OEMs. The Division has provided price concessions to its principal OEM customers during each of the past four years in anticipation of continuing to receive future orders and to maintain OEM business relationships. The industry is currently experiencing an economic turnaround after several years of depressed conditions due to increased demand for new aircraft. The Company has recently experienced an increase in new commercial orders as a result of this increased demand. These additional orders, along with on-going productivity enhancements and cost reduction programs instituted by the Company over the past several years has resulted in increased profitability for the Division. Due to the past uncertainty within the airline industry continuation of additional orders can not be assured. The OEM customers continue to apply pricing pressure on all suppliers, and the Company expects continuing pressures from certain OEM customers on future pricing.

 Year Ended December 31, 1995 Compared With Year Ended December 31, 1994

  Revenues were $536.2 million in 1995 compared with $525.8 million in 1994, an increase of $10.4 million (2%). This increase in revenues was a result of an increase of $25.7 million (29%) in international sales, offset by a reduction in revenues due primarily to the closing of an overhaul facility located in Burbank, California and the sale of two operating divisions in connection with the Company's restructuring program. Operating income was $22.4 million in 1995 compared with an operating loss of $61.0 million in 1994. Included in the 1994 results were a restructuring provision of $58.7 million, a one-time charge of $9.6 million for adjustments described below and a $14.0 million multi-employer pension withdrawal adjustment. See 1994 Compared with 1993 and Note 2 of the Notes to the Company's Consolidated Financial Statements appearing elsewhere in this Offering Circular for a discussion of the Company's restructuring program. Without these adjustments operating income would have been $21.3 million in 1994.

  Revenues for the Engine Overhaul Division in 1995 increased $1.5 million (1%) to $130.6 million. The higher revenues are due to an increase in small engine overhauls for international customers and in the overhaul and repair of industrial turbine engines. These revenue increases were partially offset by the loss of revenue resulting from the closing of the engine overhaul facility in Burbank, California, at the end of 1994, as part of the Company's restructuring program. Operating income in 1995 was $7.6 million compared with an operating loss of $8.0 million in 1994. Included in the 1994 results was a $14.0 million non-recurring charge for the withdrawal from a multi-employer pension plan (See Note 14 of the Notes to the Company's Consolidated Financial Statements appearing elsewhere in this Offering Circular) and a one-time charge of $1.0 million for an increase in the allowance for doubtful accounts for receivables related to litigation and the bankruptcy of certain customers. Without these adjustments operating income would have been $7.0 million in 1994 compared with $7.6 million in 1995.

  Aviation Services Division revenues of $251.2 million increased $5.1 million (2%) in 1995. The increase in 1995 is due in part to higher revenues generated on United States government contracts for pilot training and contract field teams services, and for activities on an international contract that was awarded in the latter part of 1994. These increases in revenues were partially offset by a reduction in aircraft maintenance activities on U.S. government contracts and the sale of UNC Helicopter in December 1994, as part of the Company's restructuring strategy. Operating income decreased $1.9 million (17%) to $9.6 million in 1995 due to a reduction in volume of flying hours and one-time increases during the previous year.

  The Company's Manufacturing Division revenues in 1995 decreased $2.8 million (3%) to $103.6 million compared with 1994. The decrease in revenues is due to lower volume at the Company's engine components manufacturing facility in Indiana and to a reduction in revenues generated by the Company's chemical milled aircraft and engine components facility in Texas which was sold in June 1995, as part of the Company's restructuring strategy. These decreases were partially offset by higher volume at the Company's Michigan engine components manufacturing facility due to increased activities on U.S. government programs and higher volume at other manufacturing facilities, principally due to new orders at the aerostructures manufacturing facility in the State of Washington. Operating income was $10.7 million in 1995 compared with $6.6 million in 1994. The 1994 period included a one-time charge of $3.5 million for an adjustment to cost estimates on long-term manufacturing contracts. This charge resulted from a reevaluation of total cost to be incurred under long-term production contracts with OEM customers, necessitated by a reduced level of orders and the impact of recent price concessions that were provided to the OEMs under these contracts. As a result of these events, it was determined that the increasing overhead rates, resulting in higher overhead charges to the contracts, in conjunction with higher production costs, resulting from these lower volumes, required an adjustment to the carrying value of inventory under the contracts.

  Revenues of the Accessory Services Division in 1995 increased $3.9 million (9%) to $45.6 million principally due to increased volume from international customers. Operating income decreased $1.3 million in 1995 principally due to lower volume on domestic business which was replaced with increased international business at lower margins due to increased competitive actions by original equipment manufacturers ("OEMs"). The 1994 period included one-time charges of approximately $0.2 million for an increase in the allowance for doubtful accounts.

  In December 1994, the Company's Trading Division purchased a used Boeing 767 aircraft for $5.0 million, of which $1.0 million was paid in 1994 and $4.0 million in 1995. The aircraft was disassembled and the parts are being refurbished or repaired, as required, and are being disposed of in the aftermarket through sale, lease or the creation of exchange pools or similar transactions. During 1995 the Division generated revenues of $3.3 million and operating income of $1.1 million from parts sales. Also, included in 1995 revenues and operating income is $2.0 million for services provided to the Mohegan Indians in connection with the sale of property in Connecticut. The 1994 period includes $2.6 million of revenues and operating income from the leveraged lease of a McDonnell Douglas DC-10-30 aircraft which was sold in December 1994.

  Selling, general and administrative expenses in 1995 were $57.0 million or 10.6% of sales compared with $69.8 million or 13.3% of sales in 1994. The decrease in selling, general and administrative expenses in 1995 is due to the closing of the Burbank engine overhaul facility, the sale of UNC Helicopter in December 1994, the sale of the Texas chemical milled aircraft and engine components facility in June 1995, and other cost savings resulting from the restructuring program initiated in the second quarter of 1994. Also included in 1994 was a one-time charge of approximately $6.1 million for an increase in the allowance for doubtful notes and accounts (included in this amount are the allowance adjustments described above) and the write-off of expenses incurred in connection with an acquisition that was not consummated. Selling, general and administrative cost also includes an investment for increased international marketing efforts by the Company's international offices located in Singapore, The Netherlands and Miami, Florida, serving Latin America. As a result, international sales have increased $25.7 million (29%) and $27.9 million (47%) in 1995 and 1994, respectively. See Note 17 of Notes to Consolidated Financial Statements.

  Interest expense increased $1.0 million (5%) in 1995, principally due to higher average debt levels.

  The income tax provision for 1995 of $1.0 million results from the Company reporting $3.0 million in earnings before income taxes and extraordinary item. In 1994, the Company recognized an income tax benefit of $13.5 million as a result of incurring a loss before income taxes and extraordinary item of $81.4 million. See Note 12 of the Notes to the Company's Consolidated Financial Statements appearing elsewhere in this Offering Circular for a reconciliation of the statutory federal income tax rate to the Company's effective tax rate.

  The decrease in the deferred tax valuation allowance of $1.3 million in 1995 was due to the realization of current income tax benefits resulting from the reversal of temporary differences against financial statement income. The amount of deferred tax valuation allowance is determined based upon management's evaluation of the net realizability of the future income tax benefits, considering expiration of net operating losses, predictability of future income, including the impact of the Company's restructuring program, and the timing of reversal of temporary differences.

  The Defense Department is continuing to close various military bases. A portion of the workload of these bases is being relocated to bases where the Company already performs aircraft maintenance functions. Further consolidation of military training and maintenance contracts is expected as bases are eliminated and other defense cuts reduce the value of individual contracts. However, the Company expects that continued pressures on defense spending could increase the outsourcing of services currently being provided by military and other government personnel to lower cost providers such as the Company. Additional opportunities for work from Army, Air Force and Navy depots may result from the recommendations made by the Congressionally-mandated Department of Defense Industry Depot Maintenance Task Force on which the Company is represented. In May 1995, the Company was awarded a major delivery order under its Contract Field Teams contract to develop the plans, procedures and processes to implement the U.S. Army's Strategic Mobility Logistics Program at Charleston, South Carolina. Also in May, the Company was awarded a one year contract with four one-year options by the U.S. Army's Communications and Electronics Command at Ft. Monmouth, N.J. with a potential value of approximately $105 million. In July 1995, the Company was awarded a $38 million seven year subcontract for maintenance and supply support of the Air Force's worldwide C-20 Gulfstream VIP aircraft fleet, and in August, the Company was awarded a one year contract with four one-year options aggregating approximately $38 million to provide flight simulator instruction at six Air Education and Training Command bases.

  The Company's Manufacturing Division continues to receive pricing pressure from certain customers, principally OEMs, as these OEMs continue to reduce significantly the number of suppliers and their own procurement staffs. The Company remains a part of the reduced OEM supplier base and has obtained new contracts that may not have been available when the base of suppliers was larger. The Division has provided price concessions to its principal OEM customers during each of the past four years in anticipation of continuing to receive future orders and to maintain OEM business relationships. As a result of the depressed conditions in the industry over the past several years, the additional orders have not been sufficient to offset the declining volume of business. The Company has instituted on-going productivity enhancements and cost reduction programs, in an effort to mitigate the effect of these price concessions and reduced volumes. However, as a result of the impact that these concessions and reduced volumes have had on the cost structure of the Division, the Company adjusted the carrying value of certain inventories related to these long-term manufacturing agreements by $3.5 million in 1994. The OEM customers continue to apply pricing pressure on all suppliers, and the Company expects continuing pressures from these OEM customers on future pricing.

  Continued effort on the part of the U.S. government to reduce defense spending is affecting the demand for military aircraft engines and could also have an impact on the Company's manufacturing operations. This trend is being offset by the Defense Department bypassing OEMs and placing orders directly with subcontractors such as the Company. Recently, the Company has been awarded contracts to produce T56, F10 and F404 High Pressure Turbine Nozzle Segments valued at $16 million, $9 million and $7 million, respectively. The Company's manufacturing operations intend to capitalize on the opportunities in the military market while focusing efforts on building the commercial market. During the second half of 1993 and the first quarter of 1994, the Company expanded its commercial contract backlog as well as its customer base by acquiring the contract backlog of two financially pressured competitors. The inventory and production related to these contracts were transferred to existing Company facilities.

 Year Ended December 31, 1994 Compared with Year Ended December 31, 1993

  The Company took steps in 1994 to reduce its cost structure and asset base in light of the continuing depressed economic conditions in the aviation industry. The Company's analysis of industry market conditions indicated that the soft industry cycle would continue through 1996 and that many of the Company's markets would see little real growth during this period. As a result, in the second quarter of 1994 the Company recorded a $58.7 million provision for restructuring which includes the shutting down of a marginal operation, an allowance for the sale and disposition of two other businesses, the consolidation and downsizing of other operations, and the write down of inventory and underutilized property, plant and equipment that had been identified for sale to generate additional cash flow. The provision for restructuring consists of $42.3 million to cover the closing of a facility, the sale and disposition of two other businesses, the consolidation of two plants and the downsizing of other facilities. The Company has closed its engine overhaul facility in Burbank, California and consolidated its engine overhaul business principally at its facilities in Millville, New Jersey, and Miami, Florida. The Company positioned for sale and disposition its chemical milled aircraft and engine components facility in Weatherford, Texas, which was sold in 1995, and its helicopter overhaul and refurbishment facility in Ozark, Alabama, which was sold in December 1994. These actions were taken due to the under utilization of the Weatherford facility caused by the depressed market conditions being experienced by OEM's in connection with the construction of new aircraft and a sharp reduction in the number of military helicopter overhauls that were expected in the foreseeable future at the Ozark facility. The Company has also consolidated two of its accessory overhaul plants located in Long Island, New York into one facility. The balance of the provision of $16.4 million relates principally to the write down to estimated realizable value of certain inventory and underutilized property, plant and equipment that has been identified for sale on the open market. When fully implemented the restructuring program is expected to generate $85.0 million of cash, net of restructuring expenses.

  During the first six months of this restructuring program the Company closed its engine overhaul operations in Burbank, California and transferred those operations to its Millville, New Jersey and Miami, Florida facilities and sold its helicopter overhaul and refurbishment business. In addition, the Company began liquidating the assets identified for sale under this program and generated approximately $10 million of cash, net of restructuring expenses. The Company completed the auction of certain fixed assets at its Pacific Airmotive subsidiary in January 1995, generating approximately $2.6 million in cash.

  At year end the Company's employee head count was 5,410, down slightly more than 1,000 employees compared with the beginning of the year, reflecting the results of improved cost controls and restructuring efforts.

  Revenues were $525.8 million in 1994 compared with $438.3 million in 1993, an increase of $87.5 million (20%) and operating income for 1994 reflects a loss of $61.0 million compared with income of $23.4 million in 1993. Included in the 1994 results were the restructuring provision of $58.7 million, a one-time charge of $9.6 million for adjustments related to the carrying value of certain long-term manufacturing contracts, increases in allowance for doubtful accounts as well as other operating items described below, and a $14.0 million fourth quarter 1994 multi-employer pension withdrawal adjustment. Without these adjustments operating income would have been $21.3 million in 1994.

  Revenues for the Engine Overhaul Division in 1994 decreased $24.9 million (16%) to $129.1 million. The reduction in revenues is principally due to decreases in JT8 overhauls, resulting from the Company's decision to withdraw from the JT8 overhaul business in late 1993. The JT8 reductions were partially offset by a revenue increase of $3.1 million generated by UNC Metcalf acquired in the third quarter of 1993.

  Operations of the Engine Overhaul Division generated a loss of $8.0 million in 1994 compared with income of $4.2 million in 1993. Included in the 1994 results is a $14 million non-recurring charge for the withdrawal from a multi-employer pension plan (see Note 14 of the Notes to the Company's Consolidated Financial Statements appearing elsewhere in this Offering Circular) and a one-time charge of $1.0 million for an increase in the allowance for doubtful accounts for receivables related to litigation and the bankruptcy of certain customers. Without these adjustments operating income would have been $7.0 million in 1994.

  Aviation Services Division revenues of $246.1 million increased $103.9 million in 1994. The increase in revenues is due principally to revenues contributed by UNC Lear Siegler acquired in October 1993 and consolidated into the Aviation Services Division. Operating income increased $5.0 million after adjusting for a $2.0 million nonrecurring claim against the U.S. government (for costs incurred prior to 1993) which was recorded in the first quarter of 1993. The increase in operating income is principally due to earnings contributed from the acquisition of UNC Lear Siegler and resulting savings from the consolidation of its operations.

  The Company's Manufacturing Division revenues for 1994 of $106.4 million increased $15.6 million (17%) compared with 1993. The increase in 1994 revenues is principally due to revenues generated by UNC Johnson Technology and UNC Aerostructures, Washington acquired in the third quarter of 1993, offset by lower volume at the Company's other manufacturing facilities. Operating income was $6.6 million in 1994 compared with $12.6 million in 1993. The 1994 period includes a one-time charge of $3.5 million for an adjustment to cost estimates on long-term manufacturing contracts. This charge resulted from a reevaluation of total cost to be incurred under these long-term production contracts with OEM customers, necessitated by a reduced level of orders and the impact of recent price concessions that were provided the OEMs under these contracts. As a result of these events, it was determined that the increasing overhead rates, resulting in higher overhead charges to the contracts, in conjunction with higher production cost, resulting from these lower volumes, required an adjustment to the carrying value of inventory under these contracts. Without this adjustment operating income would have been $10.1 million in 1994.

  Revenues for the Accessory Services Division in 1994 decreased $8.3 million (17%) to $41.7 million, principally due to increased pricing pressures from existing competition in the accessory services markets. Operating income was $1.3 million in 1994 and $6.5 million in 1993. Included in the 1994 results was a one-time charge of $0.2 million for an increase in the allowance for doubtful accounts related to the settlement of certain receivables. Without this adjustment income would have been $1.5 million in 1994. The decrease in operating income in 1994 is principally due to the reduction in volume.

  In December 1994, the Company's Trading Division sold its McDonnell Douglas DC-10-30 aircraft that was acquired in September 1993 under a leveraged lease. Revenues and operating income from the leveraged lease in 1994 and 1993 were $2.6 million and $1.3 million, respectively.

  Selling, general and administrative expenses in 1994 were $69.8 million or 13.3% of sales compared with $54.0 million or 12.3% of sales in 1993. The increase in selling, general and administrative expense in 1994 is due to expenses of the companies acquired during 1993 and increased international marketing efforts. Additionally, included in the 1994 period is a one-time charge of approximately $6.1 million related to increases in allowances for doubtful notes and accounts (included in this amount are the allowance adjustments described above) and the write-off of expenses of $0.7 million incurred in connection with an acquisition that was not consummated. Without this one-time charge selling, general and administrative expenses would have been approximately 12.2% of sales in 1994.

  Interest expense increased $4.7 million in 1994 principally due to higher average debt levels resulting from acquisitions made in 1993, the full year effect of the Senior Notes issued in July 1993 and higher interest rates.

  The income tax benefit for 1994 of $13.5 million was $9.7 million higher than the $3.8 million benefit for 1993. This increase is due to the recognition of income tax benefits, net of allowances, on the pre-tax losses incurred in 1994. See Note 12 of Notes to Consolidated Financial Statements for a reconciliation of the statutory federal income tax rate to the Company's effective tax rate.

  The increase in the deferred tax valuation allowance of $13.7 million in 1994 was due to the uncertainty of realizing the tax benefits from net operating losses and certain tax assets generated by the 1994 restructuring provision, the provision for the withdrawal from a multi-employer pension plan and other one-time charges. The amount of deferred tax valuation allowance is determined based upon management's evaluation of the net realizability of the future income tax benefits considering expiration of net operating losses, predictability of future income, including the impact of the Company's restructuring program, and the timing of reversal of temporary differences.

 Liquidity and Capital Resources

  Net cash flows from operating activities used $5.2 million in the first half of 1996, which consisted of $9.9 million generated by earnings after adjusting for non-cash items, offset by an $11.3 million investment in additional working capital and $3.8 million related to changes in noncurrent assets and liabilities. Net cash flows from investing activities used $153.7 million, of which $148.3 million relates to the purchase of Garrett, including related transaction costs, and $6.9 million for capital expenditures, which was partially funded by $1.5 million generated from the sale of assets. Net cash provided by financing activities of $176.0 million includes proceeds from the issuance of 11% Senior Subordinated Notes and Convertible Preferred Stock used in the acquisition of Garrett and an increase in revolving credit borrowing, which was used to pay certain transaction costs related to the Garrett acquisition, to finance the funds used by operating activities and to fund the additions to property, plant and equipment net of the proceeds from asset sales.

  Many of the Company's restructuring goals have been achieved since the program was implemented in June 1994. The Company has generated $48.9 million from the sale of assets, including $25.0 million from the sale of the Company's Connecticut property, $12.9 million from the sale of other under utilized property and equipment, $11.0 million from the sale of other assets, including its helicopter overhaul and refurbishing business in Ozark, Alabama and its chemical milled aircraft and engine component business in Weatherford, Texas. In addition, the Company has closed its JT8 engine overhaul facility in Burbank, California and consolidated the engine overhaul business at its facilities in Millville, New Jersey, and Miami, Florida. Two accessory services facilities in Long Island, New York, have also been consolidated. The disposal of these assets and consolidation of operations, along with implementation of productivity enhancements and staff reductions, have resulted in a reduced cost structure for the Company.

  In addition to the cash described above, since June 30, 1994 the Company generated approximately $8.8 million of proceeds from the collection of certain disputed receivables and notes that were written down at the time of the restructuring in connection with efforts made by the Company to accelerate the collection of these troubled receivables and generate additional cash.

  Since the restructuring program was implemented, the Company has incurred $17.6 million of cash expenditures against its restructuring accrual. These cash expenditures include employee severance and related costs of $2.5 million, $15.1 million of costs associated with the sale, closing and consolidations of businesses and operations, including $3.8 million of third-party costs associated with the shutdowns, consolidations and sales programs. The Company believes that the remaining restructuring accrual of $2.9 million should be adequate to complete the program.

  Capital expenditures in the first half of 1996 amounted to $6.9 million compared with $2.7 million in the 1995 period. It is anticipated that capital expenditures for the full year 1996 will approximate $11 million, excluding the impact of the acquisition of Garrett Aviation Services. Expenditures for the balance of 1996 will be financed from internally generated funds, lease arrangements and, if necessary, revolving credit borrowings. For the year ended December 31, 1995, expenditures amounted to $6.8 million compared with $10.3 million for the year ended December 31, 1994.

  Prior to consummating the Acquisition, the Company reevaluated its capital requirements as a result of several factors, including (i) the improved operating performance for the quarter ended March 31, 1996 of both the Company and Garrett and the anticipated growth of the combined business, (ii) an amendment to the purchase price adjustment provisions of the Purchase Agreement which resulted in a short-term need to access working capital following the Acquisition, and (iii) the Company's agreements with AlliedSignal regarding the timing of payment to AlliedSignal of Garrett's unpaid invoices. As a result of all of the foregoing factors, on May 22, 1996, the Company entered into an Amended and Restated Revolving Credit Facility with First Union Commercial Corporation ("First Union Bank") providing for a credit line through May 2000 with a borrowing capacity of up to $110 million, subject to borrowing base limitations as defined in the agreement and reduced by outstanding letters of credit. See "Description of Certain Indebtedness-- Revolving Credit Facility."

  The Company's previous revolving credit agreement provided for a credit line through May 2000, with a borrowing capacity of up to $90 million, subject to borrowing base limitations as defined in the agreement and reduced by outstanding letters of credit. The Company's unused availability under its Revolving Credit Facility was $37.1 million at June 30, 1996 and $33.0 million at December 31, 1995. In January 1996, the Company purchased in the open market $0.6 million of the 7 1/2% Convertible Subordinated Debentures to satisfy the remaining balance of the March 1996 sinking fund requirement. The Company's debt-to-capitalization ratio at June 30, 1996, was 73.5% compared with 67.2% at December 31, 1995 and 68.4% at December 31, 1994. At June 30, 1996, the Company's working capital was $156.0 million, with a current ratio of 2.0 to 1 compared with $124.1 million with a current ratio of 2.3 to 1 at December 31, 1995 and $100.2 million, with a current ratio of 1.7 to 1 at December 31, 1994.

  The Company has approximately $34.6 million of net operating loss carryforwards at December 31, 1995 that can be applied against future taxable income. Consequently, the Company does not expect to pay significant federal income taxes for the next several years.

  In October 1995, the Company reached an agreement with Gildea Investment Company ("Gildea") and other investors to provide up to $25 million of equity financing on an as needed basis to assist in financing future acquisitions. The equity investment was to be in the form of the Preferred Stock issued by the Company. The Company recently issued this Preferred Stock to finance a portion of the Acquisition. The Preferred Stock was issued at $100 per share with an annual cumulative dividend rate of 8.5%, with no mandatory redemption, and is convertible to common stock at a price of $7 per share. The Company has the option to pay dividends in the form of a pay-in-kind cumulative preferred stock. See "Capitalization" and "Description of the Preferred Stock."

  On May 30, 1996, the Company acquired substantially all of the assets and certain liabilities of Garrett. The purchase price was approximately $145 million which the Company financed through the issuance of $125 million of the Old Notes and $25 million of Preferred Stock (see above). In addition, borrowings of approximately $5.6 million under the Company's Revolving Credit Facility were necessary to fund the extent the extent to which the purchase price plus the transaction costs exceeded the amount of funds generated from the issuance of the Old Notes and the Preferred Stock.

  The Company discontinued its minerals and offshore products and services operations in 1984, its telecommunications operation in 1988 and its submarine propulsion unit manufacturing operation and its environmental services operation in 1990. In connection with these actions, the Company has approximately $15.7 million accrued to cover the cost of certain long-term remediation activities, wind-down and final closure of certain long-term U.S. government contracts, resolution of certain litigation and disposition of remaining properties. The Company anticipates that these activities will be completed over the next three years.

 Environmental

  The Company's operations are subject to a variety of federal, state and local laws and regulations relating to the environment. The Company believes that its facilities are operated substantially in compliance with applicable environmental laws and regulations on an overall basis. However, as described below, some areas require remedial action.

  A subsidiary of the Company, United Nuclear Corporation, has been involved in environmental reclamation of a former uranium mill and mill tailings facility since 1988. The reclamation plan has been approved by the U.S. Nuclear Regulatory Commission and the U.S. Environmental Protection Agency and reclamation activities are proceeding on schedule. Site reclamation under this plan is scheduled to be completed by the end of 1997. The cost of this remediation was $2.1 million in 1995, $2.2 million in 1994 and $1.7 million in 1993. It is anticipated, based on the approved reclamation plan, that the cost of future remediation through 1997 will be approximately $4.0 million. Such cost has been accrued as part of reserves established for the discontinued operation.

  The Company sold one of its manufacturing facilities, Chemical Dynamics, Inc., in June 1995 to the former owner of the subsidiary. Under the terms of the agreement, the former owner assumed, among other things, all known environmental risks related to the operations of the business.

  During 1993, the State of New Mexico passed the New Mexico Mining Act ("Act"), which imposes certain reclamation and other regulatory obligations on operators of existing and new mining operations. A number of mines operated by the Company's subsidiary, United Nuclear Corporation, at various times during the period 1970 through 1982, may be covered by the Act. However, it is impossible to determine the extent to which these mines may be covered by the Act and, if covered, to estimate the cost of remediation or the timing and extent of remedial action which may be required.

  Lockheed-Martin Corporation ("Lockheed") began an action in United States District Court of the Central District of California under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") in August 1994. In that action, Lockheed seeks to have owners and operators of property situated above the San Fernando Valley aquifer contribute to the costs incurred or to be incurred by Lockheed to clean up contaminated groundwater constituting the aquifer. A subsidiary of the Company, Pacific Airmotive Corporation ("PAC"), was made one of the defendants in the action. The Company and a second subsidiary, Airwork Corporation, were added as defendants in December 1995. Based on several series of soil tests conducted on PAC's property and consultants' reports since approximately 1989, the Company concluded, and continues to conclude, that there is no demonstration that contaminants of concern identified in the groundwater by the U.S. Environmental Protection Agency have been transmitted from the surface of PAC's property to the underlying groundwater approximately 200 feet below ground surface. PAC is also pursuing alternative remedies against Purex Industries, Inc. which owned and operated the property prior to 1985. The Company and Airwork filed motions to dismiss the action as to them on the grounds, among others, that they did not own or operate PAC's property, or control PAC's operation. These motions to dismiss the Lockheed action filed by the Company and Airwork were denied. Whether, as alleged by Lockheed, the Company and Airwork owned or operated

PAC's property, or controlled its operations, and whether the Company is subject to jurisdiction in California, remain issues for trial in the Lockheed case. Trial of the case is to begin in early August 1996. The Company is not able to determine whether it or a subsidiary of the Company will be held liable as a result of the Lockheed action, or to establish a range of loss.

  Based on the Company's assessment of the matters described above, the Company believes that these and other environmental matters will not have a material adverse impact on the Company's financial condition, results of operations or liquidity. For further details with respect to environmental matters, see Note 11 of the Notes to Consolidated Financial Statements appearing elsewhere in this Offering Circular.

 Impact of Inflation

  The Company believes that inflation did not have a material effect on the results of operations or financial condition in the periods presented.

 New Accounting Standards

  During 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123--"Accounting for Stock-Based Compensation." This statement becomes effective in 1996 and encourages, rather than requires, companies to recognize compensation expense based on the estimated fair value of employee stock options and other equity instruments issued to employees at the date the instruments are granted. Companies that choose to continue to follow the measurement guidance in APB Opinion No. 25-- Accounting for Stock Issued to Employees will be required to disclose pro forma net income and earnings per share as if the accounting method in Statement of Financial Accounting Standards No. 123 had been applied. The Company will continue to follow the measurement guidance in APB Opinion No. 25 when accounting for stock issued to Company employees.

  Also issued in 1995 was Statement of Financial Accounting Standards No. 121--"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement becomes effective in 1996 and requires that assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. Companies will have to estimate future cash flows expected from using the asset and its eventual disposition. If this amount is less than the carrying amount of the asset, there is an impairment loss. The impairment loss is measured by the difference between the asset's fair value and its carrying amount. Assets to be disposed of, with certain exceptions, would be reported as the lower of cost or fair value less the cost to sell the asset. The Company currently follows the provisions of this Standard.

                           GARRETT AVIATION SERVICES

  The following is a discussion and analysis of the historical financial condition and results of operations of Garrett, provided by the management of Garrett. The discussion should be read in conjunction with the Consolidated Financial Statements of Garrett included elsewhere in the Offering Circular. Financial statements with respect to the operations of the Garrett business prior to its divestiture by AlliedSignal are included elsewhere in this Prospectus. Management of Garrett believes that those financial statements are not comparable to the financial statements of Garrett subsequent to its divestiture on June 30, 1994 primarily because (a) prior to July 1, 1994 the cost of sales for parts used in the business was recognized on the basis of AlliedSignal's manufacturing cost while Garrett's cost for AlliedSignal parts used in the Garrett business subsequent to divestiture is based on a negotiated purchase price; (b) AlliedSignal supplies Garrett with inventory on a consigned basis, which was not the case prior to divestiture; (c) Garrett was not treated as a stand-alone business by AlliedSignal and, therefore, certain cost allocations, principally certain general and administrative costs, were not made based upon what an independent business would incur; and
(d) warranty work was not reported as revenue but rather as an intercompany transfer of cost. In order to provide comparative trend data subsequent to July 1, 1994, the following is a discussion and analysis of the three month periods ended March 31, 1995 and 1996 together with the three six month periods, including a comparison of the six month period ended June 30, 1995 with the six month period ended December 31, 1994, and a comparison of the six month period ended December 31, 1995 with the six month period ended December 31, 1994. Information for Garrett with respect to the period January 1, 1995 through May 30, 1995 is not readily available and the Company does not believe that such information would be material to an investor's decision to exchange Old Notes for the New Notes.

                           GARRETT AVIATION SERVICES

                                 SUMMARY DATA

                                                                               UNAUDITED THREE
                         AUDITED SIX  UNAUDITED SIX UNAUDITED SIX AUDITED YEAR  MONTHS ENDED
                         MONTHS ENDED MONTHS ENDED  MONTHS ENDED     ENDED     ----------------
                           12/31/94      6/30/95      12/31/95      12/31/95   3/31/95  3/31/96
                         ------------ ------------- ------------- ------------ -------  -------
                                                (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales.............   $144,200     $154,129      $183,975      $338,104   $75,809  $87,688
  Cost of sales.........    130,224      135,694       158,688       294,382    66,912   75,216
                           --------     --------      --------      --------   -------  -------
  Gross profit..........     13,976       18,435        25,287        43,722     8,897   12,472
  Selling, general and
   administrative
   expenses.............      9,990       12,944        15,317        28,261     6,305    7,542
                           --------     --------      --------      --------   -------  -------
  Operating income......      3,986        5,491         9,970        15,461     2,592    4,930
  Interest expense......     (1,810)      (1,623)       (1,711)       (3,334)     (824)    (846)
  Other income..........         68          183           132           315       178      117
                           --------     --------      --------      --------   -------  -------
  Net earnings(a).......     $2,244       $4,051        $8,391       $12,442    $1,946   $4,201
                           ========     ========      ========      ========   =======  =======
OTHER DATA:
  Depreciation and
   amortization.........     $2,984       $3,188        $2,766        $5,954    $1,571   $1,576
  Capital expenditures..      2,176        4,366         1,421         5,787     2,063      764

- --------
(a) Garrett is a limited partnership and, as such, does not record federal income tax liability at the partnership level. The net income shown is equivalent to pre-tax income for a corporate taxpayer.

RESULTS OF OPERATIONS

 Overview

  The Garrett business was acquired from AlliedSignal on June 30, 1994. The following provides a comparison of the results of operations of Garrett for the three month periods ended March 31, 1995 and 1996 and for each of the six months ended December 31, 1995 and the six months ended June 30, 1995, with the six months ended December 31, 1994. In connection with the expansion of its non-engine services, on October 26, 1994 Garrett purchased certain assets and assumed liabilities relating to an airframe maintenance, modification and refurbishment business located in Van Nuys, California, known as "The Jet Center." The results of operations of The Jet Center have been included in the Garrett financial statements from the date of acquisition.

  Subsequent to the acquisition of Garrett from AlliedSignal, Garrett management implemented several changes, including an expansion of the work force, to more adequately meet the customers' service needs. The number of employees increased from approximately 700 at July 1, 1994 to approximately 1,100 by December 31, 1995. Garrett has also emphasized a more decentralized approach to managing its six primary operating locations. Finally, Garrett has increased its marketing efforts, focusing on full-service capabilities, with an emphasis on non-engine services, including air frame maintenance and modification. Such services were not emphasized when the business was owned by AlliedSignal. These changes began to be reflected in the first half of 1995, and had a more significant impact during the second half of 1995 and the first quarter of 1996.

 Three Months Ended March 31, 1996 Compared with Three Months Ended March 31,
1995

  Revenues for the three month period ended March 31, 1996 of $87.7 million for Garrett increased from $75.8 million (16%) compared to the corresponding period of 1995. Gross profit increased during the same period from $8.9 million to $12.5 million, an increase of $3.6 million (40%). Gross profit for the current quarter includes $1.0 million in income related to a change in estimated cost on certain contracts.

  Revenues from engine overhaul and repair operations, including parts and services, increased in the 1996 period by $5.4 million (10%) over the first three months of 1995 to $58.2 million. These increases are principally attributable to increased volume of overhaul and repair services for the TFE 731 turbofan engines. Engine overhaul and repair volume is subject to variations from period to period driven principally by engine hours flown which determines the timing of scheduled and unscheduled engine maintenance events. Gross profit decreased by $0.2 million (3%) over the corresponding 1995 period, to $6.0 million.

  Non-engine revenues increased $6.5 million (28%) to $29.5 million for the three months ended March 31, 1996, compared to the corresponding period for 1995. The increase is due principally to a major refurbishment at The Jet Center and increased volume in other non-engine related sales. Gross profit increased $3.8 million (141%) compared to the corresponding period of 1995, to $6.5 million. The improvement in non-engine revenues and margins reflects the results of Garrett's continued emphasis on non-engine services marketing efforts, along with certain cost efficiencies.

  Selling, general and administrative expenses increased $1.2 million (20%) to $7.5 million during the first three months of 1996 over the first three months of 1995. This increase is primarily due to increased personnel and systems related costs.

  Net interest expense increased $22,000 to $846,000 (3%) due to increased borrowings under the revolving loans, offset somewhat by lower interest rates.

 Six Months Ended December 31, 1995 Compared with Six Months Ended December 31, 1994

  Revenues for Garrett increased from $144.2 million in the second half of 1994 to $184.0 million in the second half of 1995, an increase of $39.8 million (28%). Gross profit increased during the same period from

$14.0 million to $25.3 million, an increase of $11.3 million (81%). Revenues and gross margins were above those for the corresponding period in 1994 at all six of Garrett's primary operating locations.

  Revenues from engine overhaul and repair operations, including parts and services, increased in the 1995 period by $29.1 million (30%) over the second half of 1994 to $126.4 million. Gross profit increased by $4.3 million (42%) over the corresponding 1994 period to $14.8 million. These increases are principally attributable to increased volume of overhaul and repair services for the TFE 731 turbofan engines. Engine overhaul and repair volume is subject to variations from period to period driven principally by engine hours flown which determines the timing of scheduled and unscheduled engine maintenance events.

  Non-engine revenues increased $10.7 million (23%) to $57.6 million for the six months ended December 31, 1995, compared to the corresponding period for 1994. This increase is due principally to a $9.4 million increase in revenues from The Jet Center, which was acquired in October 1994, and to increased volume at those hangers performing non-engine services. Gross profit increased $7.0 million (198%) to $10.5 million over the last six months of 1994. The improvement in non-engine revenues and margins reflects the results of Garrett's increased emphasis on non-engine services marketing efforts, started in late 1994 and early 1995, along with certain labor and cost efficiencies.

  Selling, general and administrative expenses increased $5.3 million (53%) to $15.3 million in the last six months of 1995 over the last six months of 1994. This increase is due to additional costs associated with The Jet Center, which was acquired in October 1994, and increased personnel, professional services and marketing costs.

  Net interest expense decreased from $1.8 million in the 1994 period to $1.7 million in the 1995 period, primarily reflecting lower average interest rates.

 Six Months Ended June 30, 1995 Compared with Six Months Ended December 31,
1994

  Revenues for Garrett for the six months ended June 30, 1995 were $154.1 million, compared to $144.2 million for the six months ended December 31, 1994, an increase of $9.9 million (7%). Gross profit for the first half of 1995 was $18.4 million, compared to $14.0 million for the second half of 1994, an increase of $4.4 million (32%).

  Revenue from engine overhaul and repairs, including parts and service, increased $11.7 million (12%) to $109.0 million in the first half of 1995. Gross profit for engine overhaul and repairs operations increased $2.4 million (23%) to $12.8 million. These improvements are due to increased volume in overhaul and repair of TFE 731 turbofan and TPE 331 turboprop engines and a higher level of spare parts sales for both engines. Engine overhaul and repair volume is subject to variations from period to period driven principally by engine hours flown which determines the timing of scheduled and unscheduled engine maintenance events.

  Revenues from non-engine operations, which include airframe maintenance, avionics, repair and retrofits, and interior and exterior modification and refurbishments, decreased $1.8 million (4%) to $45.1 million. This decrease in revenue is attributable to an increase of $5.5 million in revenues generated by The Jet Center, which was acquired in October 1994, offset by lower revenues of the other Garrett service centers due to the timing of the delivery of major airframe maintenance and modification contracts. Revenues from the airframe maintenance and modification business are subject to quarterly, and to a lesser extent, annual fluctuations due to the timing of delivery of completed aircraft under these long-term contracts. In the 1994 period, Garrett delivered several major aircraft modifications, while none were delivered during the 1995 period. Gross profit increased $2.1 million (59%) to $5.6 million over the 1994 period due to the acquisition of The Jet Center and improved labor efficiencies and cost reductions.

  Selling, general and administrative expenses increased $3.0 million (30%) during the first six months of 1995 compared to the last six months of 1994. The increase in selling, general and administrative expenses in the 1995 period is due to additional costs associated with The Jet Center, which was acquired in October 1994, and increased personnel, professional services and marketing costs.

  Interest expense declined between the periods, reflecting primarily lower average interest rates.

 Liquidity and Capital Resources

  Total debt was essentially unchanged between the two years, decreasing from $40.2 million at December 31, 1994 to $40.1 million at December 31, 1995. Debt to capitalization improved from 75.3% to 67.8% as a result of increased earnings during 1995.

  Total debt at March 31, 1996 was $50.4 million, an increase of $10.3 million compared with December 31, 1995. Of this amount $3.6 million was used to fund net operating activities (comprising $5.8 million generated from operations adjusted for non-cash charges, offset by $9.4 million used to fund working capital requirements), $0.8 million was used for capital expenditures, $1.5 million was distributed to Garrett's partners and the remainder was used to increase Garrett's cash balance. Debt to capitalization at March 31, 1996 was 70.3% compared to 67.8% at December 31, 1995.

  Garrett generated $14.7 million of cash from operations during 1995, of which $5.8 million was invested in capital expenditures and $6.2 million was distributed to partners. Cash and cash equivalents increased to $11.2 million at the end of 1995, a portion of which is to be distributed to Garrett partners to cover partners' income tax obligations.

  Capital expenditures of $5.8 million in 1995 included the significant investment in a new company-wide computer system which was put into operation in October, 1995. Although it is uncertain at this time how the acquisition of Garrett by the Company will affect future capital expenditures, on a stand alone basis, Garrett anticipates capital expenditures for 1996 would be approximately $8.0 million.

 Environmental

  Garrett's operations are subject to a variety of federal, state and local laws and regulations relating to the environment. Several of Garrett's facilities have potential liability resulting from past disposal of waste at commercial disposal sites that are subject to remedial obligations under state or federal law. Garrett's facilities also have incurred and are expected to continue to incur environmental remedial obligations associated with past use underground storage tanks, sumps and drains.

  In the Acquisition Purchase Agreement the Garrett sellers agreed to indemnify the Company for breaches of representations and warranties and other matters subject to important limitations, including a $3 million aggregate limitation on the sellers' indemnification obligations thereunder. In connection with the purchase of the Garrett engine overhaul division from AlliedSignal in 1994, Garrett entered into a purchase agreement with AlliedSignal which contained representations and warranties and indemnities from AlliedSignal (the "AlliedSignal Purchase Agreement"), including indemnification for certain environmental matters relating to the conduct of the business prior to the sale of the business by AlliedSignal to Garrett. Under the terms of the Purchase Agreement, at the closing of the Acquisition the Company will be assigned and succeed to all of Garrett's rights and obligations under the AlliedSignal Purchase Agreement, including the right to seek indemnification for breaches of the representations and warranties made by AlliedSignal relating to the conduct of the business prior to its acquisition by Garrett and related environmental matters.

  Garrett believes that its facilities are operated substantially in compliance with applicable environmental laws and regulations on an overall basis. Garrett management believes that these and other environmental matters will not have a material adverse impact on Garrett's financial condition, results of operation or liquidity. See "Business--Terms of Garrett Acquisition Purchase Agreement."

                                   BUSINESS

THE COMPANY

  The Company is a leading supplier of products and services to the aviation industry. The Company's primary business is the provision of services to the aviation aftermarket, which accounts for approximately 90% of its revenues. These operations include the overhaul and repair of aircraft engines and accessories, the repair and remanufacturing of engine components, and the provision of training and maintenance services to the United States and foreign military. Approximately 10% of the Company's revenues in 1995 were derived from manufacturing engine and airframe parts for OEMs.

  Prior to the Company's acquisition of Garrett, the Company had over 8,000 customers including: business aircraft operators; major, national, regional, foreign, charter and package/cargo airlines; engine and airframe OEMs; helicopter operators; and the United States and foreign military. The Company operated 16 facilities and performed services at approximately 80 government sites. The Company had approximately 5,700 employees. The Acquisition has expanded the Company's range of services, significantly increased the aggregate customer base, and added six primary operating locations and approximately 1,100 employees. The Acquisition will also enhance the Company's focus on its business aviation aftermarket operations. As a result of the Acquisition, the Company believes it is the largest independent aviation services company in the world, with service capabilities for almost all business aircraft and engines, combined with the broad range of repair, overhaul and remanufacturing capabilities for the business, commercial and military aviation market the Company enjoyed prior to the Acquisition.

THE GARRETT ACQUISITION

  On May 30, 1996, the Company acquired Garrett, a leading provider of aviation services to the $3.4 billion worldwide business aviation aftermarket. Garrett provides a wide range of overhaul services to approximately 2,000 business aviation and regional airline customers, including complete engine and airframe repair and overhaul capabilities, full interior and exterior refurbishments, new aircraft completions, avionics installation and spare parts distribution. Garrett provides its aircraft and engine maintenance and support through six "fly-in" service centers across the United States. For the year ended December 31, 1995, Garrett recorded approximately $338.1 million in total revenues and approximately $21.7 million of EBITDA. The Company believes that Garrett enjoys a 50-year reputation for quality and market leadership in its industry segment.

  Garrett provides aircraft, engine and avionics aftermarket services to a wide range of aircraft and specializes in aircraft powered by AlliedSignal turbofan engines, which are the leading engine type for the business jet aviation market. Based on industry data, AlliedSignal engines represent approximately 38% of the turbofan engines in the worldwide market. The leading engine type is the TFE731 turbofan, used to power a variety of business jet aircraft, including aircraft under the Lear, Falcon, Astra, Citation, Hawker, Westwind and Jetstar tradenames. Garrett management estimates that it services approximately 70% of the TFE731 powered aircraft in North America. Garrett also services AlliedSignal turboprop engines used on business aircraft and certain regional airlines. AlliedSignal turboprop engines represent approximately 31% of the global turboprop market.

  Garrett benefits from a 15 year services agreement with AlliedSignal (the "AlliedSignal Operating Agreement"), which appoints Garrett as the "Exclusive Factory-Sponsored Service and Support Center" for certain AlliedSignal engines in specified markets. The current AlliedSignal Operating Agreement, which extends through June 30, 2009, was assigned to the Company as part of the Acquisition. The AlliedSignal Operating Agreement, among other things: (a) specifies the terms on which Garrett purchases engine parts from AlliedSignal;
(b) commits Garrett to purchase its engine parts requirements from AlliedSignal or certain approved vendors; (c) commits Garrett to provide aftermarket support to AlliedSignal products in the market place; and (d) defines the working relationship between the two companies in a number of areas, including technical training, quality systems and other support, exchange of customer and marketing information, and future programs.

  A major advantage to Garrett under the AlliedSignal Operating Agreement is that AlliedSignal provides Garrett with its required engine parts inventory on a consignment basis. Garrett's customers are also able to access AlliedSignal engines from the AlliedSignal engine rental pool during the period of engine overhauls. The consignment inventory and the engine pool availability have allowed Garrett to reduce significantly the level of its inventory and fixed asset investment relative to what otherwise would be required. As a result of the agreement, AlliedSignal is the single largest billing customer of Garrett, due to warranty and other prepaid maintenance programs, representing approximately 37% of Garrett revenues. AlliedSignal is also the largest single vendor of Garrett, due to the purchase of parts both for engine repair and overhaul, and for the redistribution of spare parts.

  The Acquisition furthers several of the Company's strategic objectives, including the expansion of its business aviation operations. The table below reflects the composition of the Company's customers on a pro forma basis for the year ending December 31, 1995, as if the Acquisition, the UNC/AlliedSignal Agreement and the sale of the Heavy Maintenance Business had been completed on January 1, 1995. On a pro forma basis, over 50% of the Company's revenues would have been attributable to the business aviation market in 1995, an increase from approximately 22% of the Company's revenues on a historical basis.

                               UNC INCORPORATED

                             CUSTOMER COMPOSITION

                         YEAR ENDING DECEMBER 31, 1995

                                COMPANY      COMPANY    PRO FORMA   PRO-FORMA
                              STAND-ALONE  STAND-ALONE  COMBINED    COMBINED
CUSTOMERS                      REVENUES   % OF REVENUES REVENUES  % OF REVENUES
- ---------                     ----------- ------------- --------- -------------
                                           (DOLLARS IN THOUSANDS)
Business Aviation...........   $115,167        21.5%    $444,249       51.3%
Military Aviation Services..    277,003        51.7%     277,003       32.0%
Commercial Airlines.........     64,857        12.1%      64,857        7.5%
Original Equipment Manufac-
 turers.....................     55,242        10.2%      55,242        6.4%
Industrial Turbines.........     23,974         4.5%      23,974        2.8%
                               --------       -----     --------      -----
  Total.....................   $536,243       100.0%    $865,325      100.0%
                               ========       =====     ========      =====

BUSINESS STRATEGY

  The primary element of the Company's long term strategy has been to establish and maintain a leading position in the aviation aftermarket, with a particular focus on the business aviation and military services markets. The Company believes that these markets have generally exhibited a more stable revenue base than other portions of the aviation industry. Approximately 51% of the Company's revenues would have been derived from the business aviation market in 1995 on a pro forma basis after giving effect to the Acquisition, the UNC/AlliedSignal Agreement and the sale of the Heavy Maintenance Business.

  As part of its overall aftermarket strategy, the Company will continue to develop and implement advanced technology repair services for its customers. The Company has pursued this strategy by investing in the expansion of its repair and overhaul capabilities and by undertaking strategic acquisitions. This added repair capability allows the Company to reduce its customers' costs by using enhanced repair services in lieu of higher cost new parts and by reducing repair times. In this way, the Company believes that it increases value for its customers and strengthens its competitive position.

  The Company intends to continue the expansion of its customer base with an emphasis on international markets. The Company has established a sales organization through three sales offices located in Amsterdam, Singapore and Miami, which serves Latin America. Since the Company began its organized overseas marketing effort, the portion of the Company's net sales attributable to international customers has increased from 10% in 1992 to 21% in 1995. The Company believes that the international market for its services will continue to offer significant growth potential.

BENEFITS OF THE ACQUISITION

  Garrett's business strategy since becoming independent in mid-1994 has focused on expanding its engine overhaul capability beyond AlliedSignal engines, broadening its parts repair and accessory overhaul services and expanding its airframe and avionics operations. The Company believes that the Acquisition is particularly attractive because the strategies of both companies are complementary, and believes that the joining of the companies accelerates the fulfillment of these strategies. The complementary nature of the businesses and strategies of the Company and Garrett create a range of anticipated benefits from the Acquisition, including the following:

  . Parts and Accessory Repairs. As a result the Acquisition, the Company is able to perform certain repair and overhaul services for Garrett which Garrett was unable to provide prior to the Acquisition. Prior to the Acquisition Garrett outsourced approximately $77 million per year of these repairs and other services to third parties, including AlliedSignal. While Garrett will continue to direct the repair of AlliedSignal parts and components to AlliedSignal following the closing of the Acquisition, the Company has recently entered into an agreement with AlliedSignal under which AlliedSignal will provide the Company with $15.0 million in annual orders for the repair of AlliedSignal parts and components in support of Garrett and other AlliedSignal customers during the term of the agreement. The Company also expects to be able to provide Garrett customers with repairs and overhauls for accessory components and systems for all types of business aircraft. This will include items such as landing gears, constant speed drives, radar components, generators, transponders, hydraulic system components and anti-skid brake system components. The Company believes that the provision of these additional repair and overhaul services will lead to improved profitability on a consolidated basis. See "Pro Forma Combined Financial Data" and --"UNC/AlliedSignal Agreement."

  . Expansion of Airframe and Avionics Services. The Company intends to expand upon Garrett's airframe and avionics maintenance business by using UNC Airwork's established customer base to offer Garrett's airframe and avionics services to operators of aircraft using a broader range of engine types. To facilitate this expansion, one of the Company's existing hangar facilities located at UNC Airwork may be converted for use in providing airframe and avionics services for Airwork customers. The Company believes that the airframe and avionics sectors are growing faster than the overall business aviation market due to the large number of aging aircraft, government and manufacturer mandated airframe service on older aircraft and recent advances in avionics technology.

  . Expansion of Customer Base. The Acquisition will permit the Company and Garrett to expand their base of customers. The Company will be able to direct to Garrett a number of its customers who require Garrett's capabilities while Garrett will direct to the Company customers who require services on engine types for which Garrett has no overhaul capability. For example, Garrett's customers will be able to utilize the Company's overhaul services on non-AlliedSignal engines.

  . Military Services. In 1995, the Company generated approximately $277.0 million in military related revenues, including approximately $24.0 million from the manufacture of military spare parts. Following the Acquisition, the Company plans to expand its operations in this area by offering Garrett's nationwide full service aviation aftermarket capabilities to the Company's military and other governmental customers. For example, the Company is currently bidding on a $100 million contract to maintain a fleet of aircraft for the U.S. Air Force which requires the contractor to have depot-level maintenance facilities throughout the United States. Garrett's six service centers will provide the Company with this capability.

  . Increased Global Presence. Presently, approximately 95% of Garrett's revenues are derived from customers in North America. The Company believes that there is a market for Garrett's services overseas and intends to market these services to foreign customers through the Company's growing network of international sales offices.

  . Utilization of Used Serviceable Parts. The Company successfully utilizes used serviceable parts in its operations, a practice increasingly requested by customers in order to minimize maintenance costs. The Company intends to expand its use of used serviceable parts in Garrett's business.

  . Turboprop Expansion. Garrett has approximately a 10% share of the TPE331 turboprop engine overhaul market, servicing both business and regional airline customers. There are approximately 16,000 TPE331 engines operating today. The Company believes that it has extensive marketing capabilities in the regional airline market which are currently used to promote UNC Airwork's engine overhaul operation. The Company plans to expand the TPE331 engine overhaul business through Garrett and UNC's combined marketing efforts and the Company's existing regional airline market presence.

INDUSTRY FACTORS

  The Company generally serves the aviation aftermarket, with a particular emphasis on the business aviation aftermarket. The demand for services in the aviation aftermarket is influenced primarily by the utilization levels of aircraft in service, as measured by the number of annual hours flown. As discussed below, utilization in both the business and commercial airline sectors is increasing. In the military market, the demand also reflects primarily the levels of hours flown, as well as the percentage of work that the military outsources to private companies such as the Company. The Company also provides products and services to the prime aerospace manufacturers. The manufacturing sector is influenced by the number of aircraft produced for both the commercial and military markets. Current projections of future aircraft deliveries that impact the Company's revenues are for increased deliveries.

 Business Aviation Aftermarket

  According to data provided by First Equity Development, the worldwide turbine-powered business aviation aftermarket is approximately $3.4 billion in size, excluding the cost of fuel. First Equity Development, an aviation industry investment banking firm, represented Garrett in connection with the Acquisition and received a customary fee when the Acquisition was consummated.

  The portions of the worldwide turbine powered business aircraft market which are the focus of the Company and of Garrett include primarily engine maintenance, airframe maintenance, avionics maintenance and aircraft interior modification and refurbishment. Data supplied by First Equity Development indicates that engine maintenance, predominantly the repair and overhaul of turbine engines, represents in excess of $1.25 billion of the business aviation aftermarket. Engine maintenance is especially important from a strategic standpoint, because it is a primary determinant in the selection of a service center by an aircraft operator. If the service center is providing the engine maintenance, it is in an optimum position to offer other services as well, including airframe maintenance, avionics maintenance or replacement, and aircraft interior modifications and refurbishment.

  The Company anticipates that the business aviation industry will grow over the next several years, due to the following principal factors: (a) an increase in the size of the world fleet of aircraft; (b) increased utilization of the world fleet; and (c) increased maintenance requirements relating to the average age of the fleet.

  Increasing Fleet Size. There were approximately 16,500 turbine powered aircraft (turbofan and turboprop powered) in service in the world market at the end of 1995, according to industry sources. The size of the fleet has grown by approximately 3,000 aircraft since 1985, representing an increase of 21%. Over the next decade, the fleet is projected, based on information from industry sources, to grow by over 4,500 additional aircraft, to a fleet size of over 20,000 aircraft, based on committed and projected orders.

  Approximately half of the worldwide fleet is powered by turbofan engines, which account for a disproportionately higher percentage of maintenance and overhaul expenditures. According to data supplied to the Company by First Equity Development, the turbofan engine market is led by AlliedSignal engines, with approximately a 38% worldwide market share. This is followed by Pratt & Whitney, General Electric and Rolls Royce. The Company provides engine overhaul services for over 40 different engine types and for all of the major engine manufacturers. Garrett management estimates that it currently services approximately 70% of the North American market for TFE731 turbofan engines, which is the leading AlliedSignal turbofan engine.

  In addition to the growth in fixed wing aircraft, there has been equally steady growth in turbine powered helicopters. The current worldwide fleet is estimated at over 14,000 aircraft and the worldwide fleet is projected to grow by over 2,000 units during the next five years, based on information provided by industry sources, UNC Airwork provides engine overhaul services for several of the leading helicopter turbine engines, including the Allison 250 engine and the Pratt & Whitney PT6T Twin Pac.

  One of the contributing factors to the recent and anticipated growth of the world business aircraft fleet is the significant increase in the popularity of fractional ownership plans, in which small to medium sized companies can access corporate jets through participation in nationwide jet networks with one of several network providers. The growth in these and similar programs substantially broadens the market of corporate aircraft customers. The expansion of fractional plans also increases the average utilization of those aircraft, which has a positive impact on the overall levels of maintenance and other aftermarket expenditures.

  Increasing Utilization of the World Fleet. The Federal Aviation Administration (the "FAA") projects that hours flown by domestic turboprop and turbojet fixed wing aircraft will increase from approximately 2.3 million hours in 1995 to approximately 3.0 million hours in 2005, an increase of 30% for that ten year period. These estimates are based on FAA survey reports. This trend is based primarily on improved global economic factors, including the expansion of long-haul international business jets being utilized and the expansion of fractional ownership plans. The FAA estimates that the number of corporate international flights increased over the last year, including flights to the Pacific Rim. Gulfstream and Bombardier, the two principal manufacturers of long range business jets, also report significant increases in the backlog of long-haul business jets on order.

  Increased Maintenance Requirements of Aging Fleet. A third factor in the growth of this market is the increased maintenance requirements of existing aircraft, based on the increasing age of the existing fleet. FAA and OEM mandated maintenance requirements for engines, other aircraft components (e.g., landing gear, power units, hydraulic systems) and the airframe itself require an increase in the level of maintenance as an aircraft ages, particularly after 15 years of usage. Based on a significant increase in new aircraft deliveries between 1977 and 1982, there is an increase being experienced currently in business aviation maintenance expenditures for these older aircraft. Additionally, the current increase in new aircraft deliveries is creating an expanding market for the refurbishment of used aircraft, prior to resale. Utilizing upgraded engines and performing other refurbishments can extend substantially the economic life of an airframe, at relatively low costs compared to the purchase price of a new aircraft. As a result, the average age of the fleet is increasing.

  An additional factor in this area relates to the recent advances which have been made in avionics technology. In addition to normal maintenance expenditures for an aging aircraft, many corporate aircraft owners prefer to have state-of-the-art avionics systems. An increasing level of Garrett's revenues relates to the installation of partial or total replacement systems. An individual system may range from $500,000 to as much as $1,500,000.

 Military Aviation Aftermarket

  The market for the Company's Aviation Services division depends primarily on the level of funding for the O&M portion of the United States Defense Department annual budget, as well as the percentage of O&M requirements which are outsourced to the private sector. Although the overall Defense Department budget has been declining over the past decade, on an inflation adjusted basis, the O&M portion of the budget has remained and is forecasted to remain stable. O&M expenditures have increased as a percentage of the total defense budget from approximately 29% in 1985 to approximately 37% for the 1996 budget. In addition, the percentage of the O&M budget being outsourced is increasing, resulting in a net expected increase in the market for the Company's military aviation services.

  The Secretary of Defense formed a congressionally-mandated task force in 1994, consisting of senior government and industry leaders, to examine alternatives to improve cost efficiency, including the area of depot maintenance services. The task force and a successor task force recommended further expansion of private sector outsourcing, based on its lower relative cost. As an example, one entire facility previously operated by the Air Force is currently being privatized under a new privatization-in-place program. The Company is in discussions with all branches of the military regarding similar projects for other facilities.

 Commercial Aviation

  The industry conditions in the commercial airline market affect both the demand for the Company's accessory services, based primarily on the levels of commercial fleet utilization, and for the Company's OEM manufacturing, based primarily on the level of new aircraft on order.

  The commercial airline market experienced a substantial downturn from 1991 to 1993, incurring record losses during that period. This had a negative impact on the levels and timing of new aircraft being ordered. The United States domestic airlines began to restore their profitability in 1994 and reached significantly improved levels of profitability in 1995. These earnings, as well as cash generated from debt and equity placements, have improved balance sheets throughout the industry, which has led to a significant increase in orders for new aircraft.

  Worldwide demand for air service is projected to grow in all commercial aviation sectors, according to industry reports. According to the Current Market Outlook published by the Boeing Commercial Airplane Group in 1995, worldwide air traffic will grow at a compounded rate of 5.1% through the year 2014. According to the "Airline Monitor," a leading industry trade publication, this increased demand will cause annual deliveries of new larger commercial airliners to increase from 500 in 1995 to 900 in 2010, as well as causing growth in the fleet of regional aircraft.

  The Company believes that projected growth in revenue passenger miles and the increase in new aircraft deliveries should both have a favorable impact on the performance of the Company's accessory services operation, as well as its OEM manufacturing operations. Additionally, the Company's major OEM customers are experiencing increases in orders, particularly for engines and engine parts reflecting improvement in the industry.

  Other airline markets have grown more rapidly than the major airlines, including a number of the low-fare airlines, certain regional airlines and the major package and cargo airlines. The Company provides services for a number of these companies, most of which have limited internal maintenance capabilities.

PRODUCTS, SERVICES AND CUSTOMERS

  The following summarizes the current operations of the Company and of Garrett immediately prior to the consummation of the Acquisition and the organization of the business subsequent to the date of the Acquisition.

  Newly-Formed Aircraft and Engine Services Division. Prior to the Acquisition the Company's Engine Overhaul Division comprised three operations, UNC Airwork, UNC Engine & Engine Parts and UNC Metcalf. Together these three operations performed turbine engine overhaul and maintenance, provided parts provisioning for business and helicopter operators and regional airlines, and provided industrial power packages for land based industrial and marine use. Immediately following the Acquisition, UNC Airwork, UNC Engine & Engine Parts and UNC Metcalf joined with Garrett to form a new division, the "Garrett Aviation Services Division." This combination of the operations is designed to accelerate the implementation of the projected acquisition benefits and to enhance customer service. The Company's Engine Overhaul Division recorded revenues of $130.6 million in 1995. On a pro forma basis assuming consummation of the Acquisition, the UNC/AlliedSignal Agreement and the sale of the Heavy Maintenance Business, revenues for the newly-formed Aircraft and Engine Services Division would have been approximately $459.7 million in 1995.

  The new division is headed by L. David Clemons, who was President and CEO of Garrett prior to the Acquisition. Mr. Clemons has had over 20 years of experience in the aviation aftermarket, principally working with AlliedSignal. All of the senior operating management of Garrett have continued with the Company following the Acquisition.

  UNC Airwork is a leading independent provider of turbine engine overhaul services. It overhauls and repairs over 40 different engine models (including engines manufactured by AlliedSignal, Pratt & Whitney, General Electric and Rolls Royce) for a wide range of corporate and commercial customers. UNC Airwork provides engine overhaul services at two main facilities in Millville, New Jersey and Miami, Florida, as well as five satellite turbine repair locations in Atlanta, Georgia; Wichita, Kansas; Dayton, Ohio; Milton, Florida; and Van Nuys, California. In 1994, the APU repair capabilities of UNC Accessory Services were transferred to UNC Airwork's operations in Millville. Also in 1994, the small engine overhaul operations conducted at Pacific Airmotive in Burbank, California were consolidated into UNC Airwork's facilities in Millville and Miami. This consolidation places all major engine overhaul capabilities in two strategic locations, making for a more cost effective use of each unit's capabilities.

  UNC Engine and Engine Parts provides parts and accessory support for small gas turbine engines, as well as industrial packages. Specializing in the support of the PT6 engine manufactured by Pratt & Whitney, this unit has also expanded capabilities to meet the needs of PT6T Twin Pac, JT15D, Allison 250 and APU operators. UNC Engine and Engine Parts maintains an inventory of PT6 spare engines and APU's and also has one of the largest PT6 inventories of parts and accessories in the industry.

  Acquired in 1993, UNC Metcalf specializes in the overhaul and repair of industrial turbine engines, particularly the Solar Centaur and Saturn models. Metcalf provides a broad range of support services including operations including engineering, installation, maintenance, parts repair and rebuild. Additionally, Metcalf has developed certain proprietary repair processes which provide customers with a low cost alternative to parts replacement. Metcalf also provides complete "turnkey" service including on site contract maintenance and operations.

  Garrett operates six combined hangars and overhaul facilities, each offering fly-in access, at strategic business aviation airports across the U.S.: Los Angeles and Van Nuys, California; Houston, Texas; Augusta, Georgia; Springfield, Illinois; and Long Island, New York. Garrett also operates an engine repair and overhaul facility in Little Rock, Arkansas. Garrett provides a full range of overhaul services to over 2,000 business aviation customers, including complete engine and airframe repair and overhaul capabilities, full interior and exterior refurbishments, new aircraft completions, avionics installation and spare parts distribution. Garrett currently specializes in providing these services to aircraft powered by AlliedSignal turbofan and turboprop engines and APU's. As a result of the Acquisition, the Company is able to offer a full range of services to business aircraft powered by a wide range of engine types from all of the leading engine manufacturers.

  Accessory Services. UNC Accessory Services provides a wide range of repair and overhaul services for the commercial airline industry as well as for the original equipment manufacturers. This Division was formed in 1994 in order to combine all repair services serving the same customer base under one management, providing a streamlined approach to the customer's needs.

  Accessory Services consists of four certified FAA repair station facilities providing accessory overhaul, repair and test services to aircraft operators, including business aircraft operators, major airlines, international airlines, national airlines, regional airlines and package and freight carriers. Services are also provided to independent aircraft engine overhaul facilities and aftermarket distributors. Accessory Services supports over fifty categories of aircraft accessories, covering more than thirty thousand line items. The items serviced include landing gear, constant speed drives, radar components, generators, transponders, pneumatic valves, cooling turbines, flight control actuators, propellers, fuel system components, hydraulic system components, and anti-skid brake system components. New capabilities for regional turbo-prop aircraft and newer generation turbine aircraft continue to be added. The Accessory Services division was founded in 1951 and acquired by the Company in 1989. Accessory Services is an authorized service center for leading original equipment manufacturers, including AlliedSignal Aerospace Products, APPH, Chandler Evans and HR Textron. The Company believes it is the largest independent supplier of aircraft accessory support. The Company's Accessory Services Division had revenues of $45.6 million in 1995.

  Aviation Services. UNC Aviation Services Division is a leader in the provision of aircraft maintenance, overhaul, logistics support, systems integration and aviation training services to the United States miliary, as well as to domestic and foreign government agencies. The Division has more than 35 years of experience in this field. The Division has three operating units, UNC Federal Services, UNC Contract Field Services and UNC International Services. Work is performed at military and customer sites throughout the United States and overseas. Contracts are a combination of fixed price, time and cost of materials, and cost plus incentive award fees with options for multiple years. Since 1992, the Division has grown from $89.1 million in 1992 annual revenues to $251.2 million in 1995 through successful awards of competitive contracts and through acquisitions. The Company plans a similar pattern for future growth. This business is managed centrally at the Company's Annapolis, Maryland headquarters with operational program offices in Pensacola, Florida and Oklahoma City, Oklahoma.

  UNC Federal Services is a leader in aircraft maintenance, contract logistics support, systems integration and aircrew training for the United States military. The market for these military contract services results from the Department of Defense contracting with the private sector to obtain services for less than they would cost if they were performed by government personnel. Awards of these contracts are generally based on a best value criteria established by the government. As a result, successfully competing for the award of these contracts requires high technical ratings, a low price and demonstrated past performance.

  UNC Contract Field Services has for more than 35 years provided depot level and below depot level maintenance, repair, modification and logistical services for virtually every Department of Defense weapon. Through the Contract Field Teams (CFT) program, the Company serves the United States Army, Navy, Air Force, NASA and Coast Guard. Recently, the Field Teams began new efforts at the United States Army Corpus Christi Aviation Depot, the Anniston Army Depot, the Red River Army Depot, the Alameda Naval Aviation Depot and the Coast Guard Aviation Repair and Support Depot. In addition, Field Teams have initiated the planning, scheduling and implementation of the military's Strategic Mobility Logistics Base program to support the global pre-positioned ships effort.

  UNC International Services provided maintenance program management and logistical services to customers worldwide. The Company is the largest United States service contractor to the Royal Saudi Air Force providing F-5 jet fighter technical and logistical support, C-130 cargo aircraft logistical support and other services. In addition, the Company provides electronic repair and support functions to the Royal Saudi Naval Forces.

  The Company has broad-based experience in aviation supply support, including maintaining and managing in-house supply departments using networks of vendors and major military supply systems for requisition, receipt, storage, issue, overhaul and repair of parts and materials.

  Manufacturing. The Company's Manufacturing Division supplies turbine engine and airframe component parts for the prime engine and aircraft original equipment manufacturers and the military. Manufacturing provides advanced capabilities from design to production that result in high technology, precise tolerance and advanced alloy parts. This Division consists of UNC Johnson Technology, UNC Tri-Manufacturing, UNC Tri-Remanufacturing, UNC Artex and UNC Aerostructures. Manufacturing revenues for 1995 were approximately $103.6 million.

  Johnson Technology, founded in 1963 and acquired by the Company in July 1993, provides high technology turbine nozzles and vane manufacturing and repair, and specialized non-conventional machining of super alloys such as electro-chemical deep hole drilling, laser drilling, and electrical-discharge machining. Customers include Pratt & Whitney, the United States Department of Defense, and General Electric. Johnson Technology enjoyed significant growth in 1995, due to several government and OEM contracts. Johnson's backlog at December 31, 1995 was $46.1 million.

  Tri-Manufacturing, founded in 1955 and acquired by the Company in 1988, is a leading manufacturer of precision complex fabrications, aircraft parts and assemblies for turbine engines for commercial and military aviation applications. Primary customers include General Electric, Pratt & Whitney and the Department of Defense.

  Tri-Remanufacturing, which was started by the Company in 1991, reconditions engine components to serviceable condition. The remanufacturing business is supported by customer driven development of parts repairs, to lower repair and overhaul costs. Tri-Remanufacturing's customers are the commercial airlines who perform their own engine overhauls, independent and OEM engine overhaul shops and the military. These customers generally lack the expertise, the ability to develop approved repairs, and the volume of work on each different part to justify in-house performance of this work.

  Artex, founded in 1957 and whose assets were acquired by the Company in April 1993, expands the Company's repair and remanufacturing capabilities through highly specialized repairs of components including engine gearboxes and cases, as well as aircraft component housings and other engine and aircraft parts and accessories. Artex's primary customers are the major commercial airlines.

  Aerostructures, founded in 1965 and acquired by the Company in 1993, is an experienced manufacturer of structural components and sheet metal sub-assemblies for major aircraft manufacturers and enjoys the status of a first-tier supplier to Boeing. The entity provides a wide manufacturing capability serving substantially all major airframe and aerospace companies, leading industrial subcontractors and the U.S. Military. Customers include, Boeing, Northrop, Vought, Bell Helicopter, Lockheed and Grumman.

  Trading. During 1993, the Company established a Trading Division for the purpose of expanding its business in the airframe and engine parts market and generating revenues from other aircraft and engine related transactions. In addition, the Company is consolidating its engine and accessory marketing within this Division located in Miami, Florida. In 1993, the Division acquired a McDonnell Douglas DC-10-30 aircraft under a leverage lease which it subsequently sold in 1994. Also, the Division acquired a Boeing 767 aircraft in 1994 which it has disassembled and is refurbishing or repairing, as required, and disposing of in the aftermarket through sale, lease or the creation of exchange pools or similar transactions.

MARKETING

  The Company markets its products and services through approximately 97 sales and marketing employees and approximately 66 agents in foreign markets. Marketing is organized by operating unit and region. Each operating unit has a marketing director responsible for coordinating the marketing activity of that unit. Joint marketing efforts of products and services of different units are coordinated by the Company's corporate marketing department, headquartered in Annapolis. The Company conducts its international marketing efforts through U.S. and foreign based personnel and sales managers located in Singapore, Amsterdam and Miami.

  Garrett employs an additional professional sales force of 15 regional sales managers, distributed geographically across the U.S. and Mexico. In addition, Garrett employs a regional sales manager for Europe, based in Paris, and has representative agreements with parties in Argentina, Venezuela, China and The Middle East. Garrett's regional sales force is compensated with a base salary and an incentive component based on company results.

  In conjunction with AlliedSignal, Garrett supports and utilizes AlliedSignal's proprietary data market forecast system which tracks maintenance event activity by individual customer and aircraft, and provides early visibility into future maintenance requirements. Garrett also has the benefit of Allied Signal customer service representatives located at each of the facilities to provide factory support to the customers, and AlliedSignal's retrofit sales force, which markets the retrofit of Dassault's Falcon 20 aircraft with AlliedSignal engines, in which Garrett is the subcontractor to AlliedSignal for engine installation.

  Garrett is the largest outside provider to AlliedSignal under Allied's Maintenance Service Plan ("MSP"), a program providing engine owners long-term maintenance, funded by fixed payments per flight hour. This program levels the maintenance cost of an engine over the engine's life. At present, approximately 54% of all TFE731 engines are covered by the program. Garrett provides MSP service directly to AlliedSignal, which is responsible for administering the program, but the customer is able to access the convenience of Garrett's nationwide service centers. Garrett's revenues under the MSP program were approximately $101 million in 1995.

COMPETITION

  The businesses and markets in which the Company operates are highly competitive.

  UNC Aircraft and Engine Services. The Company's engine overhaul operations currently compete primarily with, and largely at the discretion of, the aircraft OEMs including AlliedSignal, General Electric, Pratt & Whitney and Rolls-Royce. These operations also face significant competition from a large number of other domestic and foreign entities such as Dallas Airmotive, Standard Aero, National Airmotive, BizJet, KC Aviation (an aviation services subsidiary of Kimberly-Clark), Bombardier, Duncan Aviation and others. The Company's overhaul operations also compete with sales of used engines.

  UNC Accessory Services. The Company's Accessory operations compete with a large number of smaller service facilities and with certain OEM's that provide aftermarket services for their products. Quality and reliability of service, prompt turn-around time, price and customer service are major competitive factors in the engine overhaul and component services businesses.

  UNC Aviation Services. In providing contract aviation services to the military, the Company's major competitors are DynCorp, Raytheon Aerospace Services (formerly Beech Aircraft Services and Serv-Air), Northrop-Grumman Services, Lockheed Support Services, McDonnell Douglas Services, and Reflectone Training Services. The Division is one of only four companies holding the recurring Contract Field Team contract administered by the United States Air Force. Other CFT contracts are held by DynCorp, Lockheed and Raytheon (Serv-Air).

  UNC Manufacturing. With respect to the Company's manufacturing operations, Johnson Technology's competition exists in the form of OEM in-house capabilities and Chromalloy, Meyer Tool, Howmet and Walbar. Tri-Manufacturing's principal competitors are The Barnes Group, Ketema and Chemtronics. Tri-Remanufacturing and Artex's principal competitors are Windsor Airmotive, Chromalloy, NORDAM PSD and Pyromet. Aerostructures competes with Ace Clearwater, Dynabil Industries, Monitor Aerospace, AeroChem and ChemFab. Price, quality and customer service are major competitive factors in this business.

  Garrett. Garrett competes with a variety of fixed base operators, aircraft repair and engine overhaul entities, including several outlined above, although many of these provide some light-level engine maintenance. Primary competitors for the servicing of AlliedSignal powered aircraft include KC Aviation and Duncan

Aviation. In the engine overhaul area, competitors include Alliance Engine (a joint venture of KC Aviation and Duncan Aviation). AlliedSignal also performs a moderate level of factory engine overhaul services.

BACKLOG

  As of December 31, 1995, the total contract price of the backlog of orders for manufactured engine and airframe parts and aviation contract services for the military, including option years believed to be firm, was approximately $646.1 million, and approximately 56% of the orders or services represented thereby have been or are currently expected to be filled during 1996. As of December 31, 1994, such total was approximately $670.2 million.

EMPLOYEES

  As of June 30, 1996, the Company had approximately 6,970 employees, of whom approximately 1,600 are subject to collective bargaining agreements.

REGULATION

  All of the Company's and Garrett's facilities are licensed by the FAA in their respective specialties and are subject to applicable FAA rules and regulations.

PROPERTIES

  The principal executive offices of the Company are located at 175 Admiral Cochrane Drive, Annapolis, Maryland. The executive offices are subject to a lease expiring in 1997 with renewal options and an option to purchase and are comprised of approximately 34,000 square feet in a modern office building.

  The following table sets forth certain information regarding the facilities operated by the Company as of June 30, 1996.

                                                            APPROXIMATE
        LOCATION                                           SQUARE FOOTAGE TITLE
        --------                                           -------------- ------
   AIRCRAFT AND ENGINE SERVICES(1)
     Burbank, California (closed).........................    120,000     Owned
     Coconut Creek, Florida...............................      4,000     Leased
     Miami, Florida.......................................     46,000     Leased
     Millville, New Jersey................................    260,000     Leased
     Odessa, Texas........................................     36,500     Leased
     Little Rock, Arkansas................................      6,000     Leased
     Los Angeles, California..............................    127,260     Leased
     Van Nuys, California.................................     80,970     Leased
     Augusta, Georgia.....................................     96,604     Leased
     Springfield, Illinois................................    241,143     Leased
     Ronkonkoma, New York.................................    116,685     Leased
     Houston, Texas.......................................    114,851     Leased
   ACCESSORY SERVICES
     Ft. Lauderdale, Florida..............................     21,000     Leased
     Millville, New Jersey................................     20,000     Leased
     Bayshore, New York...................................     41,000     Owned
     Grand Prairie, Texas.................................     41,700     Owned
   AVIATION SERVICES
     Pensacola, Florida...................................      2,600     Leased
     Annapolis, Maryland..................................      5,100     Leased
     Oklahoma City, Oklahoma..............................     36,700     Leased
     San Antonio, Texas...................................     10,000     Leased

                                                            APPROXIMATE
        LOCATION                                           SQUARE FOOTAGE TITLE
        --------                                           -------------- ------
   MANUFACTURING SERVICES
     Terre Haute, Indiana.................................    212,000     Owned
     Terre Haute, Indiana.................................     66,000     Leased
     Muskegan, Michigan...................................    105,000     Owned
     Addison, Texas.......................................     20,000     Leased
     Everett, Washington..................................    135,000     Leased

- --------
(1) The Aircraft and Engine Services Division was formed in conjunction with the Acquisition, to combine UNC Airwork and certain other Company operators with Garrett. See "--Products, Services and Customers." This division also leases satellite facilities in five states aggregating approximately 10,000 square feet.

TERMS OF GARRETT ACQUISITION PURCHASE AGREEMENT

  Under the terms of the Purchase Agreement, the Company paid Garrett approximately $144.6 million in cash at the closing and assumed certain of the obligations, liabilities and commitments of Garrett arising out of the Garrett business with respect to the operation of the Garrett business prior to May 30, 1996, the date on which the closing of the Acquisition occurred. Obligations and liabilities in respect of borrowed money and current portions of long-term bank financing and liabilities relating to or arising from the Acquisition were not assumed by the Company. Pursuant to the originally executed Purchase Agreement, the cash portion of the purchase price was to be adjusted following closing based on the net asset value of the assets and liabilities the Company acquires and assumes on the closing date, determined based upon post-closing audit procedures. If such net asset value was less than $47.075 million, the purchase price would have been decreased to the extent of the difference between such amounts. If such net asset value was greater than $47.575 million, the purchase price would have been increased to the extent of the difference between such amounts. The Company and Garrett subsequently entered into an amendment to the Purchase Agreement providing that the Garrett sellers would prepare an estimate prior to closing of the net asset value of the assets and liabilities of Garrett to be acquired by the Company. If such estimated net asset value exceeded $47.575 million, then at the closing, the Garrett sellers would retain accounts receivable in an aggregate face amount equal to such excess. The Garrett sellers retained approximately $29.1 million in accounts receivable at closing. The final net asset value of the Garrett assets and liabilities acquired by the Company will continue to be determined pursuant to a post-closing audit, following which any necessary adjustment to the cash portion of the purchase price paid by the Company will be made in accordance with the terms of the Purchase Agreement described above. The Purchase Agreement provides for the Garrett sellers to deliver an audited balance sheet of the Garrett business as of the closing date (and a related statement of the net asset value of the Garrett assets and liabilities acquired by the Company on that date) by July 30, 1996. The parties have subsequently agreed that the Garrett sellers shall have until September 30, 1996 to complete the audit and deliver such information. The agreement also contains provisions for the resolution of any disputes arising from the audit.

  In the Purchase Agreement the Garrett sellers agreed to indemnify the Company for breaches of representations and warranties and other matters subject to important limitations, including a $3 million aggregate limitation on the sellers' indemnification obligations thereunder. In connection with the purchase of the Garrett engine overhaul division from AlliedSignal in 1994, Garrett entered into a purchase agreement with AlliedSignal which contained representations and warranties and indemnities from AlliedSignal (the "AlliedSignal Purchase Agreement"), including indemnification for certain environmental matters relating to the conduct of the business prior to the sale of the business by AlliedSignal to Garrett. Under the terms of the Purchase Agreement, at the closing of the Acquisition the Company was assigned and succeeded to all of Garrett's rights and obligations under the AlliedSignal Purchase Agreement, including the right to seek indemnification for breaches of the representations and warranties made by AlliedSignal relating to the conduct of the business prior to its acquisition by Garrett and related environmental matters.

HART-SCOTT-RODINO PROCEEDINGS

  UNC Airwork, a subsidiary of the Company ("Airwork"), performs overhaul and repair services on several aircraft engines, including the AlliedSignal TFE731 engine. Prior to the time the Acquisition was consummated, Airwork was authorized by AlliedSignal to perform, among other things, compressor zone inspections and related repair services ("Heavy Maintenance") on the AlliedSignal TFE731 engine. For the year ended December 31, 1995, the Heavy Maintenance Business had revenues of approximately $10.0 million. Garrett is also authorized to perform these services and the terms of the AlliedSignal Operating Agreement prohibit AlliedSignal from authorizing additional heavy maintenance service centers without Garrett's prior consent during the term of the AlliedSignal Operating Agreement.

  In connection with its review of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1977, the United States Department of Justice (the "Justice Department") raised certain issues concerning the Heavy Maintenance aspects of the Garrett and Airwork businesses. Following discussions with the Justice Department, the Justice Department agreed that it would not object to completion of the Acquisition if the Company and Garrett proceeded on the basis of the arrangements discussed below.

  The Company, Garrett and AlliedSignal agreed that Airwork would transfer Airwork's Heavy Maintenance Business and the related authorization from AlliedSignal to Sabreliner, an existing provider of aircraft engine overhaul and repair services. This transaction was consummated immediately prior to the Acquisition. Pursuant to the terms of an asset purchase agreement, the Company sold to Sabreliner certain assets for their approximate book value (including tooling, inventory and test equipment which had a book value at December 31, 1995 of approximately $2.0 million). Airwork used these assets in connection with the conduct of the Heavy Maintenance Business. Under the terms of the Sabreliner asset purchase agreement, Airwork will perform certain Heavy Maintenance services on behalf of Sabreliner for a transition period following the closing. Airwork will be required to pay AlliedSignal a royalty in connection with the performance of certain of these services after a ten month transition period. Following the sale of the Heavy Maintenance Business, Garrett will continue to perform heavy maintenance services. The Company does not believe that the divestiture of the Heavy Maintenance Business to Sabreliner will have a material effect on the financial condition, liquidity or results of operations of the Company.

UNC/ALLIEDSIGNAL AGREEMENT

  As noted above, Airwork transferred its existing AlliedSignal authorization to conduct the Heavy Maintenance Business to Sabreliner immediately prior to the Acquisition. This authorization was replaced by a new AlliedSignal repair agreement (the "UNC/AlliedSignal Agreement"). Under the terms of the UNC/AlliedSignal Agreement, the Company is authorized to perform repairs on certain AlliedSignal parts and components. Under the terms of this agreement, AlliedSignal will submit purchase orders to the Company totalling $15.0 million annually in parts and component repairs through December 31, 1997. This $15.0 million annual commitment will be pro rated for any partial year during the term of the UNC/AlliedSignal Agreement. The Company has agreed to perform these repairs for AlliedSignal at a price which is 6% below that offered to AlliedSignal by other authorized vendors.

  Under the terms of the UNC/AlliedSignal Agreement, the Company is granted the right for a limited period of time to perform AlliedSignal TFE731 parts and component repair services directly for Sabreliner so that Airwork can meet its obligations to provide Sabreliner with the transition repair services discussed above. The Company is also authorized to continue to perform AlliedSignal TFE731 parts and component repairs for certain specified customers other than AlliedSignal and Sabreliner through December 31, 1997. Airwork must pay AlliedSignal a royalty equal to 20% of the price Airwork charges such customers, net of the costs of any parts or components used in connection with such repairs which are purchased directly from AlliedSignal, taxes and shipping costs.

  Other than the $15.0 million in annual repairs which AlliedSignal is required to purchase from the Company, repairs the Company may perform for Sabreliner during the transition period and repairs the Company is authorized to perform for the specified customers discussed above, Airwork will not be authorized by

AlliedSignal to perform repairs on any AlliedSignal TFE731 or TPE331 parts and components during the term of the UNC/AlliedSignal Agreement.

  The UNC/AlliedSignal Agreement expires on December 31, 1997. The agreement provides that the parties will hold good faith business discussions concerning all elements of the relationship among the Company, Garrett and AlliedSignal. While the Company has no reason to believe that these discussions will not proceed favorably, there can be no assurance that the UNC/AlliedSignal Agreement will be extended beyond December 31, 1997 or that it will be extended on terms as favorable to the Company as those presently in effect. However, the Operating Agreement between Garrett and AlliedSignal is to remain in effect through June 30, 2009.

  AlliedSignal, Garrett and the Company have also agreed that AlliedSignal shall be entitled to appoint one heavy maintenance service center in addition to the center being conveyed to Sabreliner by Airwork and to make successor appointments in respect of such additional center.

  The Company paid AlliedSignal $1.5 million in consideration of being a party to the arrangements discussed above.

                                  MANAGEMENT

THE COMPANY

  The following table sets forth information regarding the directors and executive officers of the Company.

   NAME                   AGE POSITION
   ----                   --- ----------------------------------------------------
   Dan A. Colussy          65 Chairman of the Board, President and
                               Chief Executive Officer and Director
   John J. Bonasia         63 Vice Chairman
   John H. Moellering      58 President, Aviation Services Division
   Ronald W. Frederick     48 President, Manufacturing Division
   L. David Clemons        42 President, Garrett Aviation Services Division
   Robert L. Pevenstein    49 Senior Vice President and Chief Financial Officer
   Gerald J. Knapp         53 Senior Vice President, Human Resources
   Richard H. Lange        63 Senior Vice President, General Counsel and Secretary
   Gregory M. Bubb         45 Senior Vice President, Finance and Treasurer
   Paul X. McLain          56 Vice President, Financial Controls
   Robert A. Marchetti     53 Vice President, International
   Berl Bernhard           67 Director
   Beverly B. Byron        64 Director
   John K. Castle          56 Director
   John W. Gildea          52 Director
   Freeman A. Hrabowski,
    III                    45 Director
   George V. McGowan       69 Director
   Jack Moseley            65 Director
   Lawrence A. Skantze     68 Director

  Dan A. Colussy has been Chairman of the Board, Chief Executive Officer and President of the Company since October 1995 and prior thereto served as Chairman and Chief Executive Officer from September 1994. Mr. Colussy was Chairman, President and Chief Executive Officer of the Company from 1989 through September 1994. From December 1984 though 1989, Mr. Colussy was President and Chief Executive Officer of the Company. Mr. Colussy was Chairman, President and Chief Executive Officer of Canadian Pacific Air Lines, Limited, a commercial airline, from November 1982 until December 1984. Mr. Colussy also served as Chairman of Columbia Air, a commercial airline, from June 1981 to November 1982. Prior to that time, Mr. Colussy served in senior management positions with Pan American World Airways, a commercial airline, for more than five years, and was President and Chief Operating Officer from 1978 to December 1980. Mr. Colussy is a director of Baltimore Gas and Electric Company, a public utility, and Blue Cross Blue Shield of Maryland, Inc., a health insurer. Mr. Colussy has served as a Director of the Company since 1981.

  John J. Bonasia has served as Vice Chairman of the Company since June 1996. Previously he was Senior Vice President, Engine Overhaul Division from October 1994. He has served in various senior management positions since he joined the Company in 1988. Prior to joining the Company, he served as President and Chief Operating Officer for Elano Corporation, a subsidiary of General Electric Company.

  John H. Moellering has served as President, UNC Aviation Services Division since June 1996. He joined the Company as Executive Vice President, UNC Aviation Services in October 1993. Previously he was President and Chief Executive Officer of Lear Siegler Management Services Corporation, an international aviation maintenance service company, from 1990 to 1993. He served as Corporate Vice President with Automatic Data Processing, Inc., a computer operations and network services company, from 1987 to 1990.

  Ronald W. Frederick has served as President Manufacturing Division since June 1996. Previously he was Vice President Manufacturing Division. Prior to joining UNC, he served as President of Johnson Technology and Gentz Manufacturing Companies. He served as Director Manufacturing for Williams International. Also he served in various management positions with General Electric Aircraft Engine Group for 21 years.

  L. David Clemons has served as President, Garrett Aviation Services Division since June 1996. Previously he served as the President and Chief Executive Officer of Garrett since its inception in June 1994. Prior to this he served as General Manager of the Los Angeles facility of Garrett Aviation Services and in various positions with AlliedSignal's aircraft services and repair business for over 20 years.

  Robert L. Pevenstein has served as Senior Vice President and Chief Financial Officer of the Company since February 1992. He served as Vice President Finance and Chief Financial Officer of the Company from October 1987 to February 1992. He joined the Company as Controller in September 1987. From 1977 to 1987 he served as Vice President and Chief Financial Officer of Radiation Systems, Inc., a manufacturer of sophisticated antenna systems.

  Gerald J. Knapp has served as Senior Vice President, Human Resources since May 1994. He joined the Company as Vice President, Human Resources in April 1991. Prior to such time, he was Manager, Human Resources Management, for Thomason Consumer Electronics, Inc. and General Electric Company.

  Richard H. Lange has served as Senior Vice President, General Counsel and Secretary since May 1994. He was elected Vice President, General Counsel and Secretary of the Company in July 1987. Prior to that time, Mr. Lange was Vice President, General Counsel and Secretary for the Rorer Group, Incorporated, a multinational pharmaceutical company.

  Gregory M. Bubb has served as Senior Vice President, Finance and Treasurer since June 1996. Previously he was Vice President and Treasurer from May 1992. He joined the Company as Treasurer in March 1988. Prior to joining the Company, he served as Assistant Treasurer for Figgie International, a diversified international manufacturing and financial services company.

  Paul X. McLain joined the Company as Vice President, Financial Controls in August 1982. Prior to joining the Company, he served as a partner with KPMG Peat Marwick, an international public accounting firm.

  Robert A. Marchetti has served as Vice President, International Division since June 1996. Previously he was Vice President Marketing from 1992. He has been in various senior management positions since he joined the Company in 1990. Prior to joining the Company, he served as Vice President Component Repair Division with Elano Corporation. He was Vice President Marketing and General Manager of the Metals Division for Copperweld Corporation.

  Berl Bernhard has been a Director of the Company since 1992. Since 1982, Mr. Bernhard has been the Chairman of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand. Mr. Bernhard has been a partner in the firm since 1962. Since 1992, Mr. Bernhard has been a Director of Uniroyal Chemical Company, Inc., a manufacturer of specialty chemicals.

  Beverly B. Byron has been a Director of the Company since 1993. Ms. Byron has been an independent consultant since November 1993. Ms. Byron served as a Presidential Appointee to the Commission on Base Closure & Realignment during 1993. She served as a Representative in the United States Congress from January 1979 to January 1993. Ms. Byron presently serves as a Director of Baltimore Gas & Electric Company; McDonnell Douglas Corporation, an aerospace manufacturer; Farmers & Mechanics National Bank of Frederick, a banking corporation; and Blue Cross Blue Shield of Maryland, Inc.

  John K. Castle has been a Director of the Company since 1986. Mr. Castle has been the Chief Executive Officer and a Director of Branford Castle, Inc., an investment firm, since September 1986. He has also served as Chairman, Chief Executive Officer and Director of Castle Harlan, Inc., a merchant banking firm, since June 1987. During the period 1979 to 1987, he served as the President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Castle is a Director of Sealed Air Corporation, a manufacturer of protective packaging materials; Quantum Restaurant Group, Inc., a restaurant holding company; INDSPEC Chemical Corporation, a manufacturer of specialty chemicals; and Homestead National Corporation, an insurance holding company.

  John W. Gildea has been a director of the Company since June 1996. Mr Gildea serves in a capacity as the initial nominee designated by holders of the Preferred Stock. See "Description of Preferred Stock." Mr. Gildea is Managing Director of Gildea Management Company a position he has held for over 25 years. He presently serves as a director for Factory Stores of America, America Service Group, Hain Food Group, American Opportunity Trust, PLC.

  Freeman A. Hrabowski, III has been a director of the Company since April 26, 1996. Mr. Hrabowski has been the President of the University of Maryland Baltimore County ("UMBC") since 1993. He served as interim President of UMBC from 1992 to 1993 and Executive Vice President of UMBC from 1990 to 1993. Mr. Hrabowski serves as a director of Baltimore Gas & Electric Company, the Joint Center for Political and Economic Studies, Loyola College of Maryland, the Maryland Academy of Science, The Robert G. and Ann M. Merrick Foundation, Inc./The Jacob and Anita Franz Foundation, Inc., a private grantmaking foundation, Citizens Bank of Maryland/Citizens Bancorp of Maryland, the Baltimore Equitable Society, insurance, CollegeBound, University of Maryland Medical System and the Baltimore Community Foundation a community grantmaking foundation.

  George V. McGowan has been a Director of the Company since 1989. Mr. McGowan served as Chairman and Chief Executive Officer of the Baltimore Gas & Electric Company from 1988 until his retirement in 1993. He presently serves as a Director of Baltimore Gas & Electric Company; NationsBank, a bank holding company; and McCormick and Company, Inc., a manufacturer of spices and specialty foods.

  Jack Moseley has been a Director of the Company since 1987. Mr. Moseley served as Chairman, President and Chief Executive Officer of USF&G Corporation, an insurance and financial services company, from 1980 until his retirement in 1990.

  Lawrence A. Skantze has been a Director of the Company since 1989. Mr. Skantze has been an independent industrial consultant since August 1987. He is a retired General, U.S. Air Force and served as the Commander, U.S. Air Force Systems Command from July 1984 to August 1987.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITY

  The Company is a party to an Amended and Restated Credit Agreement, dated as of May 22, 1996 (the "Revolving Credit Facility"), among the Company, the financial institutions who are parties thereto as lenders and First Union Commercial Corporation ("First Union") as agent for the lenders and First Union National Bank of North Carolina as the issuing bank for letters of credit issued thereunder. The Revolving Credit Facility provides the Company with up to a $110 million revolving line of credit. Amounts available to be borrowed are based on a specified percentage of the value of the accounts receivable and inventory of the Company and its subsidiaries. The Revolving Credit Facility includes the availability of up to $20 million of letters of credit and amounts available to be borrowed are reduced by the stated amount of letters of credit outstanding and unreimbursed drawings thereon.

  The following is a summary of certain provisions of the Revolving Credit Facility. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Revolving Credit Facility. A copy of the Revolving Credit Facility is available upon request to the Company (see "Available Information").

  Maturity. Unless extended with the consent of each of the lenders, the Revolving Credit Facility is scheduled to terminate on May 31, 2000.

  Borrowing Base. The amount of borrowings under the Revolving Credit Facility (aggregated with the stated amount of outstanding letters of credit) is limited to the lesser of (i) $110 million and (ii) the amount of the borrowing base. The borrowing base at any time is calculated as the sum of (a) 85% of the amount of accounts receivable owed to the Company and its subsidiaries by U.S. obligors that are not an agency or department of the U.S. government, (b) certain varying percentages of the amount of accounts receivable owed to the Company and its subsidiaries by U.S. government agencies or departments, foreign obligors and of certain amounts that are billable, but not yet billed, by the Company and its subsidiaries and (c) 80% of the orderly liquidation value of inventory of the Company and its subsidiaries (excluding certain work-in-process), plus 50% of the orderly liquidation value of certain work-in-process arising from the engine overhaul operations, provided that advances against work-in-process shall not exceed $5 million and provided that all advances against inventory shall not exceed $36 million, and the aggregate amount of inventory value included in the borrowing base shall never constitute more than 40% of the total borrowing base. The accounts receivable and inventory of Garrett were included in the borrowing base upon the completion by First Union of its examination and appraisal of the assets on July 31, 1996. The amount available to the Company for borrowing is reduced from each June 30 to the following March 30 by various amounts, the greatest of which does not exceed the Company's $4.2 million annual mandatory redemption payment with respect to its 7 1/2% Convertible Subordinated Debentures Due 2006 plus six months' interest on those debentures. The Revolving Credit Facility provides that the advance rate percentages with respect to the various categories of accounts receivable and inventory may be revised from time to time by the lenders in their discretion, exercised in good faith and in a commercially reasonable manner.

  Fees. The lenders under the Revolving Credit Facility are entitled to commitment fees at a rate of 0.5% per annum on the unused commitments. The commitment fee is subject to reduction if the Company achieves certain designated levels of total indebtedness for money borrowed ("Total Debt") to earnings before interest, taxes, depreciation and amortization ("Operating Cash Flow"). The commitment fee will not be less than 0.25% per annum.

  Interest. Borrowings will bear interest at a rate per annum equal to, at the election of the Company, either (i) the higher of the federal funds rate plus 1/2% or the agent's prime rate, in each case plus an applicable margin, or
(ii) an adjusted eurodollar rate plus an applicable margin. The applicable margin with respect to all borrowings is determined by reference to the ratio of the Company's Total Debt to Operating Cash Flow. The applicable margin for base rate borrowings will not be greater than 1.5% nor less than 0% per annum. The applicable margin with respect to Eurodollar borrowings will not be greater than 2.75% nor less than 1.25% per annum. The applicable margin for base rate borrowings is currently 1.5% per annum and for Eurodollar borrowings is currently 2.75% per annum.

  Guarantees. The obligations of the Company under the Revolving Credit Facility are, subject to certain limitations, guaranteed by each of the Company's domestic wholly-owned operating subsidiaries.

  Collateral. The obligations of the Company and its subsidiaries, whether as borrower or guarantor, in general, are secured by a pledge of their respective accounts receivable, inventory and other tangible and intangible assets. In addition, the obligations of the Company are secured by a pledge to the lenders of secured promissory notes of the Company's subsidiaries evidencing advances made by the Company to subsidiaries of proceeds of the Revolving Credit Facility.

  Financial Covenants. The following is a summary of the principal financial covenants contained in the Revolving Credit Facility. Performance of the financial covenants is measured by the performance of the Company and the subsidiary guarantors on a consolidated basis.

  The Company will not permit:

  1. Tangible net worth at the end of any fiscal quarter to be less than the following amounts during the following periods:

                                MINIMUM TANGIBLE
         FISCAL PERIOD             NET WORTH
         -------------          ----------------
       12/31/95 to 03/30/96       $ 28,000,000
       03/31/96 to 06/29/96       $(60,000,000)
       06/30/96 to 09/29/96       $(60,500,000)
       09/30/96 to 12/30/96       $(58,000,000)
       12/31/96 to 12/30/97       $(58,000,000)
       12/31/97 to 12/30/98       $(38,500,000)
       12/31/98 to 12/30/99       $ 12,500,000
       12/31/99 and thereafter    $ 50,000,000

  2. The ratio of Total Debt to Operating Cash Flow (for the four fiscal quarter period then ending), measured at the end of each fiscal quarter, to exceed the following amounts during the following periods:

         FISCAL PERIOD            RATIO
         -------------            -----
       12/31/95 to 03/30/96      6.0 to 1
       03/31/96 to 06/29/96     10.5 to 1
       06/30/96 to 09/29/96     10.5 to 1
       09/30/96 to 12/30/96      9.5 to 1
       12/31/96 to 03/30/97      7.0 to 1
       03/31/97 to 06/29/97      6.0 to 1
       06/30/97 and thereafter   5.0 to 1

  3. The ratio of (a) Operating Cash Flow less capital expenditures that are not financed to (b) total debt service plus payments under capital leases (measured at the end of the fiscal quarter and calculated on a rolling four fiscal quarters basis) to be less than the following amounts during the following periods:

         FISCAL PERIOD            RATIO
         -------------            -----
       12/31/95 to 03/30/96     1.10 to 1
       03/31/96 to 09/29/96     0.90 to 1
       09/30/96 to 12/30/96     1.00 to 1
       12/31/96 to 03/30/97     1.05 to 1
       03/31/97 and thereafter  1.10 to 1

9 1/8% NOTES

  The Company currently has outstanding $100 million in principal amount of its Senior Notes. The Senior Notes are senior unsecured obligations of the Company and mature on July 15, 2003. The Senior Notes rank senior in right of payment to the Notes and rank pari passu with the Company's outstanding indebtedness under the Revolving Credit Facility. The Senior Notes are guaranteed by the Guarantors on a basis senior to the Guarantees of the Notes and on a pari passu basis with the guarantees of the Revolving Credit Facility. The Senior Notes will be redeemable at the Company's option, at any time on or after July 15, 1998, at declining redemption premiums.

  The Senior Notes were issued pursuant to an Indenture among the Company, the Guarantors and Chemical Bank as Trustee dated July 15, 1993 and as amended to date.

  The terms and conditions of the Senior Notes, including covenants relating to (a) limitations on indebtedness, (b) limitations on restricted payments,
(c) limitations on dividends and other payment restrictions affecting Company subsidiaries, (d) limitations on preferred stock of subsidiaries,
(e) limitations on liens, (f) limitations on transactions with affiliates, (g) limitations on asset sales and (h) limitations on lines of business, are substantially similar to the terms, conditions and covenants of the Notes (other than provisions relating to the redemption of the Notes and the subordination of the Notes and the guarantees of the Notes). See "Description of the Notes."

                      DESCRIPTION OF THE PREFERRED STOCK

  The Company has designated and authorized 250,000 shares of each of a Series B Senior Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and a Series C Senior Cumulative Preferred Stock (the "Series C Preferred Stock"), which rank with respect to dividend rights, liquidation rights, winding up and dissolution on parity with one another and prior to any equity securities of the Company, including any other series of preferred stock. The Acquisition was financed, in part, through the Company's sale of 250,000 shares of Series B Preferred Stock at a purchase price of $100 per share.

SERIES B PREFERRED STOCK

  Dividends. Holders of Series B Preferred Stock are entitled to receive cumulative dividends at an annual rate of $8.50 per share to be paid pro rata to such holders, quarterly, in arrears. If the Company is not subject to any restriction prohibiting the payment of dividends in cash, dividends will be paid in cash. If any such restriction exists, dividends may be paid by issuing fully paid and non-assessable shares of Series C Preferred Stock, which shall be valued at $100.00 per share (a "PIK Dividend"), or in some combination of cash and a PIK Dividend. If the Company pays a PIK Dividend at any time after the third anniversary of the issuance of the Series B Preferred Stock, the annual dividend rate will increase, in the case of PIK Dividends, to $9.50 per share. If the Company pays a PIK Dividend at any time after the fourth anniversary of the date of issuance, the annual dividend rate will increase, in the case of PIK Dividends, to $10.50 per share. If the Company pays a PIK Dividend at any time after the fifth anniversary of the date of issuance, the annual dividend rate will increase, in the case of PIK Dividends, to $11.00 per share. The foregoing dividend increases relate only to dividends on the Series B Preferred Stock paid in Series C Preferred Stock and not to cash dividends paid on the Series B Preferred Stock.

  Liquidation Preference. Upon liquidation, holders of Series B Preferred Stock will be entitled to receive $100.00 for each outstanding share plus all accrued but unpaid dividends thereon. In the event the Company has insufficient funds to pay the liquidation price, the holders of shares of Series B Preferred Stock will share ratably in the distribution of the Company's assets.

  Redemption. The Company may redeem the Series B Preferred Stock at a price of $100.00 per share plus all accrued and unpaid dividends thereon, to the extent funds are legally available therefor, in the event that after the fourth anniversary of the issuance of the Series B Preferred Stock a 90-day period passes during which the Company's common stock has traded at a price at least equal to 200% of the conversion price then in effect. The Company may not, however, optionally redeem any shares of Series B Preferred Stock without first redeeming all outstanding shares of Series C Preferred Stock. Upon any change in control of the Company, sale of all or substantially all of the assets of the Company or reconstitution of the board of directors of the Company, the holders of Series B Preferred Stock will have the option to require the Company to redeem their shares for $100.00 per share plus all accrued and unpaid dividends thereon.

  Conversion. A share of Series B Preferred Stock may be converted, at the option of the holder and at any time, into the number of fully paid and non-assessable shares of common stock of the Company obtained by dividing $100.00 by the conversion price. The initial conversion price is $7.00 per share, subject to certain adjustments, including a one-time five percent reduction if the Company declares a PIK Dividend after the third anniversary of the issuance of the Series B Preferred Stock.

  Voting. There are no voting rights granted to holders of Series B Preferred Stock other than those expressly required by law and as described below. Whenever dividends are in arrears and remain unpaid for six or more dividend payment dates, the holders of Series B Preferred Stock will have the exclusive right to appoint one additional director to the board of directors of the Company to serve until all accrued but unpaid dividends have been paid in full. In addition, and whether or not dividends are in arrears, the affirmative vote of the holders of a majority of the Series B Preferred Stock, voting as a class, are required in order for the Company to (i) create, authorize or issue any shares of any class of senior or parity dividend or liquidation stock having class voting rights except as required by the Delaware General Corporation Law or voting rights in excess of one vote per share, (ii) amend, alter or repeal any provision of the certificate of incorporation of the Company if such amendment, alteration or repeal has a material adverse effect on the rights of the Series B Preferred Stock, or
(iii) declare any reverse stock dividend; provided that the affirmative vote of the holders of two-thirds of the shares of Series B Preferred Stock is required to amend, alter or repeal any provision of the certificate of incorporation of the Company that would adversely affect the rights of the Series B Preferred Stock holders with respect to dividends, liquidation, conversion or voting. In all cases where the holders of Series B Preferred Stock exercise a right to vote, each share thereof is entitled to one vote.

  Board Representation. Pursuant to the terms of the agreement between the Company and the purchasers of the Series B Preferred Stock, the Company is obligated to take all action necessary to cause one person nominated by the purchasers holding a majority of the Series B Preferred Stock to be nominated for election to the Board of Directors of the Company and to recommend the purchasers' nominee in the same manner as all other nominees of the Company, provided that the Company shall have the right to reject certain nominees of the purchasers. That obligation of the Company will be in effect only for so long as the original purchasers of the Series B Preferred Stock hold shares of Series B Preferred Stock (and/or shares of common stock of the Company issuable upon conversion of such shares) representing 10% of the shares of the Company's common stock issued and outstanding after giving effect to the pro forma conversion of all outstanding Series B Preferred Stock.

SERIES C PREFERRED STOCK

  The holders of Series C Preferred Stock are entitled to receive cumulative dividends when and as declared by the board of directors of the Company at an annual rate of $8.50 per share to be paid quarterly and pro rata to such holders. The restrictions on redemption and repurchase of shares in the event of an arrearage in dividends declared on Series B Preferred Stock apply as well in the event of an arrearage in dividends on Series C Preferred Stock. Holders of Series C Preferred Stock are entitled to the same rights upon liquidation as the holders of Series B Preferred Stock. The Company, at its option, may redeem the Series C Preferred Stock at any time at a price of $100.00 per share plus all accrued but unpaid dividends thereon. Unless the Company is subject to a restriction on the redemption of shares of Series C Preferred Stock, the holders thereof may require the Company to redeem such shares at a price of $100.00 per share plus accrued but unpaid dividends thereon in the event of any change in control of the Company, sale of all or substantially all of the assets of the Company or reconstitution of the board of directors of the Company. Other than the right of holders of the Series B Preferred Stock to appoint an additional board member in the event that dividends are in arrears for six consecutive dividend payment dates, which is not a right granted to the holders of Series C Preferred Stock, the holders of Series C Preferred Stock are entitled to the same voting rights as the holders of Series B Preferred Stock.

                             DESCRIPTION OF NOTES

  The Old Notes were, and the New Notes will be, issued pursuant to an Indenture dated as of May 30, 1996 among the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by November 26, 1996, the rate at which the Old Notes bear interest will be 11 1/2% per annum from and including November 26, 1996 until but excluding the date of the consummation of the Exchange Offer. Old Notes and New Notes will be treated as a single class of securities under the Indenture.

  The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms not defined in this Prospectus. A copy of the Indenture is available upon request to the Company at the address set forth under "Additional Information" below. Certain terms used herein are defined below under "Certain Definitions."

GENERAL

  The Notes are senior subordinated unsecured obligations of the Company, are limited to $125,000,000 aggregate principal amount and mature on June 1, 2006. The Notes bear interest at the rate of 11% per annum from May 30, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1996 to each Person in whose name a Note is registered at the close of business on the preceding May 15 or November 15, as the case may be. Principal of and premium, if any, and interest on the Notes is payable, and the transfer of Notes is registrable, at the office or the agency maintained by the Company in the City of New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Interest is computed on the basis of a 360-day year of twelve 30-day months.

  The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the Company's option, at any time on or after June 1, 2001, as a whole or from time to time in part, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at the Holder's address appearing in the Note Register, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning June 1 of the years indicated:

                                                                      REDEMPTION
        YEAR                                                            PRICE
        ----                                                          ----------
     2001............................................................  105.500%
     2002............................................................  103.667%
     2003............................................................  101.833%
     2004 and thereafter.............................................  100.000%

together in the case of any such redemption with accrued interest (if any) to the redemption date. Notwithstanding the foregoing, the Notes will not be redeemable at the option of the Company during the continuance of certain defaults under the Indenture. If less than all of the Notes are to be redeemed, the Notes will be chosen for redemption by the Trustee on a pro rata basis or by lot.

SUBORDINATION

  The Notes are, to the extent set forth in the Indenture, subordinate in right of payment to the prior payment in full of all Senior Debt of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full of such Senior Debt before the Holders of the Notes will be entitled to receive any payment (other than payment in the form of certain permitted equity interests or subordinated securities) in respect of the principal of (and premium, if any) or interest on the Notes. In the event that, notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of assets of the Company of any kind or character (other than payment in the form of certain permitted equity interests or subordinated securities), before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

  The Company also may not make any payments (other than in the form of certain permitted equity interests or subordinated securities) on the account of the Notes or on account of the purchase or redemption or other acquisition of Notes if there shall have occurred and be continuing a default in the payment of Designated Senior Debt (a "Payment Default"). In addition, if any default (other than a Payment Default) with respect to any Designated Senior Debt permitting (either immediately, or after the giving of any notice, the lapse of any time or both) the holders thereof (or a trustee or agent on behalf thereof) to accelerate the maturity thereof (a "Nonmonetary Default") has occurred and is continuing and the Company and the Trustee have received written notice thereof from the representatives of holders of such Designated Senior Debt, then the Company may not make any payments (other than in the form of certain permitted equity interests or subordinated securities) on account of the Notes or on account of the purchase or redemption or other acquisition of Notes for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of (x) 179 days after such date or (y) the date, if any, on which the Designated Senior Debt to which such default relates is discharged or such default is waived or otherwise cured. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days and there shall be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Designated Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the Holder of any Note prohibited by the subordination provisions, then such payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining due and unpaid, to the extent necessary to pay in full all the Senior Debt.

  Each Guarantee is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Debt of such Guarantor and is subject to the rights of holders of Designated Senior Debt of such Guarantor to initiate blockage periods upon terms substantially comparable to the subordination of the Notes to all Senior Debt of the Company.

  By reason of such subordination, in the event of insolvency, creditors of the Company or a Guarantor who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Notes.

  The subordination provisions described above will cease to be applicable to the Notes and the Guarantees upon any defeasance or covenant defeasance of the Notes as described under "--Defeasance."

  As of June 30, 1996, the amount of Senior Debt of the Company was $169.5 million (including approximately $61.7 million under the Revolving Credit Facility and $100 million of 9 1/8% Notes) and the Company had the ability to borrow up to an additional $37.1 million under the Revolving Credit Facility. The indebtedness of the Company under the Revolving Credit Facility is collateralized by the accounts receivable, inventory and other assets of the Company and its Subsidiaries. The Subsidiary Bank Guarantees are collateralized by the accounts receivable, inventory and other assets of the Subsidiaries. The Indenture does not prohibit or limit the incurrence of additional Senior Debt, provided that the incurrence of such Senior Debt is otherwise permitted thereunder including under the limitations described under "--Certain Covenants."

  As of June 30, 1996, the amount of Indebtedness of the Company and its Subsidiaries ranking junior in right of payment to the Notes was $167.3 million in principal amount of Convertible Subordinated Debentures.

  The Company is a holding company that conducts substantially all of its operations and derives substantially all of its income through its subsidiaries. Therefore, the Company's ability to make required principal and interest payments with respect to the Company's indebtedness, including the Notes, depends on the earnings of its Subsidiaries and on its ability to receive funds from such Subsidiaries through dividends or other payments. The Indenture will, among other things, limit the incurrence of additional indebtedness and the issuance of preferred stock by the Company's Subsidiaries and prohibit certain restrictions on distributions from Subsidiaries. However, those limitations and prohibitions are subject to a number of important qualifications. See "Risk Factors--Subordination of the Notes" and "--Certain Covenants."

RIGHT TO REQUIRE REPURCHASE UPON CHANGE OF CONTROL

  The Indenture provides that if at any time there is a "Change of Control" (the date of such Change of Control being the "Trigger Date"), then the Company shall notify the Trustee in writing of such occurrence and shall promptly make an offer to repurchase (the "Change of Control Offer") on the Change of Control Payment Date (defined below) all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to and including the Change of Control Payment Date. "Change of Control Payment Date" means the last day of the fiscal quarter of the Company next following the Trigger Date or (i) if such day is not a business day, the next succeeding business day; or (ii) if such day would result in the Change of Control Offer not remaining open for a sufficient period of time to comply with applicable securities laws or the rules of any securities exchange on which the Notes are then listed, the next succeeding business day on which the consummation of such repurchase may take place without violating such securities laws or rules. Prior to the Change of Control Payment Date, the Company covenants to (i) repay in full all obligations under the Revolving Credit Facility; or (ii) obtain the requisite consents under the Revolving Credit Facility to permit the repurchase of the Notes as contemplated by this covenant. Notice of a Change of Control Offer is required to be made by the Company not less than 20 days before the Change of Control Payment Date or such other period of time as is necessary for the Change of Control Offer to remain open for a sufficient period of time to comply with all securities laws which may then be applicable (including Rule 14e-1 under the Exchange Act). As of the date of this Offering Circular, Rule 14e-l(a) requires that a tender offer remain open for not less than 20 business days from the date such tender offer is commenced.

  The Indenture defines a "Change of Control" as: (i) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), together with any Affiliates or Associates thereof, beneficially owning or acquiring in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, or otherwise purchasing or acquiring, greater than 40% of the total voting power entitled to vote in the election of directors of the Company; (ii) the liquidation or dissolution of the Company; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3 percent of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

GUARANTEES

  All of the Subsidiaries of the Company that are guarantors of the obligations of the Company under the Revolving Credit Facility have guaranteed on a joint and several basis the payment and performance by the Company of the Obligations and will pay all expenses (including, without limitation, fees and disbursements of counsel) paid or incurred by the Trustee or the Holders in enforcing their rights under the Guarantees. All of the Company's domestic wholly owned operating Subsidiaries are guarantors of the obligations of the Company under the Revolving Credit Facility. Each of the Guarantees is a senior subordinated unsecured obligation of the Subsidiary providing such Guarantee. Each Guarantee is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Debt of such Guarantor and will be subject to the rights of holders of Designated Senior Debt of such Guarantor to initiate blockage periods upon terms substantially comparable to the subordination of the Notes to all Senior Debt of the Company. As of June 30, 1996, the amount of Senior Debt of the Guarantors was approximately $167.3 million (including the Subsidiary Bank Guarantees and the Subsidiaries' guarantees of the 9 1/8% Notes). See "-- Subordination."

  Under the terms of the Indenture for as long as the Guarantees remain in effect, if any Subsidiary guarantees Indebtedness of the Company or any other Subsidiary other than Senior Debt and other than the Notes at any time subsequent to the date on which the Notes were originally issued and prior to the termination of the Guarantees, (x) in the case of any Indebtedness that is subordinate in right of payment to the Notes, the Company shall cause the Notes to be guaranteed by such Subsidiary prior to such Indebtedness and (y) in the case of any other Indebtedness, the Company shall cause the Notes to be equally and ratably guaranteed by such Subsidiary, in each case only to the extent that the Notes have not already been guaranteed on reasonably comparable terms by such Subsidiary. In addition, the Indenture provides that all wholly owned Subsidiaries created subsequent to the date of the Indenture and prior to the termination of the Guarantees, will guarantee the Company's obligations to pay principal, premium, if any, and interest with respect to the Notes. Following any sale or other disposition of all or substantially all of the assets of a Subsidiary or all of the capital stock of a Subsidiary permitted by and in accordance with the terms of the Indenture, such Subsidiary will be released from its Guarantee obligations.

  The obligations of each Subsidiary as guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary in respect of the obligations of such other Subsidiary under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary that makes a payment or distribution of more than its proportionate share under a Guarantee shall be entitled to a contribution from each other Subsidiary which has not paid its share of such payment or distribution.

  Although holders of the Notes will be direct creditors of the Guarantors by virtue of the Guarantees, existing or future creditors of the Guarantors could attempt to avoid Guarantees, in whole or in part, under fraudulent conveyance laws. To the extent any Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the claims of the holders of the Notes against a Subsidiary who is not a valid Guarantor would be subject to the prior payment of all liabilities of that Subsidiary.

  Under the terms of the Indenture, the Guarantee of any Subsidiary shall terminate in the event that (i) such Subsidiary shall no longer be obligated to guarantee any Indebtedness under the Revolving Credit Facility; and (ii) no Default or Event of Default shall have occurred and be continuing. If the Guarantees are terminated, the Notes shall be obligations solely of the Company, and the Subsidiaries will not be obligated or required to pay any amounts due pursuant to the Notes or to make funds available therefor in the form of dividends or advances to the Company. In addition, if such termination occurs, the Notes will be effectively subordinated to all existing and future indebtedness of the Subsidiaries. As of June 30, 1996, the Guarantors had outstanding Indebtedness in the amount of $292.3 million (of which $161.7 million represents the Subsidiary Bank Guarantees and the Subsidiaries' guarantees of the 9 1/8% Notes). The Company has agreed that no Subsidiary shall become obligated to guarantee any Indebtedness of the Company or any other Subsidiary for a 120-day period immediately following the termination of such Subsidiary's guarantee obligation under the Indenture.

  Because the Revolving Credit Facility does not provide for any specific conditions under which the Subsidiary Bank Guarantees will be terminated during the term of the Revolving Credit Facility, the Subsidiary Bank Guarantees may only be terminated upon the waiver or release of some or all of the Subsidiary Bank Guarantees by the banks under the Revolving Credit Facility or upon the liquidation, dissolution or disposition of the applicable Subsidiary. Because it is possible that the Guarantees could be waived or released by the banks under the Revolving Credit Facility at any time, including upon an event of default under the Notes, there can be no assurance that holders of the Notes will have the right to proceed directly against the Company's guaranteeing Subsidiaries under the terms of the Guarantees. From time to time the interests of the banks in maintaining the Subsidiary Bank Guarantees under the Revolving Credit Facility may differ from the interests of the holders of the Notes.

  The 9 1/8% Senior Notes are guaranteed by the Company's Subsidiaries on a senior basis to the Subsidiaries' Guarantees of the Notes. The Subsidiaries' guarantees of the 9 1/8% Notes are subject to the same termination provisions as are the Subsidiaries' Guarantees of the Notes. See "Description of the 9 1/8% Senior Notes."

  The Company has guaranteed the Subsidiaries' Guarantees, which guarantee by the Company ranks pari passu in right of payment with the Notes.

BOOK-ENTRY, DELIVERY AND FORM

  The New Notes will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

  New Notes that were exchanged for Old Notes that were (i) originally issued to institutional "accredited investors" (as defined in Rule 501 (a)(1), (2),
(3) or (7) under the Securities Act) who were not qualified institutional buyers ("QIBs") or (ii) issued as described below under "--Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in the accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by the Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

  So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on New Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

  Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  The New Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such New Notes in denominations of $1,000 and multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have any of the Notes represented by the Global Note or
(iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company has agreed pursuant to a registration rights agreement (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the holders of the Notes, that the Company will, at its cost,(i) within 75 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the Notes for the Exchange Notes, which will have terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Registered Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange thereof or, if no interest has been paid on such Note, from the date of its original issue. Under existing SEC interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the

Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus and delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

  A holder of Notes (other than certain specified holders) who wishes to exchange such Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect such a Registered Exchange Offer, or if for any other reason the Registered Exchange Offer is not consummated within 180 days of the Issue Date, or if the Initial Purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer, or if any holder of Notes is not eligible to participate in the Registered Exchange Offer or does not receive freely tradeable Exchange Notes in the Registered Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of
(i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) three years from the Issue Date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If (i) by August 13, 1996, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) by November 26, 1996, neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause
(i) through (iii) being herein called a "Registration Default"), interest will accrue on the Notes at the rate of 11 1/2% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. At all other times, the Notes will bear interest at a rate of 11% per annum.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

CERTAIN COVENANTS

  The Indenture contains certain covenants, including the ones summarized below, which covenants will be applicable (unless waived or amended) so long as any of the Notes are outstanding.

  Limitation on Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or directly or indirectly guarantee, any Indebtedness, except for:
(i) Indebtedness under the Notes and the Indenture; (ii) Indebtedness of the Company at any time outstanding under the Revolving Credit Facility not to exceed $110.0 million outstanding at any one time; (iii) Indebtedness of the Company evidenced by the Convertible Subordinated Debentures in aggregate principal amount of not more than $69.0 million outstanding at any one time;
(iv) Indebtedness of the Company (guaranteed by the Subsidiaries on the same basis as the Notes) evidenced by the 9 1/8% Senior Notes in an aggregate principal amount not to exceed $100.0 million; (v) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not constitute a default under the Indenture; (vi) guarantees of Indebtedness of Affiliates or Associates of the Company which exist as of the date of the Indenture and guarantees by the Company of Indebtedness that is otherwise permitted under the Indenture; (vii) other Indebtedness in an aggregate principal amount of not more than $15.0 million outstanding at any one time; (viii) Indebtedness of any Subsidiary to the Company, Indebtedness of the Company to any of its Subsidiaries or Indebtedness of a Subsidiary to a Subsidiary; (ix) additional Indebtedness of the Company and its Subsidiaries not outstanding as of the date of the Indenture if the Consolidated EBITDA Coverage Ratio of the Company for its four full fiscal quarters immediately preceding the date such additional Indebtedness is created, incurred, assumed or guaranteed (the "Incurrence Date") determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness) as if such additional Indebtedness had been created, incurred, assumed or guaranteed and any related transactions or acquisitions had been consummated, at the beginning of such four quarter period, for any Incurrence Date occurring during the period set forth below, would have been at least 2.25 to 1.00; and (x) Indebtedness of the Company and its Subsidiaries, all of the net proceeds, if any, of which (after reasonable fees, expenses and costs related to the incurrence of such Indebtedness) are applied entirely to repay or to refund outstanding Indebtedness permitted under clauses (i), (ii), (iii), (iv) and (ix) above and this clause (x) and any extensions or renewals of outstanding Indebtedness under clauses (ii),
(iii), (iv) and (ix) and this clause (x) ("Refinancing Indebtedness"); provided, however, that (A) the maximum principal amount of the Refinancing Indebtedness permitted under this clause (x) shall not exceed the maximum principal amount outstanding (or, in the case of clause (ii) above, available) and accrued interest of the Indebtedness to be repaid, refunded or refinanced plus the amount of reasonable fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, (B) the maturity of any Refinancing Indebtedness of Indebtedness other than Senior Debt shall not be earlier than the maturity of the Indebtedness being so extended, renewed, refunded or refinanced, and (C) with respect to any Refinancing Indebtedness of Indebtedness other than Senior Debt, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Indebtedness being so extended, renewed, refunded or refinanced. Notwithstanding anything in the foregoing to the contrary, the Company will not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume or guaranty directly or indirectly any Indebtedness except for Indebtedness permitted by clauses (i), (ii), (iv), (v), (vii) and
(viii), Indebtedness permitted by clause (ix) to the extent incurred in connection with an acquisition and Refinancing Indebtedness of Indebtedness permitted by any of such clauses subject to clauses (A) through (C) of the proviso in clause (x). Notwithstanding anything in the foregoing to the contrary, the Company may permit any Subsidiary to create, incur or assume (a) Indebtedness incurred to purchase, or to finance the purchase of, fixed or capital assets, including, without limitation, the deferred purchase price of fixed or capital assets; provided that such Indebtedness is secured only as permitted under "--Limitation on Liens" below; and (b) Indebtedness incurred in connection with Capital Lease Obligations, provided that such Indebtedness is secured only as permitted under "--Limitation on Liens" below.

  Limitation on Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' capital stock or other Equity Interests, other than dividends or distributions payable in Equity Interests of the Company or its Subsidiaries and dividends or distributions payable to the Company or another Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or any other Affiliate of the Company, other than any such Equity Interests owned by the Company or any of its Subsidiaries (except as permitted in clause (iv) below);
(iii) voluntarily prepay, purchase, redeem or otherwise acquire or retire for value any Indebtedness of the Company or any of its Subsidiaries (other than any Indebtedness of the Company or any of its Subsidiaries to the Company or another Subsidiary) that is subordinated to the Notes prior to the scheduled maturity payments, scheduled sinking fund payments or similar mandatory requirements provided for pursuant to the terms of such Indebtedness other than as specifically permitted by the terms of the Indenture or in connection with any refinancing thereof permitted by the terms of the Indenture; or (iv) make any Investment in any Affiliate of the Company other than a Subsidiary or a person which will become a Subsidiary as a result of any such Investment (all of the foregoing dividends, distributions, purchases, redemptions or other acquisitions, retirements, prepayments or Investments set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), if at the time of such Restricted Payment: (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or (ii) the Company shall not be able to incur at least $1.00 of additional Indebtedness pursuant to the limitation on additional Indebtedness provisions set forth in the Indenture (as described above); or
(iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date hereof, exceeds the sum of (x) 50% of the amount of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately after the date of the Indenture to the end of the Company's most recently ended quarter at the time of such Restricted Payment (or, if Consolidated Net Income for such period is negative, 100% of such accumulated amount) plus (y) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the date of this Indenture of capital stock of the Company (other than (i) the Company's Series B Preferred Stock,
(ii) Redeemable Capital Stock or Exchangeable Stock and (iii) capital stock issued or sold to a Subsidiary of the Company) or any Indebtedness or other security convertible into or exercisable for any such capital stock (other than Redeemable Capital Stock or Exchangeable Stock) that has been so converted or exercised, the sum of (x) and (y) hereinafter referred to as the "Earned Amount"; provided, however, that if the amount of Investments made pursuant to clause (v) below exceeds $5.0 million, the Company may not, and may not permit any Subsidiary to, make any Restricted Payment (other than (i) dividends on the Company's Series B Preferred Stock and the Company's Series C Preferred Stock, in an aggregate amount not to exceed $2.125 million in any fiscal year and (ii) other Restricted Payments in the discretion of the Company in an aggregate amount not to exceed $1.0 million in any fiscal year) unless the Earned Amount (less Restricted Payments made to such date) equals the amount of Investments made pursuant to clause (v) below in excess of $5.0 million. Notwithstanding the foregoing, the requirement that the Company be able to incur at least $1.00 of additional Indebtedness pursuant to the limitation on additional Indebtedness provisions in the Indenture will not apply to the Company's ability to make Restricted Payments in the form of dividends on the Series B Preferred Stock and the Series C Preferred Stock.

  Notwithstanding anything to the contrary contained herein, the provisions of this section shall not prohibit the following (none of which will, unless otherwise indicated, be deemed Restricted Payments for purposes of reducing the amount that would be available for Restricted Payments under the test described in the immediately preceding sentence): (i) the payment of cash dividends on the Company's Series B Preferred Stock and the Company's Series C Preferred Stock in an aggregate amount not to exceed $2.125 million in any fiscal year, provided, however, that such express permission will terminate as of the end of the fiscal quarter during which the Earned Amount first equals $10.0 million; (ii) the payment of other Restricted Payments in the discretion of the Company in an aggregate amount not to exceed $1.0 million in any fiscal year, provided, however, that such express permission will terminate as of the end of the fiscal quarter during which the Earned Amount first equals $10.0 million; (iii) the retirement of any shares of the Company's capital stock in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of

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

the Company's capital stock; provided that the retirement of any shares of capital stock out of the net cash proceeds of the substantially concurrent sale of other shares of the Company's capital stock pursuant to this clause
(iii) shall reduce the amount that would otherwise be available for Restricted Payments under the test described in the immediately preceding sentence; (iv) repurchases and redemptions of the Convertible Subordinated Debentures required pursuant to or to be applied to the mandatory redemption provisions of the Convertible Subordinated Debentures as in effect on the date of the Indenture; provided that any such redemption or repurchase is consummated during the 12-month period immediately preceding the date on which the next such redemption or repurchase becomes mandatory; or (v) Investments in Affiliates in an aggregate amount up to $20.0 million.

  Limitation on Dividend and Other Payment Restrictions Affecting Company Subsidiaries; Limitation on Preferred Stock of Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (i) to pay dividends or make any other distribution on its capital stock or any other interest or participation in, or measured by, its profits, owned by the Company or a Subsidiary of the Company or pay any Indebtedness owed to the Company or any Subsidiary of the Company, (ii) to make loans or advances to the Company or any Subsidiary of the Company or (iii) to transfer any of its property or assets to the Company or any Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) applicable law; (b) the Indenture and the Notes; (c) provisions restricting the assignability of contracts in the ordinary course of business; (d) customary lease provisions restricting subletting or assignment of any leasehold interest; (e) any instrument governing Indebtedness of a Person acquired by the Company or any Subsidiary of the Company at the time of such acquisition (but not in connection with such acquisition); (f) any Indebtedness or other contractual obligation of the Company or any of its Subsidiaries existing on the date of the Indenture; or (g) with respect to item (e) and item (f), any amendment, modification, renewal, extension, replacement, refinancing or refunding thereof; provided that the restrictions contained in any such amendment, modification, renewal, extension, replacement, refinancing or refunding are not less favorable in any material respect to the holders of the Notes.

  The Company shall not permit any Subsidiary to issue, directly or indirectly, any preferred stock, other than to the Company or any other Subsidiary.

  Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur or assume any Lien of any kind upon any of its property or assets, now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, without in any case effectively providing, concurrently with the creation, incurrence or assumption of such Lien, that (x) in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes, the Notes outstanding shall be secured by a Lien on such property, assets or proceeds that is senior in priority to, and for the same period of time as, such Lien and (y) in the case of any other Lien, the Notes outstanding shall be secured equally and ratably with (or prior to), and for the same period of time as, the Indebtedness secured by the Lien; provided, however, that the foregoing restrictions shall not apply to: (i) any Lien existing on the date hereof securing Indebtedness and any Lien securing Senior Debt; (ii) Liens on any property or asset acquired by the Company or a Subsidiary which are in existence on the date of acquisition of such property or are incurred in connection with such acquisition, including purchase money Liens, and, in the case of a person which becomes a Subsidiary, Liens on its property or capital stock in existence on the date such person becomes a Subsidiary; (iii) Liens on any property or asset acquired by the Company or any of its Subsidiaries in favor of the seller of such property or asset or construction mortgages on property created within six months after the acquisition, construction or improvement of such property by the Company or a Subsidiary to secure the purchase price or other obligations of the Company to the sellers of such property or asset or the construction cost or improvement cost of only such property in an amount up to the total cost of such property, construction or improvement; provided that such Lien does not extend to or cover or include any other property or assets of the Company or any of its Subsidiaries; (iv) Liens to secure Indebtedness of a Subsidiary to the Company or to another Subsidiary; (v) Permitted Liens; (vi) Liens other than those set forth above provided that the aggregate amount of outstanding

Indebtedness secured by such other Liens shall not exceed $2.0 million at any one time; and (vii) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (vi); provided that any Lien so extended, renewed or replaced shall be no more restrictive in any material respect or extend to or cover or include any other property or assets of the Company and its Subsidiaries.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the entering into of any agreement, contract, understanding, loan or guarantee) with or for the benefit of any Affiliate (other than a wholly-owned Subsidiary) of the Company except for (i) transactions the terms of which are at least as favorable as the terms that could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties; provided that, with respect to any transaction or series of transactions involving aggregate payments in excess of $3.0 million, the Company delivers an officer's certificate to the Trustee certifying that such transaction or transactions (x) complies with this clause (i) and (y) has received the approval of a majority of the directors of the Board of Directors of the Company that are not officers of the Company and otherwise have no interest in the transaction being approved (the "Disinterested Directors"),
(ii) transactions the terms of which are not at least as favorable as the terms that could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties; provided that, with respect to any transaction or series of transactions involving aggregate payments in excess of $1.0 million, the Company delivers an officer's certificate to the Trustee certifying that such transaction or transactions has received the approval of a majority of the Disinterested Directors, (iii) transactions permitted by the provisions of the Indenture described above under clause (v) of the second paragraph of "Limitation on Restricted Payments" and (iv) payments to employees or consultants for services rendered in the ordinary course of business.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of in any transaction or related series of transactions any of its assets or property (including the stock of any Subsidiary) with a value of $3.0 million or greater (including by way of a sale-and-leaseback) (an "Asset Sale") other than to the Company or a Subsidiary of the Company, except that: (i) the Company and its Subsidiaries may sell inventory and assets or property in the ordinary course of business; (ii) the Company and its Subsidiaries may sell property or assets at not less than fair market value thereof provided that
(a) in cases other than an Asset Sale of discontinued operations of the Company and the Subsidiaries classified as such on the date of the Indenture, at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash and (b) the Company shall apply 100% of the Net Proceeds from an Asset Sale to an offer to redeem the Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, or to repay Senior Debt or, if no Senior Debt is at the time outstanding, other Indebtedness that is not subordinate in right of payment to the Notes; and (iii) the Company or any Subsidiary may make dispositions of assets in order to comply with applicable law. The Company shall have no obligation to make an offer to redeem the Notes or to repay Indebtedness pursuant to the foregoing clause (ii)(b) if, and to the extent that the Company has a bona fide intent to reinvest the Net Proceeds from the Asset Sale in another asset or business in the same or similar line of business as the Company or its Subsidiaries existing on the date of the Indenture and controlled by the Company or its Subsidiaries, such intent to reinvest is evidenced by a certificate of a corporate officer of the Company to such effect delivered to the Trustee within 30 days of the occurrence of such Asset Sale and the Net Proceeds thereof are so reinvested within 270 days of the receipt thereof; provided, however, that any such asset or business acquired with the Net Proceeds shall not be encumbered by Liens securing an amount of Indebtedness that exceeds the amount of Indebtedness secured by Liens on the asset or property that is the subject of the Asset Sale. Notwithstanding the foregoing, (i) the Company and its Subsidiaries may make any Investment in any Affiliate of the Company; provided that such Investment complies with "-- Limitation on Restricted Payments" above; and provided, further, that such Investment is first applied to reduce the amounts available for Investment pursuant to clause (v) of the second paragraph under "--Limitation on Restricted Payments;" and (ii) any cash or Cash Equivalents received by the Company or any Subsidiary at the time an Investment in an Affiliate is made in exchange for such Investment shall be applied in the manner contemplated by this paragraph.

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

  Limitation on Senior Subordinated Debt. The Company will not (i) incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company pursuant to a written subordination agreement or by the express terms of such Indebtedness and senior in right of payment to the Notes; or (ii) permit any Guarantor to incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to its Senior Debt pursuant to a written subordination agreement or by the express terms of such Indebtedness and senior in right of payment to its Guarantee.

  Limitation on Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, so long as any Notes are outstanding, engage, directly or indirectly, in any business other than those that are the same as or similar to lines of the Company's and the Subsidiaries' businesses existing on the date of the Indenture (including aviation and aviation related businesses).

CERTAIN DEFINITIONS

  Certain terms defined in the Indenture are summarized below.

  "Affiliate" of any specified person means (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above; or (iii) in connection with any proposed transaction of the Company or any Subsidiary, any person who, upon consummation of the transaction would be an Affiliate. A person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that the beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

  "Associate" of any specified person means any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

  "Capital Lease Obligations" of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-l by Standard & Poor's Corporation or at least P-l by Moody's Investors Service, Inc.

  "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period plus (i) an amount equal to any net loss realized upon the sale or other disposition of any assets or property (other than inventory or assets or property in the ordinary course) (to the extent such

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loss was deducted in computing Consolidated Net Income), plus (ii) any provision for taxes based on income or profits that was deducted in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) consolidated interest expense (including, without limitation, amounts allocated to discontinued operations, amortization of original issue discount and non-cash interest payments, all net payments and receipts in respect of interest rate agreements and the interest component of capital leases), plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles) included in the calculation of Consolidated Net Income, plus (v) any effect of accumulated post-retirement benefit obligation as a result of FAS 106, less (vi) Net Income from discontinued operations (to the extent included in Consolidated Net Income), and less (vii) any gain realized upon the sale, or other disposition of any assets or property (other than inventory or assets or property in the ordinary course) (to the extent such gain was included in computing Consolidated Net Income), in each case determined in accordance with generally accepted accounting principles on a consolidated basis.

  "Consolidated EBITDA Coverage Ratio" means, with respect to any person, for a given period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense plus the amount of all dividend payments on any series of preferred stock (except dividends paid or payable in shares of capital stock) that is subject to mandatory redemption, in each case, of such person and for such period; provided, however, that if any such calculation requires the use of any quarter prior to the date of the Indenture, such calculation for such quarter prior to the date of the Indenture will be made on a pro forma basis giving effect to the sale of the Notes and the application of the net proceeds therefrom, as if such sale had occurred at the beginning of such quarter; and provided further, however, that such calculation shall give effect on a pro forma basis to (x) the incurrence of any Indebtedness in connection with the simultaneous acquisition of any person, business, property or assets and in connection with any acquisitions consummated during such period, (y) the application of the net proceeds of such Indebtedness and (z) the Consolidated EBITDA generated by such acquired person, business, property or asset, in each case on a pro forma basis giving effect to such incurrence, application of proceeds and Consolidated EBITDA as if such acquisition had occurred at the beginning of such four-quarter period. For purposes of the foregoing proviso, Consolidated EBITDA generated by an acquired person, business, property or asset shall be determined based on the actual Consolidated EBITDA generated by such person, business, property or asset during the immediately preceding four full fiscal quarters.

  "Consolidated Interest Expense" with respect to any person, means, for any period, the aggregate interest expense in respect of Indebtedness of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles, including, without limitation, (a) all net payments and receipts in respect of interest rate agreements, (b) the interest portion of any deferred payment obligation, (c) the interest component of Capital Lease Obligations, (d) amortization of debt discount and debt issuance costs, (e) capitalized interest, (f) non-cash interest payments, (g) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (h) interest in connection with discontinued operations and (i) interest actually paid by the Company or any of its consolidated Subsidiaries under any guarantee of Indebtedness or other obligation of any other person.

  "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that (i) the Net Income of any person which is not a Subsidiary or is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Subsidiary (of which at least 80% of the capital stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries), (ii) the Net Income of any person which is a Subsidiary (other than a Subsidiary of which at least 80% of the capital stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the lesser of (a) the amount of dividends or distributions paid to the referent person or a Subsidiary (of which at least 80% of the capital stock having ordinary voting power for the election of directors or other governing

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

body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries), or (b) the Net Income of such person, and
(iii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

  "Consolidated Net Worth" of any person means the total of the amounts shown on the balance sheet of such person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding capital stock of such person plus (ii) paid in capital or capital surplus relating to such capital stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Capital Stock and (C) any amounts attributable to Exchangeable Stock.

  "Designated Senior Debt" means the Revolving Credit Facility and any other Senior Debt of the Company and the Guarantors permitted under the Indenture, the principal amount of which is $20 million or more at the time of designation and is specifically designated by the Company or a Guarantor, as the case may be, in the instrument evidencing such Senior Debt and in a written instrument delivered to the Trustee.

  "Equity Interests" means capital stock, or other equity interests or warrants, options or other rights to acquire, or that are measured in relation to, capital stock or other equity interests (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

  "Exchangeable Stock" means any capital stock which is exchangeable or convertible into another security (other than capital stock of the Company which is neither Exchangeable Stock nor Redeemable Capital Stock) prior to the first anniversary of the Stated Maturity of the Notes.

  "Guarantee" means each of the guarantees of the Notes by the Guarantors.

  "Guarantor" means each of the entities set forth on Schedule I to the Indenture until a successor replaces it and, thereafter, means that successor, and each other person that becomes a Guarantor pursuant to the terms of the Indenture.

  "Indebtedness" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Redeemable Capital Stock (but excluding any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

  "Investment" in any person means any loan or advance (not including extension of trade credit in the ordinary course) to, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person, whether direct or indirect.

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  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any filing of or agreement to give any financing statement under the Uniform Commercial Code
(or equivalent statutes), other than a consignor or lessor under Section 9-408 thereof, of any jurisdiction).

  "Net Income" of any person means the net income (loss) of such person, determined in accordance with generally accepted accounting principles.

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any of its Subsidiaries in respect of such Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), net of all amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and net of any reserve for adjustment in respect of the sale price of such asset or assets required by generally accepted accounting principles.

  "Obligations" means the principal of, premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture and the Notes and all other obligations and liabilities of the Company whether direct or indirect, absolute or contingent, due or to become due, out of or in connection with the Indenture and the Notes or any other documents made, delivered or given in connection therewith, whether on account of principal, premium, if any, interest, reimbursement obligations, fees, indemnities, costs, expenses (including without limitation all fees and disbursements of counsel to the Trustee or the Holders) or otherwise.

  "Permitted Liens" means: (i) Liens for taxes or assessments and similar charges either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the relevant Subsidiary shall have set aside on its books adequate reserves; (ii) Liens incurred or pledges and deposits in connection with worker's compensation, unemployment insurance and other social security benefits, leases, appeal bonds and other obligations of like nature, incurred by the Company or any Subsidiary in the ordinary course of business; (iii) Liens imposed by law such as mechanics', carriers' warehousemen's, materialmen's, suppliers' and vendors' Liens, incurred in good faith by the Company or any Subsidiary in the ordinary course of business; (iv) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially impair the use of such property in the operation of the business of the Company or any Subsidiary; (v) Liens of landlords or mortgages of landlords, arising solely by operation of law, on fixtures and movable property located on premises leased by the Company or any Subsidiary in the ordinary course of business;
(vi) judgment Liens not giving rise to an Event of Default so long as appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired; (vii) Liens securing reimbursement obligations for commercial letters of credit that encumber goods, or documents of title covering goods, that are purchased in transactions for which such commercial letters of credit are issued; (viii) Liens arising from a non-recourse sale of accounts receivable; (ix) the Lien in effect on the date of the Indenture created under that certain operating lease agreement, dated January 4, 1993, between General Electric Capital Corporation and the Company; and (x) Liens arising pursuant to any order of attachment or similar legal process arising in connection with court proceedings, provided that the execution or other enforcement thereof does not remain unstayed for a period of more than 30 days and the claims secured thereby are being contested in good faith by appropriate proceedings.

  "Preferred Stock" as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

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

  "Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the first anniversary of the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such anniversary, or is convertible into or exchangeable for debt securities at any time prior to such anniversary.

  "Revolving Credit Facility" means the Amended and Restated Credit Agreement, dated as of May 22, 1996, among the Company, the lenders who are or may become a party thereto, First Union Commercial Corporation, as administrative agent and as collateral agent, and First Union National Bank of North Carolina, as the issuing bank for letters of credit issued thereunder, as the same may be further amended, extended, replaced, modified or supplemented from time to time (including by the addition of Subsidiaries as borrowers thereunder) and any refinancing thereof (whether on a term loan or revolving loan basis).

  "Senior Debt" means: (A) with respect to the Company, the principal of and interest (including post-petition interest whether or not allowable as a claim) on, and all other amounts owing in respect of, (a) Indebtedness under the Revolving Credit Facility, and (b) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is not senior in right of payment to the Notes; and (B) with respect to any Guarantor, the principal of and interest (including post-petition interest whether or not allowable as a claim) on, and all other amounts owing in respect of, (a) the Revolving Credit Facility, and (b) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture, unless the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is not senior in right of payment to the Guarantee of such Guarantor. Notwithstanding the foregoing, Senior Debt shall not include (i) any Indebtedness that is represented by Redeemable Capital Stock, (ii) any liability for federal, state, local, or other taxes, (iii) any Indebtedness among or between the Company, any Subsidiary or any of their Affiliates, (iv) any trade payables and any Indebtedness incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business or any obligations in respect of any such Indebtedness, (v) Indebtedness of a person that is subordinate or junior in any respect to any other Indebtedness of such person, (vi) Indebtedness owed, due, or guaranteed on behalf of, any director, officer or employee of the Company or any Subsidiary (including without limitation amounts owed for compensation), (vii) Indebtedness of a person which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to such person, (viii) the Convertible Subordinated Debentures, which shall rank junior in right of payment to the Notes or (ix) any Indebtedness that is incurred in violation of the Indenture.

  "Subsidiary" means any person of which at least a majority of the capital stock having ordinary voting power for the election of directors or other governing body of such person is beneficially owned by the Company directly or through one or more Subsidiaries.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due; (b) failure to pay any interest on any Note when due, which failure continues for 30 days after notice; (c) failure to perform any covenants or agreements of the Company or any Guarantor in the Indenture (other than a default in the performance of a covenant or agreement which is specifically dealt with elsewhere in this section), which continues for 30 days after written notice as provided in the Indenture; (d) failure by the Company to comply with its obligations described under "Merger, Consolidation or Sale of Assets" below; (e) failure by the Company to comply with its obligations described under "Right to Require Repurchase Upon Change of Control" above, which continues for 10 days after notice; (f) default under (after giving effect to any applicable grace periods or any extension of any maturity date), or the acceleration of the maturity of, any other Indebtedness, under any instrument governing any other Indebtedness of the Company or any Subsidiary of the Company, if the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which a default (after the expiration of any applicable grace period

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

or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $3.0 million in the aggregate; (g) failure by the Company or any Subsidiary of the Company to pay certain final judgments aggregating in excess of $3.0 million, which judgments are not rescinded, annulled or stayed within 60 days after their entry by a competent tribunal;
(h) any Guarantee ceases to be in effect (other than in accordance with the terms of the Indenture) or any Subsidiary denies or disaffirms its Guarantee obligations; and (i) certain events in bankruptcy, insolvency or reorganization. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations contained in the Indenture.

  If an Event of Default shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Notes may, and the Trustee upon request of the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall, accelerate the maturity of all Notes and thereupon the principal of and any accrued and unpaid interest on the Outstanding Notes shall become due and payable immediately; provided, that in the case of any bankruptcy, insolvency or reorganization Event of Default, such amount shall become immediately due and payable without any notice, declaration or other act on the part of the Trustee or any Holder. At any time after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of and interest on Notes, have been cured or waived as provided in the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or default with respect to certain covenants under the Indenture.

  No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (iii) the Trustee shall have failed to institute such proceeding within 60 days after the receipt of such notice, and (iv) no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes.

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. Upon becoming aware of any default, officers of the Company are required to deliver an Officers Certificate to the Trustee describing actions the Company proposes to take with respect thereto.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby (a) reduce the rate or extend the interest payment time of any Note, (b) alter the redemption provisions with respect to the Notes, (c) reduce the principal amount of or extend the stated maturity of any Note, (d) make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the Notes or the rights of Holders to receive payments of principal or interest, (e) change the place or currency of payment of principal of, or premium or interest on, any Note, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note on or after the Stated Maturity thereof, (g) adversely affect the right to have the Notes repurchased upon a Change of Control Event, (h) modify the subordination provisions of the Indenture in a manner adversely affecting any Holder of the Notes or (i) reduce the principal amount of Notes the Holders of which must consent to a modification or amendment.

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  The Holders of a majority in aggregate principal amount of the Outstanding
Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. Without the consent of any Holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations under the Notes in the case of a permitted merger, to comply with the Trust Indenture Act, to reflect the release or addition of a Guarantor pursuant to the terms of the Indenture, or to make any change that does not adversely affect the legal rights of any Holder of the Notes.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Company will not and will not permit any Subsidiary to consolidate or merge with or into (whether or not the Company or such Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, person or entity unless (i) either the Company or such Subsidiary or another Subsidiary is the surviving person or the entity or the person (if other than the Company or such Subsidiary or another Subsidiary) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the person (if other than the Company or such Subsidiary or another Subsidiary) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Subsidiary, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company (or, with respect to such a transaction involving the Company in which the Company does not survive, the surviving person) (A) shall have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) shall be permitted, by virtue of its Consolidated EBITDA Coverage Ratio for the immediately preceding four fiscal quarters to incur at least $1.00 of additional Indebtedness; provided, however, that for purposes of this provision, the Consolidated EBITDA Coverage Ratio shall be calculated after giving pro forma effect to such consolidation or merger, or such sale, assignment, transfer, lease, conveyance or other disposition, as if the same had occurred at the beginning of the applicable four-quarter period. Notwithstanding anything in the foregoing to the contrary, any transaction involving the disposition of the assets or property of any Subsidiary which complies with "--Limitation on Asset Sales" above shall not be prohibited by this paragraph.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "Certain Covenants" and "Right to Require Repurchase Upon Change of Control" above and the subordination provisions of the Indenture ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (c) or (e) of the first paragraph of "Events of Default" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

  The Trustee under the Indenture may at times be a depository for funds of, make loans to, or perform services for, the Company and its Subsidiaries in the normal course of its business. The Indenture will not preclude the Trustee from enforcing its rights as a creditor.

  The Holders of a majority in principal amount of the then Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  The Trustee, or its affiliates, participate on a regular basis in various banking transactions for the Company.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or an interest payment date.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to: UNC Incorporated, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401-7394, Attention: Gregory M. Bubb, Vice President and Treasurer.

GOVERNING LAW

  The Indenture and the Notes shall be deemed to be contracts made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the principal United States federal income tax consequences of the exchange of Old Notes for New Notes (the "Exchange") and of the ownership and disposition of the New Notes to initial beneficial owners of the Notes who are U.S. Holders (as defined below), as well as, the principal U.S. federal income and estate tax consequences of the Exchange and of the ownership and disposition of the New Notes to initial beneficial owners of the Notes who are Non-U.S. Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Exchange or to the ownership and disposition of the New Notes. This discussion does not address the tax consequences to subsequent beneficial owners of the New Notes, and is limited to beneficial owners who hold the New Notes as capital assets within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to U.S. federal income or estate tax on a net basis on income realized with respect to a New Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to U.S. Holders; however, certain special rules apply. Moreover, this discussion is for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to particular initial beneficial owners in light of their personal circumstances, or to certain types of initial beneficial owners (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a New Note).

  HOLDERS EXCHANGING OLD NOTES FOR NEW NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE AND OF THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

 Payments of Interest

  In general, interest on a New Note will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to U.S. federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method of accounting for U.S. federal income tax purposes.

 Registered Exchange Offer

  The exchange of Old Notes for the New Notes pursuant to this Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

 Sale, Exchange or Retirement of the New Notes

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a New Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such beneficial owner's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note generally will equal the cost of the Old Note to such holder, less any principal payments received by such holder.

  Gain or loss recognized on the disposition of a New Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the New Note (which would include such holder's holding period in the Old Note exchanged therefore) is more than one year.

U.S. TAXATION OF NON-U.S. HOLDERS

  Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

    (i) payments of principal and interest on the New Notes by the Company or any agent of the Company to any beneficial owner of a New Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. federal withholding tax, provided that in the case of interest, either (a) (1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (3) the Non-U.S. Holder is not a bank described in Section 881 (c)(3)(A) of the Code, and (4) either (A) the beneficial owner of the New Notes certifies to the Company or its agent on Internal Revenue Service ("IRS") Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the New Notes on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof or (b) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the New Notes is exempt from U.S. withholding tax and provides a properly executed IRS Form 1001 claiming the exemption;

    (ii) the exchange of Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Old Notes for the New Notes pursuant to the Exchange Offer;

    (iii) a Non-U.S. Holder will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange or redemption of a New Note, unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; and

    (iv) New Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such holder's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the New Notes in connection with a U.S. trade or business.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  For each calendar year in which the New Notes are outstanding, the Company is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

  In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the New Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a New Note if such holder has provided the required certification that it is not a U.S. person as set forth in clause (4) in the first paragraph under "U.S. Taxation of Non-U.S. Holders", or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

  Payment of the proceeds from the sale of a New Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from the sale of a New Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

PROPOSED REGULATIONS

  The IRS recently issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify certain reliance standards. The regulations are proposed to be effective for payments made after December 31, 1997 but provide that certificates issued on or before the date that is 60 days after the proposed regulations are made final will continue to be valid until they expire. The proposed regulations, however, may be subject to change prior to their adoption in final form.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, and such holder has no arrangement with any person to participate in the distribution of such New Notes. Accordingly, any holder who is an affiliate of the Company or any holder using the Exchange Offer to participate in a distribution of the New Notes will not be able to rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days from the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days from the date of this Prospectus, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any holder in connection with resales of the New Notes). The Company has agreed to indemnify the Initial Purchasers and the holders of the Notes (including any broker-dealers participating in the Exchange Offer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance of the New Notes will be passed upon for the Company by Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland.

                                    EXPERT

  The consolidated balance sheets of UNC Incorporated and Subsidiaries as of December 31, 1995 and 1994, and the consolidated statements of earnings, cash flows, and changes in stockholders' equity for each of the two years in the period ended December 31, 1995 and the statements of earnings and cash flows of certain of the hangar facilities (as described in Note 1 to the financial statements "the Hangars") of AlliedSignal Engines-Hangar Operations, a division of AlliedSignal Inc., for the six month period ended June 30, 1994 and the year ended December 31, 1993, included elsewhere in this registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of UNC Incorporated for the year ended December 31, 1993, included in this Prospectus, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. Following discussions between KPMG Peat Marwick LLP and representatives of the Company, the parties determined that KPMG Peat Marwick LLP would cease to serve as the Company's auditors effective February 22, 1994. The Company's audit committee was advised of these discussions and approved of this action. In connection with the audit of the Company's consolidated financial statements for each of the fiscal years ended December 31, 1993 and 1992 and in the subsequent interim period through February 22, 1994, there were no disagreements between the Company and KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements, if not resolved to KPMG Peat Marwick's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit report of KPMG Peat Marwick LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 1993 and 1992, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that, as required with respect to changes in accounting principles, the 1993 audit report made reference to the Company's adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statement on Financial Accounting Standards No. 109, Accounting for Income Taxes.

  The consolidated financial statements of Garrett Aviation Services and subsidiary as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and the period July 1, 1994 to December 31, 1994 appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CONSOLIDATED FINANCIAL STATEMENTS OF UNC INCORPORATED AND SUBSIDIARIES
Reports of Independent Accountants........................................   F-2
Consolidated Statements of Earnings for the years ended December 31, 1995,
 1994 and 1993............................................................   F-4
Consolidated Balance Sheets as of December 31, 1995 and 1994..............   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1994 and 1993......................................................   F-7
Consolidated Statements of Changes in Shareholders' Equity for the years
 ended December 31, 1995, 1994 and 1993...................................   F-8
Notes to Consolidated Financial Statements................................   F-9
CONSOLIDATED FINANCIAL STATEMENTS OF UNC INCORPORATED AND SUBSIDIARIES
 (UNAUDITED)
Consolidated Statements of Earnings for the six months ended June 30, 1996 and 1995.................................................................  F-34
Consolidated Balance Sheets as of June 30, 1996 and December 31, 1995.....  F-35
Consolidated Statements of Cash Flows for the six months ended June 30,
 1996 and 1995............................................................  F-36
Notes to Consolidated Financial Statements................................  F-37
CONSOLIDATED FINANCIAL STATEMENTS OF GARRETT AVIATION SERVICES
Report of Independent Auditors............................................  F-46
Consolidated Balance Sheets as of March 31, 1996 (unaudited) and December
 31, 1995 and 1994........................................................  F-47
Consolidated Statements of Income for the unaudited three month periods ended March 31, 1996 and 1995, the year ended December 31, 1995 and the period from July 1, 1994 (date of inception) to December 31, 1994........  F-48
Consolidated Statements of Partners' Capital..............................  F-49
Consolidated Statements of Cash Flows.....................................  F-50
Notes to Consolidated Financial Statements................................  F-51
FINANCIAL STATEMENTS OF ALLIEDSIGNAL ENGINES-HANGAR OPERATIONS
Report of Independent Accountants.........................................  F-59
Statements of Earnings for the six month period ended June 30, 1994 and the year ended
 December 31, 1993........................................................  F-60
Statements of Cash Flows for the six month period ended June 30, 1994 and the year ended
 December 31, 1993........................................................  F-61
Notes to Financial Statements.............................................  F-62

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
UNC Incorporated:

  We have audited the accompanying consolidated balance sheets of UNC Incorporated and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, cash flows and changes in shareholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of UNC Incorporated and Subsidiaries as of December 31, 1993, and for the year then ended, were audited by other auditors, whose report, dated February 9, 1994, expressed an unqualified opinion on those statements.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UNC Incorporated and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Washington, D.C.
February 26, 1996

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
UNC Incorporated:

  We have audited the accompanying consolidated statements of earnings, changes in shareholders' equity and cash flows of UNC Incorporated and Subsidiaries for the year ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of UNC Incorporated and Subsidiaries for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Washington, D.C.
February 9, 1994

                       UNC INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
Sales and operating revenues.................... $536,243  $525,833  $438,293
Costs and expenses
  Costs and operating expenses..................  456,935   444,375   360,869
  Selling, general and administrative expenses..   56,952    69,768    53,987
  Restructuring charge..........................             58,706
  Multi-employer pension plan withdrawal
   charge.......................................             14,000
                                                 --------  --------  --------
                                                  513,887   586,849   414,856
                                                 --------  --------  --------
Operating income (loss).........................   22,356   (61,016)   23,437
Other income (expense)
  Interest expense..............................  (19,514)  (18,549)  (13,865)
  Other.........................................      116    (1,850)   (1,821)
                                                 --------  --------  --------
                                                  (19,398)  (20,399)  (15,686)
                                                 --------  --------  --------
Earnings (loss) before income taxes and
 extraordinary item.............................    2,958   (81,415)    7,751
Income tax benefit (provision)..................   (1,035)   13,483     3,843
                                                 --------  --------  --------
Earnings (loss) before extraordinary item.......    1,923   (67,932)   11,594
Extraordinary item--early retirement of debt,
 net of income taxes............................                         (532)
                                                 --------  --------  --------
Net earnings (loss)............................. $  1,923  $(67,932) $ 11,062
                                                 ========  ========  ========
Earnings (loss) per share
  Earnings (loss) before extraordinary item..... $    .11  $  (3.89) $    .67
  Extraordinary item............................                         (.03)
                                                 --------  --------  --------
  Net earnings (loss)........................... $    .11  $  (3.89) $    .64
                                                 ========  ========  ========

                       UNC INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                           ASSETS
Current assets
  Cash....................................................... $  1,671 $  2,619
  Accounts receivable, less allowance for doubtful accounts
   of $3,185 and $3,706, respectively........................  102,462   89,279
  Unbilled costs and accrued profits on contracts in
   progress..................................................   11,128   14,097
  Inventories................................................   91,130   85,110
  Assets held for sale.......................................    5,099   49,174
  Other......................................................   10,156    8,168
                                                              -------- --------
Total current assets.........................................  221,646  248,447
Assets held for sale--noncurrent.............................   12,796    2,300
Property, plant and equipment, at cost
  Land, buildings and improvements...........................   22,087   22,081
  Machinery and equipment....................................   60,362   51,397
                                                              -------- --------
                                                                82,449   73,478
Less accumulated depreciation and amortization...............   34,381   28,789
                                                              -------- --------
Net property, plant and equipment............................   48,068   44,689
Cost in excess of net assets of acquired companies, less
 accumulated amortization of $28,175 and $23,397,
 respectively................................................  136,298  140,128
Other noncurrent assets......................................   27,453   32,470
                                                              -------- --------
Total assets................................................. $446,261 $468,034
                                                              ======== ========

                       UNC INCORPORATED AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt........................ $  1,748  $ 42,971
  Accounts payable.........................................   39,614    38,918
  Income taxes.............................................    1,392     3,521
  Accruals and other current liabilities...................   54,794    62,863
                                                            --------  --------
Total current liabilities..................................   97,548   148,273
Long-term debt, less current portion
  Revolving Senior Bank Debt, interest rate at December 31,
   1995, 8.71% due 2000....................................   37,181
  9 1/8% Senior Notes due 2003.............................  100,000   100,000
  7 1/2% Convertible Subordinated Debentures due 2006......   64,800    69,000
  Other....................................................    1,352     2,352
                                                            --------  --------
Total long-term debt, less current portion.................  203,333   171,352
Other noncurrent liabilities...............................   45,228    49,512
                                                            --------  --------
Total liabilities..........................................  346,109   369,137
Shareholders' equity
  Series preferred stock, par value $1 per share; Autho-
   rized 12,000,000 shares; 250,000 designated Series A Ju-
   nior Participating Preferred stock, none issued
  Common stock, par value $0.20 per share; Authorized
   50,000,000 shares, issued 18,393,868 and 18,242,134
   shares, respectively....................................    3,679     3,648
  Additional paid-in capital...............................  123,717   122,940
  Retained earnings (deficit)..............................  (15,450)  (17,373)
                                                            --------  --------
                                                             111,946   109,215
Less
  Treasury stock, at cost (700,000 shares).................    8,750     8,750
  Minimum pension liability adjustment.....................    1,801       540
  Unearned compensation--restricted stock..................    1,243     1,028
                                                            --------  --------
Total shareholders' equity.................................  100,152    98,897
                                                            --------  --------
Total liabilities and shareholders' equity................. $446,261  $468,034
                                                            ========  ========

                       UNC INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
Cash flows from operating activities:
  Net earnings (loss)............................ $  1,923  $(67,932) $ 11,062
  Adjustments to reconcile net earnings (loss) to
   net cash provided (used) by operating
   activities:
    Depreciation and amortization................   12,491    12,727    11,477
    Provision for pension withdrawal liability...             14,000
    Provision for restructuring..................             58,706
    Provision for losses on accounts receivable..    1,637     4,296     1,602
    Income from leveraged lease..................             (2,475)   (1,263)
    Deferred income taxes (benefit)..............      (28)  (14,587)   (5,258)
    Gain on disposition of assets and other......      (52)     (350)     (583)
    Extraordinary loss on retirement of debt.....                          625
Changes in assets and liabilities, net of effect
 of acquisitions and divestitures:
  (Increase) decrease in accounts receivable.....  (15,355)   (4,228)       33
  (Increase) decrease in unbilled costs and
   accrued profits on contracts in progress......    2,969    14,065    (8,974)
  (Increase) in inventories......................   (4,974)  (19,665)   (9,082)
  (Increase) decrease in other current assets....      484     5,688    (7,111)
  (Increase) decrease in other noncurrent
   assets........................................   (2,538)      389      (640)
  Increase (decrease) in accounts payable........      709       341    (3,408)
  Increase (decrease) in accruals and other
   current liabilities...........................   (5,816)  (10,255)    5,855
  Increase (decrease) in income taxes payable....   (2,660)    1,459     1,195
  (Decrease) in other noncurrent liabilities.....   (1,666)   (6,559)   (1,446)
  (Decrease) in discontinued operations
   liabilities...................................   (4,936)   (5,115)   (5,721)
                                                  --------  --------  --------
  Total adjustments..............................  (19,735)   48,437   (22,699)
                                                  --------  --------  --------
    Net cash provided (used) by operating
     activities..................................  (17,812)  (19,495)  (11,637)
                                                  --------  --------  --------
Cash flows from investing activities:
  Net proceeds from sale of assets...............   33,600    11,713    10,843
  Additions to property, plant and equipment.....   (6,767)  (10,299)  (11,250)
  Acquisition of subsidiaries, net of cash
   acquired......................................     (947)   (4,911)  (48,477)
  Proceeds from sale of leveraged lease..........              6,758
  Investment in leveraged lease..................                       (2,697)
  Other transactions, net........................                 39         1
                                                  --------  --------  --------
    Net cash provided (used) by investing
     activities..................................   25,886     3,300   (51,580)
                                                  --------  --------  --------
Cash flows from financing activities:
  Additions to debt..............................  382,005   201,085   228,632
  Reductions in debt............................. (391,247) (184,045) (265,966)
  Issuance of 9 1/8% Senior Notes................                      100,000
  Exercise of stock options......................      220       280        77
                                                  --------  --------  --------
    Net cash provided (used) by financing
     activities..................................   (9,022)   17,320    62,743
                                                  --------  --------  --------
Net increase (decrease) in cash..................     (948)    1,125      (474)
Cash at beginning of year........................    2,619     1,494     1,968
                                                  --------  --------  --------
Cash at end of year.............................. $  1,671  $  2,619  $  1,494
                                                  ========  ========  ========

                       UNC INCORPORATED AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                             COMMON STOCK     ADDITIONAL
                         --------------------  PAID-IN   RETAINED
                           SHARES   PAR VALUE  CAPITAL   EARNINGS   OTHER      TOTAL
                         ---------- --------- ---------- --------  --------   --------
Balance at December 31,
 1992................... 18,002,334  $3,600    $121,292  $ 39,497  $ (8,750)* $155,639
Net earnings............                                   11,062               11,062
Award of restricted
 stock under the
 employees' stock plan..     65,000      13         381                            394
Exercise of stock
 options................     18,000       4          73                             77
Minimum pension
 liability adjustment...                                             (1,345)    (1,345)
Unearned compensation--
 restricted stock.......                                               (341)      (341)
                         ----------  ------    --------  --------  --------   --------
Balance at December 31,
 1993................... 18,085,334   3,617     121,746    50,559   (10,436)   165,486
Net loss................                                  (67,932)             (67,932)
Award of restricted
 stock under the
 employees' stock plan..     97,000      19         926                            945
Exercise of stock
 options................     59,800      12         268                            280
Minimum pension
 liability adjustment...                                                805        805
Unearned compensation--
 restricted stock.......                                               (687)      (687)
                         ----------  ------    --------  --------  --------   --------
Balance at December 31,
 1994................... 18,242,134   3,648     122,940   (17,373)  (10,318)    98,897
Net income..............                                    1,923                1,923
Award of restricted
 stock under the
 employees' stock plan..    104,534      21         567                            588
Exercise of stock
 options................     47,200      10         210                            220
Minimum pension
 liability adjustment...                                             (1,261)    (1,261)
Unearned compensation--
 restricted stock.......                                               (215)      (215)
                         ----------  ------    --------  --------  --------   --------
Balance at December 31,
 1995................... 18,393,868  $3,679    $123,717  $(15,450) $(11,794)  $100,152
                         ==========  ======    ========  ========  ========   ========

- --------
* Treasury Stock

                       UNC INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation. The accompanying financial statements include the accounts of UNC Incorporated and its Subsidiaries ("the Company") after elimination of all significant intercompany accounts and transactions.

  (b) Long-Term Contracts. Revenues under fixed-price production contracts are primarily recognized under the percentage-of-completion method and are measured principally on a cost-to-cost basis. Cost estimates are reviewed periodically as the work progresses, and adjustments are reflected in the period in which revisions to such estimates are deemed necessary. Revenues under fixed rate per hour service contracts are recognized as services are performed based on actual hours incurred under the contracts. Performance award fees incorporated in certain government contracts are recognized when there is sufficient information to assess expected contract performance. Provisions for estimated losses on contracts are recorded when identified.

  (c) Inventories. Valuation of inventories is at the lower of cost or market, utilizing the first-in, first-out and average cost methods.

  (d) Depreciation and Amortization. The Company's property, plant and equipment are depreciated and amortized over their estimated useful lives by the straight-line method, using periods ranging from 10 to 30 years for buildings and improvements and from 3 to 10 years for machinery and equipment.

  (e) Cost in Excess of Net Assets of Acquired Companies. The excess of acquisition cost over the fair value of tangible and identifiable intangible net assets of acquired companies at date of acquisition is amortized on a straight-line basis over periods ranging from 10 to 40 years. The Company assesses the recoverability of cost in excess of net assets of acquired companies by determining whether the amortization of this intangible asset over its remaining life can be recovered through estimated future undiscounted operating cash flows. If it is not recoverable, the carrying value of the cost in excess of net assets of acquired companies will be reduced by the estimated shortfall of discounted cash flows.

  (f) Pension Plans and Post-retirement Benefits. Substantially all non-union employees of the Company are covered under defined contribution plans. The cost of these plans is a fixed percentage of the participants' eligible compensation. In addition, the Company provides benefits to a limited number of active and retired employees under an unfunded contributory defined benefit post retirement health care plan. Also, the Company participates in multi-employer defined benefit pension plans for certain active and retired union employees. The Company's policy is to fund these benefits in accordance with the provisions of the collective bargaining agreements.

  (g) Income Taxes. Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when it is "more likely than not" that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  (h) Environmental Liabilities. The Company accrues environmental costs on an undiscounted basis when it is probable that a liability has been incurred and the amount can be reasonably estimated. To the extent such costs are covered by U.S. government contracts, these costs are treated as contract cost and recognized as incurred.

  (i) Earnings Per Share. The calculation of earnings per share of common stock is based on the weighted average number of shares outstanding, assuming the exercise of stock options where the impact is dilutive. The weighted average number of shares of common stock outstanding for the years 1995, 1994 and 1993 were 17,666,000, 17,474,000 and 17,356,000, respectively.

                       UNC INCORPORATED AND SUBSIDIARIES

  (j) Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RESTRUCTURING

  In the second quarter of 1994, the Company recorded a restructuring charge of $58.7 million ($47 million after-tax) in connection with a strategic program to reduce its cost structure and asset base in light of the continuing depressed economic conditions in the aviation industry. The restructuring charge consisted of a $21.8 million non-cash charge applicable to the writedown of the estimated net realizable value of the assets, including $4.6 million of goodwill, associated with the sale and disposition of two business units, the closing of a facility and the consolidation of two other plants, and a $20.5 million provision for cost associated with the sale, closing and consolidation of two business units and facilities, including severance and related cost. The remaining $16.4 million restructuring charge consists of non-cash charges of $3.0 million related to the writedown of the carrying value of certain underutilized plant and equipment that were identified for sale under the restructuring program and a $13.4 million writedown of the carrying value of inventory that was identified for sale to third party brokers and others under the restructuring program. The balance of the reserve for future expenditures related to restructuring at December 31, 1995, was $3.9 million.

3. ACQUISITIONS AND PROSPECTIVE ACQUISITION

  On January 15, 1996, the Company entered into an agreement to acquire substantially all of the assets and certain liabilities of Garrett Aviation Services, a leading provider of aviation services in the business aviation aftermarket. The purchase price is approximately $145 million which the Company intends to finance through the issuance of $125 million of long-term senior subordinated notes and $25 million of 8.5% cumulative convertible Preferred Stock. In addition, borrowing under the Company's Revolving Senior Bank Debt will be necessary to the extent the purchase price plus transaction costs exceeds the amount of funds generated from the issuance of the notes and Preferred Stock. The Company is currently in the process of soliciting the holders of the 9 1/8% Senior Notes to amend certain covenants in order to permit the borrowing of additional debt and amend the restrictions on the payment of cash dividends to permit the payment of dividends on the Preferred Stock. As of February 23, 1996, the Company received consent from the required majority of note holders to amend the covenants. The acquisition is contingent upon, among other things, receiving governmental approval under the Hart Scott Rodino Act and financing on terms that are satisfactory to the Company. It is anticipated that the acquisition will be completed in the latter part of April 1996. Under certain circumstances, if the acquisition is not ultimately consummated, the Company may be required to pay a break-up fee of up to potentially $5.0 million.

                       UNC INCORPORATED AND SUBSIDIARIES

  During 1993, the Company acquired the entities described below, which were accounted for by the purchase method of accounting. The results of operations of the acquired companies are included in the Company's statement of earnings for the periods in which they were owned by the Company.

  In April 1993, the Company acquired substantially all of the assets and technology, and assumed certain liabilities of Artex Tool Corporation and Stockton Enterprises (collectively "Artex") for $5.2 million which was funded through a borrowing under the Company's revolving credit agreement. Artex is engaged in the remanufacture and repair of aircraft engine gear box housings, wheels and other aircraft and engine parts and accessories. Following its acquisition this operation was renamed UNC Artex. Under the terms of the purchase agreement, the Company may be required to make additional payments of up to $1.2 million, contingent upon Artex achieving certain profit levels during the three year period ending May 1, 1996. The excess of the purchase price over the estimated fair value of the tangible and identifiable intangible net assets acquired is amortized over a period of twenty-five years using the straight-line method. Any future amounts earned under the terms of this agreement will be recorded as additional cost in excess of net assets of acquired companies.

  In July 1993, the Company acquired substantially all of the assets and technology, and assumed certain liabilities of Johnson Technology ("Johnson"), a division of Freedom Forge Corporation for $14.5 million in cash and $4 million in notes, payable in annual installments through July 1997. The cash portion of the purchase price was funded from proceeds received from the sale of 9 1/8% Senior Notes (see Note 7 of Notes to Consolidated Financial Statements). Johnson provides proprietary turbine nozzle and vane manufacturing and repairs, and specialized non-conventional machining of super alloys such as electro-chemical deep hole drilling, laser milling, and electro-discharge machining. Following its acquisition, this operation was renamed UNC Johnson Technology. Under the terms of the purchase agreement, the Company may be required to make additional payments contingent upon Johnson achieving certain gross profit levels during a five year period ending in September 1998 of up to $5 million of which $0.9 million was paid in 1995, and $1.0 million in 1994. The excess of the purchase price over the estimated fair value of the tangible and identifiable intangible net assets acquired is amortized over a period of forty years using the straight-line method. Contingent amounts earned under the terms of this agreement are recorded as additional cost in excess of net assets of acquired companies.

  In August 1993, the Company acquired the assets and technology and assumed certain liabilities of All Fab, Inc. ("All Fab"), an aerostructure supplier for a major airframe manufacturer. All Fab serves the aviation industry as a manufacturer of major aircraft structural components and sheet metal sub-assemblies. Following its acquisition, this operation was renamed UNC Aerostructures, Washington. The purchase price consisted of $2.7 million in cash and $3.1 million in notes. The notes consist of a $1.8 million note bearing interest at 8% and a $1.3 million note bearing interest at the prime rate plus one half of one percent, payable in variable installments through December 1998. The excess of the purchase price over the estimated fair value of the tangible and identifiable intangible net assets acquired is amortized over a period of forty years using the straight-line method.

  In August 1993, the Company acquired substantially all the assets and technology, and assumed certain liabilities of Metcalf Servicing Company ("Metcalf") for $4.5 million in cash and the Company elected to retire $1.3 million of bank indebtedness of Metcalf. Metcalf serves the industrial turbine engine market with overhauls, parts repair and contract maintenance services. Following its acquisition, this operation was renamed UNC Metcalf Servicing, Inc. The excess of the purchase price over the estimated fair value of the tangible and identifiable intangible net assets acquired is amortized over a period of twenty-five years using the straight-line method.

  In October 1993, the Company acquired substantially all the assets and assumed certain liabilities of Lear Siegler Management Services Corp. ("Lear Siegler"). Lear Siegler provides contract services for the operation, maintenance and repair of aircraft, land vehicles and marine vehicles for the U.S. Department of Defense and

                       UNC INCORPORATED AND SUBSIDIARIES
the armed services of foreign governments. Following its acquisition, this operation was renamed UNC Lear Siegler. The purchase price was $17.4 million. The excess of the purchase price over the estimated fair value of the tangible and identifiable intangible net assets acquired is amortized over a period of twenty-five years using the straight-line method.

  Under the terms of the earn-out provisions of agreements related to acquisitions prior to 1993, the Company paid $3.7 million in 1994, and $3.7 million in 1993. The earn-out provisions under these agreements have expired.

4. CONTRACTS IN PROGRESS

  Unbilled costs and accrued profits on production contracts in progress consist of the following:

                                                               DECEMBER 31,
                                                             -----------------
                                                               1995     1994
                                                             -------- --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
     U.S. government contracts and subcontracts:
       Costs incurred and accrued profits on contracts in
        progress............................................ $ 26,516 $ 14,192
       Less progress billings to date.......................   21,674    7,389
                                                             -------- --------
       Unbilled costs and accrued profits on contracts in
        progress............................................    4,842    6,803
     Commercial contracts:
       Costs incurred and accrued profits on contracts in
        progress............................................    6,286    7,294
                                                             -------- --------
     Total unbilled costs and accrued profits on contracts
      in progress........................................... $ 11,128 $ 14,097
                                                             ======== ========

  Amounts billed under contracts in progress and included in accounts receivable at December 31, 1995 were $3.1 million under U.S. government prime and subcontracts and $2.4 million under commercial contracts. At December 31, 1994 these amounts were $3.1 million and $2.2 million, respectively.

  Also, included in accounts receivable at December 31, 1995 and 1994 were other amounts due from the U.S. government totaling $37.7 million and $42.2 million, respectively, including unbilled amounts of $14.9 million and $18.3 million in 1995 and 1994, respectively.

  Unbilled amounts are recoverable from the customer upon shipment of the product, presentation of bills or completion of the contract. The Company believes that a substantial portion (approximately 80%) of these unbilled amounts will be collected in 1996.

  Included in accounts receivable at December 31, 1995 and 1994 is $2.0 million of cost applicable to a $3.2 million claim for equitable adjustment filed by the Company under a contract with the U.S. government. The claim, which includes direct costs, overhead, general and administrative costs and profit, arises from constructive change orders on the part of the government, defective specifications, government caused delays and other issues in connection with a contract to provide aircraft nozzle segment assemblies to the U.S. Air Force. The Company has been advised by outside legal counsel that a basis for entitlement exists and that recovery of the recorded amount of the claim is probable.

  Also included in accounts receivable at December 31, 1995 and 1994 is a claim for $630,000 which the Company believes was improperly withheld by the U.S. government in connection with a contract to provide aircraft intermediate level maintenance, repair and overhaul services at six Naval Air Stations. The claim arises from the U.S. government unilaterally imposing a previously undisclosed conversion formula to the determination of the amount earned, contrary to contract terms. In December 1993, the Company received a

                       UNC INCORPORATED AND SUBSIDIARIES
favorable ruling on the claim from the Armed Services Board of Contract Appeals which overturned the government's previous position and instructed the government to reconsider the matter. The Company believes it will prevail in realizing the amount of the claim that has been recorded in accordance with the terms of the contract.

5. INVENTORIES

  Inventories as of December 31, 1995 and 1994, consist of the following:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1994
                                                                 ------- -------
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
     Component parts and materials.............................. $70,317 $61,282
     Work in progress...........................................  17,436  21,161
     Supplies...................................................   3,377   2,667
                                                                 ------- -------
                                                                 $91,130 $85,110
                                                                 ======= =======

6. ASSETS HELD FOR SALE

  Assets held for sale, which are stated at their estimated net realizable value, consist principally of real estate and improvements and inventories of the Company's former JT8 engine overhaul business that was closed in 1994, and certain other inventory and underutilized property and equipment that has been identified for sale under the Company's restructuring program. Also included in assets held for sale is real estate of the Company's discontinued minerals business. The Company expects to recover the recorded value of these assets over the next three years.

7. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                               DECEMBER 31,
                                                             -----------------
                                                               1995     1994
                                                             -------- --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
     Revolving Senior Bank Debt, interest rate at December
      31, 1995, 8.71% due 2000.............................. $ 37,181
     Revolving Senior Bank Debt, prime plus 1/2% due 1995...          $ 40,000
     9 1/8% Senior Notes due 2003...........................  100,000  100,000
     7 1/2% Convertible Subordinated Debentures due 2006....   65,431   69,000
     Other..................................................    2,469    5,323
                                                             -------- --------
                                                              205,081  214,323
     Less current portion...................................    1,748   42,971
                                                             -------- --------
                                                             $203,333 $171,352
                                                             ======== ========

  In May 1995, the Company entered into a new revolving credit agreement which provides for a five year credit line through May 2000 with a borrowing capacity of up to $90 million, subject to borrowing base limitations as defined in the agreement and reduced by outstanding letters of credit. The Company's unused availability under the credit line was $33.0 million at December 31, 1995. Interest is payable on the borrowings at a base rate, as defined in the agreement, or the LIBOR rate plus, in each case, an applicable margin based

                       UNC INCORPORATED AND SUBSIDIARIES
upon the Company's performance under certain financial ratios. The interest rate at December 31, 1995, was 8.71%. The Company has agreed to pay an annual commitment fee on the unused portion of the line at rates ranging from 1/2 of 1% to 1/4 of 1% dependent on meeting certain financial ratios. The revolving credit is collateralized by the Company's accounts receivable and inventories. The agreement contains covenants which, among other things, include provisions for the maintenance of certain financial ratios and prohibits the payment of cash dividends, except for cash dividends paid in connection with the senior cumulative convertible preferred stock to be issued under the October 1995 agreement with Gildea Investment Company. See Note 9 of Notes to Consolidated Financial Statements.

  On July 29, 1993 the Company issued $100.0 million of 9 1/8% Senior Notes due July 15, 2003. The Notes are redeemable, at the option of the Company, on or after July 15, 1998 at declining premiums through 2000 and at their principal amount thereafter. The debt indenture contains certain covenants which, among other things, allow additional borrowings based on certain financial ratios and restrict the payment of cash dividends. In connection with the proposed acquisition of Garrett Aviation Services, the Company is in the process of soliciting current note holders to amend certain covenants in order to permit additional borrowings and amend the restrictions on the payment of cash dividends. As of February 23, 1996, the Company received consent from the required majority of note holders to amend the covenants.

  The 7 1/2% Convertible Subordinated Debentures due 2006 are convertible into shares of the Company's common stock at a conversion price of $15.40 per share and are redeemable (subject to certain restrictions) at the option of the Company at declining premiums through 1996 and at the principal amount thereafter. Annual sinking fund payments of $4.2 million commence in March 1996. During 1995 the Company purchased approximately $3.6 million face amount of debentures to satisfy, in part, the March 1996 sinking fund payment. In January 1996, the Company purchased in the open market an additional $0.6 million of the 7 1/2% Convertible Subordinated Debentures to satisfy the balance of the 1996 sinking fund requirement.

  Included in other assets at December 31, 1995 and 1994, respectively, was approximately $3.5 million and $3.9 million of unamortized issue costs incurred in connection with the issuance of the 9 1/8% Senior Notes and the 7 1/2% Convertible Subordinated Debentures.

  Annual maturities of long-term debt during the next five years are $1,748,000 in 1996, $5,317,000 in 1997, $4,317,000 in 1998, $4,318,000 in 1999
and $41,381,000 in 2000.

  The estimated fair values of the 7 1/2% Convertible Subordinated Debentures, and the 9 1/8% Senior Notes, based on quoted market prices, were approximately $58.2 million and $98.0 million, respectively, at December 31, 1995 and $53.2 million and $89.0 million, respectively, at December 31, 1994. The Company believes that the carrying value of its remaining debt, which consists principally of revolving credit, approximates market value based on interest rates that are available to the Company for the issuance of debt with similar term and maturities.

                       UNC INCORPORATED AND SUBSIDIARIES

8. OTHER LIABILITIES

  Accruals and other current liabilities consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
     Payroll and related expenses............................ $ 28,339 $ 26,807
     Pension plans...........................................    6,106    5,910
     Accrued interest........................................    5,812    6,473
     Accruals related to discontinued operations.............    3,075    4,671
     Accruals related to restructuring.......................    3,858    7,812
     Other...................................................    7,604   11,190
                                                              -------- --------
                                                              $ 54,794 $ 62,863
                                                              ======== ========

  The Company discontinued its minerals and offshore products and services operations in 1984, its telecommunications operation in 1988 and its submarine propulsion unit manufacturing operation and its environmental services operation in 1990. In connection with these actions, the Company has approximately $15.7 million, $12.6 million included in noncurrent liabilities, accrued to cover the cost of certain long-term remediation activities, wind down and final closure of certain long-term U.S. government contracts, resolution of certain litigation and disposition of remaining properties. The Company anticipates that these activities will be completed over the next three years.

9. PREFERRED STOCK

  In October 1995, the Company reached an agreement with Gildea Investment Company ("Gildea") and other investors to provide up to $25 million of equity financing on an as needed basis to assist in financing future acquisitions. The equity investment will be in the form of a senior cumulative convertible preferred stock ("the Preferred") issued by the Company. The Preferred will be purchased at $100 per share with a cumulative annual dividend rate of 8.5%, with no mandatory redemption, and will be convertible into common stock at a price of $7 per share. The Company will have the option to pay dividends in cash or in the form of a pay-in-kind cumulative preferred stock. Gildea has the option to invest $10 million if a like amount of Preferred has not been issued by the Company by April 4, 1996.

10. PREFERRED STOCK PURCHASE RIGHTS

  On September 25, 1987, the Board of Directors of the Company declared a dividend of one Preferred Share Purchase Right for each share of common stock outstanding on October 19, 1987. Each Right entitles the holder to acquire one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $50 per one one-hundredth of a Preferred Share. The Rights trade with the common stock and are not exercisable or transferable apart from the common stock until 10 days after a person or group acquires, or announces a tender offer for 20% or more of the Company's outstanding common stock.

  If the Company is acquired in a merger or other business combination, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's shares having a market value at that time of twice the Right's exercise price. In addition, if someone acquires 20% or more of the Company's outstanding common stock, each Right will entitle its holder (other than the acquiring person) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice the Right's exercise price.

                       UNC INCORPORATED AND SUBSIDIARIES

  Prior to the acquisition by someone of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for $.01 per Right either at the option of the Board of Directors or automatically in connection with the consummation of any tender offer at a cash price per share equal to or greater than the price approved by stockholders at a special meeting which would be called under certain circumstances in accordance with procedures contained in the Rights Plan. The Rights expire on October 19, 1997.

11. LITIGATION AND CONTINGENCIES

  Since 1985 the former Western Union has been seeking recoupment (the "Claim") from various providers of international telex services ("ITPs") for interconnect charges with respect to the use of Western Union's domestic telex network during the late 1970s and early 1980s. Among these ITPs was TRT Communications, Inc. ("TRT"), which the Company had acquired in September 1985. As part of the Company's acquisition of TRT, the Company had received certain representations and warranties from the seller of TRT with respect to the Claims. In January 1995, nearly seven years after a 1988 remand from the U.S. Court of Appeals for the District of Columbia (the "Appeals Court"), which had vacated an earlier determination by the FCC with respect to the Claims, the FCC determined that the Claims were appropriate. The FCC's determination was again appealed to the Appeals Court which on February 6, 1996 rendered a judgment upholding the FCC's determination with respect to these matters. As a result, TRT may be liable to the former Western Union for Claims and interest of approximately $5.0 million. However, the Company sold its interest in TRT in 1988 and, in connection therewith, the Company provided the purchaser with certain specific indemnities. The Company has been informed that its purchaser has in turn sold TRT to a third party with whom the Company has no contract for indemnity. As a consequence, the Company does not believe that it has any indemnity liability to the current owner of TRT. The Company intends to seek a rehearing by the Appeals Court, to assert a protective claim against the seller of TRT, and to reject any claim by the current owner of TRT. Both the Company and its outside legal counsel believe the Company has meritorious defenses against any claim under its indemnification agreement.

  Lockheed-Martin Corporation ("Lockheed") began an action in United States District Court of the Central District of California under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") in August 1994. In that action, Lockheed seeks to have owners and operators of property situated above the San Fernando Valley aquifer contribute to the costs incurred or to be incurred by Lockheed to clean up contaminated groundwater constituting the aquifer. A subsidiary of the Company, Pacific Airmotive Corporation ("PAC"), was made one of the defendants in the action. The Company and a second subsidiary, Airwork Corporation, were added as defendants in December 1995. Based on several series of soil tests conducted on PAC's property and consultants' reports since approximately 1989, the Company concluded, and continues to conclude, that there is no demonstration that contaminants of concern identified in the groundwater by the U.S. Environmental Protection Agency have been transmitted from the surface of PAC's property to the underlying groundwater approximately 200 feet below ground surface. PAC is also pursuing alternative remedies against Purex Industries, Inc. which owned and operated the property prior to 1985. The Company and Airwork have filed motions to dismiss the action as to them on the ground, among others, that they did not own or operate PAC's property, or control PAC's operations. The Company is not able to determine whether it or a subsidiary of the Company will be held liable as a result of the Lockheed action, or to establish a range of loss.

  The Company during 1995 was involved in litigation with respect to a promissory note issued by the Company in July 1981 in connection with the acquisition of Normco Contractors, Inc. ("Normco"), a former subsidiary of the Company that was discontinued in 1984 and sold in 1985. The plaintiff, a former owner of Normco, brought action to obtain payment of $2.2 million allegedly due under the note. The Company did not make payment on the note because the Company believed that, under the terms of the note and the related purchase agreement, payment was contingent upon Normco attaining certain operating profit levels that were not

                       UNC INCORPORATED AND SUBSIDIARIES
achieved. The plaintiff's motion for summary judgment was granted in March 1992. However, in July 1993 the appellate court reversed and remanded the case for trial. Following trial in April 1994, a jury verdict was rendered in plaintiff's favor for the amount of the note plus interest and attorney's fees. The Company appealed the verdict on the grounds of prejudicial conduct by the trial judge as well as on legal grounds that were essentially the same as those argued in its previous successful appeal. The Appellate Court ruled in favor of the plaintiff, and the Company paid the judgment of approximately $3.5 million in October 1995. The Company is currently evaluating seeking recovery of all or part of the judgment from the legal firm that represented the Company in the 1981 acquisition of Normco.

  In June 1995, the Company sold its chemical milled aircraft and engine component business located in Weatherford, Texas, Chemical Dynamics, Inc., to the former owner of the business. Under the terms of the agreement, the purchaser assumed, among other things, all known environmental risks related to the operation of the business.

  The Company and a subsidiary, UNC Airwork Corporation, are defendants in litigation commenced in New York by Energy Services, Inc. ("ESI") seeking $3.4 million in alleged contract damages relating to a proposal to provide and install electrical generating and other related equipment for a third party. The Company and Airwork believe they have meritorious defenses to ESI's claims. Airwork has filed a counterclaim against ESI and an affiliate, Energy Maintenance Corporation ("EMC") for more than $3.7 million. In December 1994, the trial court granted Airwork's motion for partial summary judgment against EMC, on a separate claim, in the amount of $458,000. The trial court subsequently awarded $1.5 million of ESI's claims against the Company and Airwork on a theory of unjust enrichment, based apparently on the opinion that the Company, Airwork and ESI in 1992 were implementing an agreement between Airwork and ESI's affiliate dated August 19, 1991. The Company and Airwork are preparing for trial on Airwork's claim for more than $3.7 million, and will appeal the trial court's award to ESI. The Company believes it is probable that ESI and an affiliate will be found liable for Airwork's remaining claims, and that any recovery against the Company and Airwork is not predictable.

  During 1993, the State of New Mexico passed the New Mexico Mining Act ("Act"), which imposes certain reclamation obligations on owners and operators of existing and new mining operations. The State has asserted that a number of mines operated by the Company's subsidiary, United Nuclear Corporation ("United Nuclear"), at various times during the period 1970 through 1982 may be covered by the Act. Regulations for compliance with the Act were issued in 1994. However, the regulations did not clarify the extent to which mines previously operated by United Nuclear may be covered by the Act. Consequently, it is impossible to estimate the cost of remediation or the timing and extent of remedial action that may be required. The Company has been advised by outside counsel that United Nuclear's defenses have merit, and it is contesting the State's assertions.

  A uranium mill and mill tailings facility of a subsidiary of the Company, United Nuclear, located in Church Rock, New Mexico was placed on the National Priorities List by the U.S. Environmental Protection Agency ("EPA") in 1982, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). EPA issued an Administrative Order in 1989 requiring remediation of ground water on or adjacent to the site that is the same as those contained in the reclamation plan submitted to the Nuclear Regulatory Commission ("NRC") in 1988 by United Nuclear in accordance with its license with the NRC. United Nuclear has been remediating the site in accordance with the Administrative Order and the NRC license and has incurred cost for such remediation of $2.1 million, $2.2 million and $1.7 million in 1995, 1994 and 1993, respectively. The Company has accrued approximately $4.0 million in the accompanying consolidated balance sheet for the balance of remediation required under the approved reclamation plan.

  The Company's former Naval Products Division has been named under CERCLA, along with a number of other parties, as a Potentially Responsible Party at several waste disposal sites. In each case, the Division has

                       UNC INCORPORATED AND SUBSIDIARIES
been named as a de minimus party. The Company believes that any cost, estimated to be less than a total of $100,000, that may be assessed to the Division is recoverable under its U.S. government contracts.

  The Company and its subsidiaries are also parties to various other legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

12. INCOME TAXES

  During 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109 (SFAS No. 109), "Accounting for Income Taxes" which supersedes SFAS No. 96. Similar to SFAS No. 96, SFAS No. 109 retains an asset and liability approach to accounting for income taxes. This standard also requires recognition of income tax benefits for loss carryforwards, credit carryforwards and certain temporary differences for which tax benefits have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance where it is more likely than not that the benefits may not be realized. The Company adopted SFAS No. 109 as of January 1, 1993. There was no cumulative effect of this change in accounting for income taxes on the consolidated financial statements.

  The income tax provision for continuing operations consists of the following:

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1995      1994      1993
                                                    -------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
     Federal: Current.............................  $   260  $    103  $    396
        Deferred..................................      (97)  (14,230)   (5,664)
                                                    -------  --------  --------
                                                        163   (14,127)   (5,268)
     State: Current...............................      803     1,001     1,019
       Deferred...................................       69      (357)      406
                                                    -------  --------  --------
                                                        872       644     1,425
                                                    -------  --------  --------
     Total tax provision (benefit)................  $ 1,035  $(13,483) $ (3,843)
                                                    =======  ========  ========

  The tax provision for continuing operations differs from the amount computed using the statutory federal income tax rate as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1995      1994      1993
                                                   -------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
     Tax expense (benefit) at statutory rate.....  $ 1,006  $(27,681) $  2,635
     Amortization and write-off of cost in excess
      of net assets of acquired companies........    1,078     1,009     1,019
     State taxes, net of federal tax benefit and
      reduction of state tax accrual.............      600       425     1,238
     Change in the valuation allowance for
      deferred tax assets........................   (1,331)   13,692    (8,242)
     Foreign sales tax benefits..................     (487)     (381)     (302)
     Other.......................................      169      (547)     (191)
                                                   -------  --------  --------
     Tax provision (benefit) at actual rate......  $ 1,035  $(13,483) $ (3,843)
                                                   =======  ========  ========

                       UNC INCORPORATED AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                              1995      1994
                                                            --------  --------
                                                               (DOLLARS IN
                                                               THOUSANDS)
   Deferred tax assets:
     Accounts receivable, principally due to allowance for
      doubtful accounts.................................... $  1,070  $    503
     Inventories, principally due to additional cost
      inventoried for tax purposes and financial statement
      allowances...........................................    1,679     1,666
     Employee benefits, principally due to accrual for
      financial reporting purposes.........................   13,510    11,264
     Accrual for costs of restructuring....................    8,750    12,112
     Accrual for disposal of discontinued operations.......    5,020     5,820
     Net operating loss carryforward.......................   11,771    14,540
     Alternative minimum tax credit carryforwards..........    1,730     1,730
     Other.................................................    5,756     4,549
     Less--valuation allowance.............................  (15,710)  (17,041)
                                                            --------  --------
   Total deferred tax assets...............................   33,576    35,143
                                                            --------  --------
   Deferred tax liabilities:
     Plant and equipment, principally due to basis
      differences..........................................   (8,993)   (8,617)
     Contract income recognized for financial reporting
      purposes.............................................     (921)   (1,232)
     Intangibles...........................................     (979)
     Other.................................................      (64)     (320)
                                                            --------  --------
   Total deferred tax liabilities..........................  (10,957)  (10,169)
                                                            --------  --------
   Net deferred tax asset.................................. $ 22,619  $ 24,974
                                                            ========  ========

  The decrease in the deferred tax valuation allowance of $1,331,000 in 1995 was due to the realization of current income tax benefits resulting from the reversal of temporary differences against financial statement income. The increase in the deferred tax valuation allowance of $13,692,000 in 1994 was due to the uncertainty of realizing the tax benefits from net operating losses and certain tax assets generated by the 1994 restructuring provisions, the provision for the withdrawal from a multi-employer pension plan and other one-time charges. The net change in the valuation allowance in 1993 was a decrease of $10,070,000 of which $2,451,000 resulted from the realization of tax benefits of temporary differences which reversed during the year and $7,619,000 resulted from the Company's re-evaluation of the realizability of future income tax benefit occasioned by various events, including the acquisition of four businesses which resulted in an adjustment to goodwill of $1,829,000, the awarding of approximately $227,000,000 in new contracts and the decision to withdraw from the unprofitable third-party JT8 engine overhaul product line. The amount of deferred tax valuation allowance is determined based upon management's evaluation of the net realizability of the future income tax benefits, considering expiration of net operating losses, predictability of future income, including the impact of the Company's restructuring program, and the timing of reversal of temporary differences.

  At December 31, 1995 and 1994, other current assets include net deferred tax assets of approximately $5.7 million and $3.2 million and other noncurrent assets include net deferred tax assets of approximately $16.9 million and $21.7 million, respectively. Also, at December 31, 1995 and 1994, current liabilities include income taxes payable of $1.4 million and $3.5 million, respectively.

  At December 31, 1995, the Company has net operating loss carryforwards of $34,621,000 for income tax reporting purposes of which $8,727,000 expire in 2008, $19,576,000 expire in 2009, and $6,318,000 expire in 2010. The Company also has net operating loss carryforwards of $29,602,000 available for purposes of federal

                       UNC INCORPORATED AND SUBSIDIARIES
alternative minimum tax of which $1,454,000 expire in 2008, $22,777,000 expire in 2009 and $5,371,000 expire in 2010. At December 31, 1995, the Company has alternative minimum tax credit carryforwards of approximately $1,730,000 which are available to reduce future Federal regular income taxes over an indefinite period.

  In connection with an examination of the Company's federal income tax returns for the years 1990 through 1992, the Internal Revenue Service ("IRS") has proposed certain tax adjustments that could result in an additional tax liability. The Company disagrees with a large majority of the proposed adjustments and has asserted certain offsetting tax adjustments in its favor. The Company has filed a written protest challenging the proposed adjustments and supporting its right to the offsetting adjustments. Management and its tax counsel are of the opinion that the issues making up most of the additional tax liability proposed by the IRS are either not factually or legally supportable and that the Company's offsetting adjustments are meritorious. In addition, management is of the opinion that any additional net tax liability that might ultimately result from the IRS audit would not have a material adverse effect on the Company's consolidated financial condition, results of operation or liquidity.

13. INCENTIVE COMPENSATION PLANS

  The Company has stock plans, approved by the shareholders, which provide for the granting of options and restricted stock to officers and key employees. Options are granted at no less than fair market value on the date of grant, become exercisable in increments, in some instances partially conditioned on the attainment of specific performance objectives, and expire between six and ten years from the date of grant.

  The 1990 Stock Option Plan for Key Employees reserved 1,125,000 shares of common stock, either previously unissued shares or shares held in treasury, for issuance upon the exercise of options or as stock appreciation rights or as restricted stock awards. The exercise of an option is conditioned upon the holder, (i) purchasing at fair market value, within ninety days of the grant, stock equal to twenty-five percent of the number of options granted, and (ii) continuing as beneficial owner of all such stock through the time of exercise. Options are granted at no less than fair market value on the date of grant, expire in ten years and vest in five annual installments of twenty percent each January 1 following the date of grant. The 1985 stock plan for Key Employees terminated as of December 31, 1994, and no further options will be granted under that plan. However, 677,820 options remain outstanding and will be exercisable in future years in accordance with the terms of the plan.

  As of December 31, 1995, officers and employees eligible under the 1985 and 1990 plans have purchased 234,000 shares of the Company's common stock in the open market in order to qualify under the terms of these plans and held outstanding options to purchase an additional 1,597,862 shares.

  A summary of certain plan information related to stock options is as follows:

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1995        1994        1993
                                             ----------  ----------  ----------
   (NUMBER OF SHARES)
   Outstanding at beginning of year.........  1,912,996   1,788,896   1,735,946
   Granted..................................    150,000     423,000     159,000
   Exercised................................    (47,200)    (59,800)    (18,000)
   Expired or canceled......................   (417,934)   (239,100)    (88,050)
                                             ----------  ----------  ----------
   Outstanding at end of year...............  1,597,862   1,912,996   1,788,896
                                             ==========  ==========  ==========
   Exercisable at end of year...............  1,279,387   1,126,521   1,281,521
   Available for grant at end of year.......          0           0     132,470
   Price range of options outstanding....... $3.19-9.75  $3.19-9.75  $3.19-8.63
   Exercised................................ $4.44-5.75  $3.88-6.57  $3.88-5.75

                       UNC INCORPORATED AND SUBSIDIARIES

14. PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS

  The Company sponsors defined contribution plans that cover substantially all of its employees. Contributions are based upon a percentage of the employee's compensation. The cost of these plans was $6,273,000, $4,552,000 and $3,354,000 in 1995, 1994 and 1993, respectively.

  A defined benefit plan is also maintained for a limited number of former union personnel of an overhaul facility that the Company closed in 1994. The cost of this plan was $98,000 in 1995, $81,000 in 1994 and $193,000 in 1993.
In connection with the restructuring program in the second quarter of 1994, the Company recorded a curtailment loss of $460,000 as a result of the closing of this facility and the termination of the employees who were covered under this defined benefit plan. The projected benefit obligation and the fair value of plan assets at December 31, 1995 were $1,568,000 and $985,000, respectively. The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% in 1995. The expected long-term rate of return on assets was 7.25% in 1995. Plan assets consist principally of investments in commercial paper, marketable securities, certificates of deposit and U.S. government obligations.

  A subsidiary of the Company, UNC Airwork Corporation ("Airwork"), has been a participating employer in a multi-employer pension plan covering its hourly employees who are members of United Auto Workers ("UAW") Local 2315. The plan is administered by trustees appointed by the UAW. Through December 1994, Airwork has made contributions under the plan on the basis of a portion of its hourly payroll based on collective bargaining, and has expensed such contributions on a current basis. The Company's contribution to the plan, as required by the union contract, was $383,000 in 1994, and $313,000 in 1993. The Company has not made any payments to the plan in 1995 because it withdrew from the plan in January 1995.

  During 1994, the plan's trustees informed participating employers that the plan's obligations were substantially underfunded, that funding deficiencies were incurred in the previous three plan years, and that a substantial increase in employer contributions would be required. This underfunded status of the plan is not a result of Airwork not meeting its contractual obligations, as Airwork has consistently complied with its funding responsibilities in accordance with the terms of the collective bargaining agreement. On January 31, 1995, the UAW provided participating employers with an amendment to their respective collective bargaining agreements that would have the effect of terminating the plan as to each employer entering into such an amendment and, by doing so, withdrawing from the plan. Airwork entered into such an amendment, recognizing that participating employers not withdrawing from the plan would be liable for underfunding on an ongoing basis, that under the circumstances most employers would withdraw from the plan, and that, as probably the largest participating employer, Airwork's liability could be substantial. As a result of the UAW's action, and confirming Airwork's expectations, employers representing approximately 95% of the plan participants withdrew from the plan on January 31, 1995.

  Under the rules and regulations of the Internal Revenue Service ("IRS") regarding multi-employer plans, all employers who participate in an underfunded multi-employer plan and withdraw are assessed a withdrawal liability. Payment of the withdrawal liability is made over future years while annual funding deficiencies, if not waived by the IRS, would be paid at the time the waiver is denied. As a result of its withdrawal from the plan, Airwork recognized as a non-recurring expense in 1994 of its portion of the plan's unfunded liabilities and annual funding deficiencies which it estimated to be approximately $14.0 million. The Company is currently negotiating with the Plan Trustees regarding annual funding payments to the plan for the withdrawal liability and anticipates payments in an undetermined amount will begin in 1996.

  The Company also contributes to other multi-employer plans that cover approximately 566 employees. The cost of these plans was $630,000, $591,000 and $816,000 in 1995, 1994 and 1993, respectively.

                       UNC INCORPORATED AND SUBSIDIARIES

  The Company has non-qualified unfunded supplemental executive retirement plans covering certain officers and directors for which the Company has purchased cost recovery life insurance. The Company is the sole owner and beneficiary of such policies. The amount of coverage is designed to provide sufficient revenues to recover substantially all costs of the plans if the assumptions made regarding mortality experience, policy earnings and other factors are realized. As of December 31, 1995 and 1994 the projected benefit obligation was $16,231,000 and $12,972,000, respectively, and the accumulated benefit obligation was $15,883,000 and $12,640,000, respectively, which is included in other noncurrent liabilities in the accompanying balance sheet. The cost of these plans was $2,095,000, $2,280,000 and $1,232,000 for 1995,
1994 and 1993, respectively. The discount rate used in determining the pension liabilities was 7.25% at December 31, 1995 and 8% at December 31, 1994. At December 31, 1995, the additional minimum liability exceeded the unamortized transition amount by $1,801,000, net of deferred income taxes. At December 31, 1994, the additional minimum liability exceeded the unamortized transition amount by $540,000, net of deferred income taxes. These amounts have been reflected in the accompanying consolidated balance sheets as reductions in stockholders' equity at December 31, 1995 and 1994.

  Post-retirement health care and life insurance benefits are provided to a limited number of participating employees who become eligible for benefits after reaching normal retirement age while employed by the Company. The plan, which is an unfunded contributory defined benefit plan, covers approximately 3% of the Company's employees. Effective January 1, 1993, the Company adopted the provisions of the Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." SFAS No. 106 requires the Company to accrue the estimated cost of such retiree benefits payments, other than pensions, during the employee's active service period. The Company previously expensed the cost of these benefits as claims were paid. The Company is amortizing the unrecognized net loss and unrecognized transition obligation over 20 years.

  The actuarial and recorded liabilities for the post-retirement health care and life insurance benefits at December 31, were as follows:

                                                        1995         1994
                                                     -----------  -----------
                                                     (DOLLARS IN THOUSANDS)
   Accumulated post-retirement benefit obligation:
     Retirees....................................... $     1,425  $     1,320
     Full eligible active plan participants.........          39           48
     Other active participants......................         316          627
                                                     -----------  -----------
   Total accumulated post-retirement benefit
    obligation......................................       1,780        1,995
   Unrecognized net loss (gain).....................          58         (329)
   Unrecognized transition obligation...............      (1,357)      (1,437)
                                                     -----------  -----------
   Accrued post-retirement benefit cost............. $       481  $       229
                                                     ===========  ===========

  The net periodic post-retirement benefit cost for 1995 was $350,000 and included $112,000 of service cost, $152,000 of interest and $86,000 amortization of the transition obligation. The cost for 1994 was $360,000 and included $76,000 of service costs, $172,000 of interest and $112,000 amortization of the transition obligation.

  For measurement purposes, a 7.25% and an 8% discount rate was used in determining the accumulated post-retirement benefit obligation as of December 31, 1995 and 1994, respectively. Also, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995; the rate was assumed to decrease gradually to 6% for 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A 1% increase in the assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation as of December 31, 1995 by approximately $202,000

                       UNC INCORPORATED AND SUBSIDIARIES
and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by approximately $24,000.

  The Company also contributes in accordance with a union agreement to a multi-employer health benefit plan. The cost of this plan was $2,592,000, $1,865,000 and $959,000 in 1995, 1994 and 1993, respectively.

15. LEASES

  In December 1994 the Company sold a McDonnell Douglas DC-10-30 aircraft which had previously been covered under a leveraged lease. The net proceeds received of $6.8 million approximated the Company's investment in the lease. Income from the leveraged lease in 1994 and 1993 was $2.6 million and $1.3 million, respectively ($1.5 million and $0.8 million net of income taxes in 1994 and 1993, respectively).

  The Company entered into several agreements for the sale and leaseback of certain equipment which resulted in gains totaling approximately $2.6 million in 1993. The gains were deferred and are being amortized as a reduction to rent expense over the lease terms. The leases are classified as operating leases and the rental commitments and rental expenses are included in the following summary.

  The Company has noncancellable operating leases covering certain real property and equipment used in its operations. Minimum rental commitments under these leases are 1996, $8,290,000; 1997, $7,087,000; 1998, $6,765,000;
1999, $5,943,000; 2000, $4,167,000; and thereafter, $1,769,000. Rental expenses for the years 1995, 1994 and 1993 were $9,186,000, $8,720,000, and
$5,702,000, respectively.

16. CASH FLOWS

  Cash payments for income taxes were $1.2 million, $0.8 million, and $1.8 million in 1995, 1994 and 1993, respectively. In these years, interest payments were $19.6 million, $17.6 million, and $10.7 million, respectively.

  In connection with the acquisition of companies, the Company assumed liabilities of $44.5 million in 1993 (see Note 3 of Notes to Consolidated Financial Statements).

17. BUSINESS SEGMENT INFORMATION

  The Company's operations are conducted within one business segment which includes: the overhaul of aircraft engines, industrial gas turbine engines, and aircraft accessories, the manufacture and remanufacture of jet engine and aircraft components and providing maintenance and training, repair and logistical contract services.

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1994     1993
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
   Sales to federal government...................... $228,512 $223,127 $148,849
                                                     ======== ======== ========
   Capital additions................................ $  6,767 $ 10,299 $ 11,250
                                                     ======== ======== ========
   Depreciation and amortization expense............ $ 12,491 $ 12,727 $ 11,477
                                                     ======== ======== ========

  The Company maintains foreign marketing offices in Amsterdam, The Netherlands and Singapore. Identifiable assets at these locations are not material.

                       UNC INCORPORATED AND SUBSIDIARIES

  Export sales from the Company's United States operations to unaffiliated customers were as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1994     1993
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
   Europe, Africa, Middle East...................... $ 71,283 $ 60,338 $ 30,706
   Latin America....................................   18,035   13,821   13,237
   Asia, Pacific Rim................................   15,333    6,660    7,719
   Canada...........................................    8,358    6,497    7,713
                                                     -------- -------- --------
   Total............................................ $113,009 $ 87,316 $ 59,375
                                                     ======== ======== ========

  Net sales of tangible products in 1995, 1994 and 1993 amounted to $335.2 million, $303.6 million and $322.4 million, respectively, and costs and operating expenses related to tangible goods amounted to $273.5 million, $244.4 million and $259.1 million, respectively.

18. QUARTERLY SUMMARY (UNAUDITED)

                               FIRST    SECOND      THIRD    FOURTH      TOTAL
                              QUARTER   QUARTER    QUARTER   QUARTER     YEAR
                             --------- ---------  --------- ---------  ---------
                                          (DOLLARS IN THOUSANDS,
                                         EXCEPT PER SHARE AMOUNTS)
   YEAR ENDED DECEMBER 31,
    1995
   Revenues................  $ 125,703 $ 131,342  $ 137,437 $ 141,761  $ 536,243
   Operating income........      5,233     6,365      6,401     4,357     22,356
   Net earnings............         49       959        839        76      1,923
   Net earnings per share..                  .05        .05       .01        .11
   YEAR ENDED DECEMBER 31,
    1994
   Revenues................  $ 138,412 $ 122,326  $ 129,721 $ 135,374  $ 525,833
   Operating income
    (loss).................      8,450   (63,746)     5,178   (10,898)   (61,016)
   Net earnings (loss).....      2,462   (54,634)        30   (15,790)   (67,932)
   Net earnings (loss) per
    share..................        .14     (3.12)                (.90)     (3.89)

  See Note 2 for a description of the restructuring charge in the second quarter of 1994.

  See Note 14 for a description of the multi-employer pension withdrawal adjustment in the fourth quarter of 1994.

19. GUARANTOR SUBSIDIARIES

  In July 1993, the Company issued $100 million principal amount of 9 1/8% Senior Notes due 2003 (see Note 7 of Notes to Consolidated Financial Statements). The notes are guaranteed by all of the Company's domestic wholly-owned operating subsidiaries in the manner described below. The combined guarantors are jointly and severally liable under the subsidiary guarantees.

  The Company's obligations under the Notes are unconditionally guaranteed by each of the Company's domestic wholly-owned operating subsidiaries (the "Guarantees"). Each Guarantee is a senior unsecured obligation of the subsidiary providing such Guarantee and ranks pari passu with all senior unsecured indebtedness of such subsidiary. The domestic wholly-owned operating subsidiaries also have guaranteed the indebtedness outstanding under the Company's revolving credit facility (the "Subsidiary Bank Guarantees").

                       UNC INCORPORATED AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
The Subsidiary Bank Guarantees are collateralized, in general, by the accounts receivable and inventory of the subsidiaries and therefore effectively rank senior to the Guarantees. The Guarantees are in effect only for as long as the Subsidiary Bank Guarantees remain in effect. If the Guarantees are terminated the Notes will be obligations solely of the Company and will be effectively subordinated to all existing and future indebtedness of the subsidiaries.

  The following condensed consolidating information presents:

    (1) Condensed financial statements as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 of (a) the Company on a parent company only basis (Parent Company), (b) the Combined Guarantors, and (c) the Company on a consolidated basis.

    (2) The Parent Company with its investments in subsidiaries accounted for on the equity method.

    (3) Elimination entries necessary to consolidate the Parent Company and its subsidiaries.

                       UNC INCORPORATED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                  PARENT    COMBINED
                                 COMPANY   GUARANTORS ELIMINATIONS CONSOLIDATED
                                 --------  ---------- ------------ ------------
             ASSETS
Current assets:
  Cash.......................... $    123   $  1,548                $   1,671
  Accounts receivable, net......      410    102,052                  102,462
  Unbilled costs and accrued
   profits on contracts in
   progress.....................              11,128                   11,128
  Inventories...................              91,130                   91,130
  Assets held for sale..........      114      4,985                    5,099
  Other.........................    1,125      9,031                   10,156
                                 --------   --------                ---------
  Total current assets..........    1,772    219,874                  221,646
                                 --------   --------                ---------
Assets held for sale-
 noncurrent.....................    2,834      9,962                   12,796
Property, plant & equipment,
 net............................      706     47,362                   48,068
Cost in excess of net assets of
 acquired companies, net........             136,298                  136,298
Other noncurrent assets.........    9,748     17,705                   27,453
Investments in and advances to
 subsidiaries...................  343,366              $(343,366)
                                 --------   --------   ---------    ---------
    Total assets................ $358,426   $431,201   $(343,366)   $ 446,261
                                 ========   ========   =========    =========
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
Current liabilities:
  Current portion of long-term
   debt......................... $  1,631   $    117                $   1,748
  Accounts payable..............    2,784     36,830                   39,614
Accruals and other current
 liabilities....................   21,253     34,933                   56,186
                                 --------   --------                ---------
Total current liabilities.......   25,668     71,880                   97,548
                                 --------   --------                ---------
Long-term debt..................  202,981        352                  203,333
Other noncurrent liabilities....   20,875     24,353                   45,228
                                 --------   --------                ---------
    Total liabilities...........  249,524     96,585                  346,109
                                 --------   --------                ---------
Common stock and additional
 paid-in capital................  127,396                             127,396
Retained earnings (deficit).....  (15,450)                            (15,450)
Equity of subsidiaries and
 advances of parent.............             343,366   $(343,366)
                                 --------   --------   ---------    ---------
                                  111,946    343,366    (343,366)     111,946
Less:
  Treasury stock at cost
   (700,000 shares).............               8,750                    8,750
  Minimum pension liability
   adjustment...................    1,801                               1,801
  Unearned compensation-
   restricted stock.............    1,243                               1,243
                                 --------   --------   ---------    ---------
    Total shareholders' equity..  108,902    334,616    (343,366)     100,152
                                 --------   --------   ---------    ---------
Total liabilities and
 shareholders' equity........... $358,426   $431,201   $(343,366)   $ 446,261
                                 ========   ========   =========    =========

                       UNC INCORPORATED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                  PARENT    COMBINED
                                 COMPANY   GUARANTORS ELIMINATIONS CONSOLIDATED
                                 --------  ---------- ------------ ------------
             ASSETS
Current assets:
  Cash.......................... $  1,519   $  1,100                 $  2,619
  Accounts receivable, net......      640     88,639                   89,279
  Unbilled costs and accrued
   profits on contracts in
   progress.....................              14,097                   14,097
  Inventories...................              85,110                   85,110
  Assets held for sale..........   18,449     30,725                   49,174
  Other.........................    1,168      7,000                    8,168
                                 --------   --------                 --------
    Total current assets........   21,776    226,671                  248,447
                                 --------   --------                 --------
Assets held for sale-
 noncurrent.....................               2,300                    2,300
Property, plant & equipment,
 net............................      790     43,899                   44,689
Cost in excess of net assets of
 acquired companies, net........             140,128                  140,128
Other noncurrent assets.........   10,011     22,459                   32,470
Investments in and advances to
 subsidiaries...................  304,392              $(304,392)
                                 --------   --------   ---------     --------
    Total assets................ $336,969   $435,457   $(304,392)    $468,034
                                 ========   ========   =========     ========
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
Current liabilities:
  Current portion of long-term
   debt......................... $ 14,400   $ 28,571                 $ 42,971
  Accounts payable..............    1,387     37,531                   38,918
  Accruals and other current
   liabilities..................   25,643     40,741                   66,384
                                 --------   --------                 --------
    Total current liabilities...   41,430    106,843                  148,273
                                 --------   --------                 --------
Long-term debt..................  171,000        352                  171,352
Other noncurrent liabilities....   16,892     32,620                   49,512
                                 --------   --------                 --------
    Total liabilities...........  229,322    139,815                  369,137
                                 --------   --------                 --------
Common stock and additional
 paid-in capital................  126,588                             126,588
Retained earnings (deficit).....  (17,373)                            (17,373)
Equity of subsidiaries and
 advances of parent.............             304,392   $(304,392)
                                 --------   --------   ---------     --------
                                  109,215    304,392    (304,392)     109,215
Less:
  Treasury stock at cost
   (700,000 shares).............               8,750                    8,750
  Minimum pension liability
   adjustment...................      540                                 540
  Unearned compensation-
   restricted stock.............    1,028                               1,028
                                 --------   --------   ---------     --------
    Total shareholders' equity..  107,647    295,642    (304,392)      98,897
                                 --------   --------   ---------     --------
Total liabilities and
 shareholders' equity........... $336,969   $435,457   $(304,392)    $468,034
                                 ========   ========   =========     ========

                       UNC INCORPORATED AND SUBSIDIARIES

                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                   PARENT    COMBINED
                                  COMPANY   GUARANTORS ELIMINATIONS CONSOLIDATED
                                  --------  ---------- ------------ ------------
Sales and operating revenues....             $536,243                 $536,243
Costs and expenses
  Costs and operating expenses..              456,935                  456,935
  Selling, general and
   administrative expenses......  $ 16,423     40,529                   56,952
  Allocated expenses............   (19,739)    19,739
                                  --------   --------                 --------
                                    (3,316)   517,203                  513,887
                                  --------   --------                 --------
Operating income................     3,316     19,040                   22,356
Other income (expense)
  Interest expense..............   (17,987)    (1,527)                 (19,514)
  Other.........................       141        (25)                     116
  Equity in income of
   subsidiaries.................    11,367               $(11,367)
                                  --------   --------    --------     --------
                                    (6,479)    (1,552)    (11,367)     (19,398)
                                  --------   --------    --------     --------
Earnings (loss) before income
 taxes..........................    (3,163)    17,488     (11,367)       2,958
Income tax benefit (provision)..     5,086     (6,121)                  (1,035)
                                  --------   --------    --------     --------
Net earnings....................  $  1,923   $ 11,367    $(11,367)    $  1,923
                                  ========   ========    ========     ========

                       UNC INCORPORATED AND SUBSIDIARIES

              CONDENSED CONSOLIDATING STATEMENT OF EARNINGS (LOSS)

                          YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                 PARENT     COMBINED
                                 COMPANY   GUARANTORS  ELIMINATIONS CONSOLIDATED
                                ---------  ----------  ------------ ------------
Sales and operating revenues... $   2,600  $ 523,233                 $ 525,833
Costs and expenses
  Costs and operating
   expenses....................              444,375                   444,375
  Selling, general and
   administrative expenses.....    18,213     51,555                    69,768
  Restructuring charge.........     4,800     53,906                    58,706
  Multi-employer pension plan
   withdrawal charge...........               14,000                    14,000
  Allocated expenses...........   (22,803)    22,803
                                ---------  ---------                 ---------
                                      210    586,639                   586,849
                                ---------  ---------                 ---------
Operating income (loss)........     2,390    (63,406)                  (61,016)
Other income (expense)
  Interest expense.............   (14,924)    (3,625)                  (18,549)
  Other........................    (1,911)        61                    (1,850)
  Equity in income (loss) of
   subsidiaries................   (55,838)               $ 55,838
                                ---------  ---------     --------    ---------
                                  (72,673)    (3,564)      55,838      (20,399)
                                ---------  ---------     --------    ---------
Earnings (loss) before income
 taxes.........................   (70,283)   (66,970)      55,838      (81,415)
Income tax benefit.............     2,351     11,132                    13,483
                                ---------  ---------     --------    ---------
Net earnings (loss)............ $ (67,932) $ (55,838)    $ 55,838    $ (67,932)
                                =========  =========     ========    =========

                       UNC INCORPORATED AND SUBSIDIARIES

                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                 PARENT    COMBINED
                                COMPANY   GUARANTORS ELIMINATIONS CONSOLIDATED
                                --------  ---------- ------------ ------------
Sales and operating revenues... $  1,263   $437,030                 $438,293
Costs and expenses
  Costs and operating
   expenses....................             360,869                  360,869
  Selling, general and
   administrative expenses.....   12,856     41,131                   53,987
  Allocated expenses...........  (15,481)    15,481
                                --------   --------                 --------
                                  (2,625)   417,481                  414,856
                                --------   --------                 --------
Operating income...............    3,888     19,549                   23,437
Other income (expense)
  Interest expense.............  (11,897)    (1,968)                 (13,865)
  Other........................   (1,869)        48                   (1,821)
  Equity in income of
   subsidiaries................   17,658               $(17,658)
                                --------   --------    --------     --------
                                   3,892     (1,920)    (17,658)     (15,686)
                                --------   --------    --------     --------
Earnings before income taxes
 and extraordinary items.......    7,780     17,629     (17,658)       7,751
Income tax benefit.............    3,814         29                    3,843
                                --------   --------    --------     --------
Earnings before extraordinary
 items.........................   11,594     17,658     (17,658)      11,594
Extraordinary item--early
 retirement of debt, net of
 income taxes..................     (532)                               (532)
                                --------   --------    --------     --------
Net earnings................... $ 11,062   $ 17,658    $(17,658)    $ 11,062
                                ========   ========    ========     ========

                       UNC INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                              PARENT     COMBINED
                                              COMPANY   GUARANTORS CONSOLIDATED
                                             ---------  ---------- ------------
Net cash provided (used) by operating
 activities................................. $ (15,591)  $ (2,221)  $ (17,812)
                                             ---------   --------   ---------
Cash flows from investing activities:
  Net proceeds from sale of assets..........    26,159      7,441      33,600
  Additions to property, plant and
   equipment................................      (239)    (6,528)     (6,767)
  Acquisition of subsidiaries...............                 (947)       (947)
                                             ---------   --------   ---------
    Net cash and short-term investments
     provided (used) by investing
     activities.............................    25,920        (34)     25,886
                                             ---------   --------   ---------
Cash flows from financing activities:
  Additions to debt.........................   382,005                382,005
  Reductions in debt........................  (362,793)   (28,454)   (391,247)
  Other transactions........................       220                    220
  Net cash transfers to (from) parent.......   (31,157)    31,157
                                             ---------   --------   ---------
    Net cash provided (used) by financing
     activities.............................   (11,725)     2,703      (9,022)
                                             ---------   --------   ---------
Net increase (decrease) in cash.............    (1,396)       448        (948)
Cash at beginning of year...................     1,519      1,100       2,619
                                             ---------   --------   ---------
Cash at end of year......................... $     123   $  1,548   $   1,671
                                             =========   ========   =========

                       UNC INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                              PARENT     COMBINED
                                              COMPANY   GUARANTORS CONSOLIDATED
                                             ---------  ---------- ------------
Net cash provided (used) by operating
 activities................................. $ (14,137)  $ (5,358)  $ (19,495)
                                             ---------   --------   ---------
Cash flows from investing activities:
  Net proceeds from sale of assets..........               11,713      11,713
  Additions to property, plant and
   equipment................................      (381)    (9,918)    (10,299)
  Acquisition of subsidiaries...............               (4,911)     (4,911)
  Proceeds from sale of leveraged lease.....     6,758                  6,758
  Other transactions, net...................                   39          39
                                             ---------   --------   ---------
    Net cash and short-term investments
     provided (used) by investing
     activities.............................     6,377     (3,077)      3,300
                                             ---------   --------   ---------
Cash flows from financing activities:
  Additions to debt.........................   161,085     40,000     201,085
  Reductions in debt........................  (159,185)   (24,860)   (184,045)
  Other transactions........................       280                    280
  Net cash transfers to (from) parent.......     6,242     (6,242)
                                             ---------   --------   ---------
    Net cash provided (used) by financing
     activities.............................     8,422      8,898      17,320
                                             ---------   --------   ---------
Net increase in cash........................       662        463       1,125
Cash at beginning of year...................       857        637       1,494
                                             ---------   --------   ---------
Cash at end of year......................... $   1,519   $  1,100   $   2,619
                                             =========   ========   =========

                       UNC INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                             PARENT     COMBINED
                                             COMPANY   GUARANTORS  CONSOLIDATED
                                            ---------  ----------  ------------
Net cash provided (used) by operating
 activities................................ $    (384) $ (11,253)   $ (11,637)
                                            ---------  ---------    ---------
Cash flows from investing activities:
  Net proceeds from sale of assets.........               10,843       10,843
  Additions to property, plant and
   equipment...............................      (331)   (10,919)     (11,250)
  Acquisition of subsidiaries, net of cash
   acquired................................              (48,477)     (48,477)
  Investment in leveraged lease............    (2,697)                 (2,697)
  Other transactions, net..................        68        (67)           1
                                            ---------  ---------    ---------
    Net cash and short-term investments
     provided (used) by investing
     activities............................    (2,960)   (48,620)     (51,580)
                                            ---------  ---------    ---------
Cash flows from financing activities:
  Additions to debt........................   193,132     35,500      228,632
  Reductions in debt.......................  (210,632)   (55,334)    (265,966)
  Issuance of 9 1/8% Senior Notes..........   100,000                 100,000
  Other transactions, net..................        77                      77
  Net cash transfers to (from) parent......   (80,022)    80,022
                                            ---------  ---------    ---------
    Net cash provided (used) by financing
     activities............................     2,555     60,188       62,743
                                            ---------  ---------    ---------
Net increase (decrease) in cash and short-
 term investments..........................      (789)       315         (474)
Cash at beginning of year..................     1,646        322        1,968
                                            ---------  ---------    ---------
Cash at end of year........................ $     857  $     637    $   1,494
                                            =========  =========    =========

                       UNC INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
Sales and operating revenues................................ $322,801  $257,045
Costs and expenses:
  Cost and operating expenses...............................  275,964   217,999
  Selling, general and administrative expenses..............   32,205    27,448
                                                             --------  --------
                                                              308,169   245,447
                                                             --------  --------
Operating income............................................   14,632    11,598
Other income (expense):
  Interest expense..........................................  (11,145)  (10,223)
  Other.....................................................     (737)      176
                                                             --------  --------
                                                              (11,882)  (10,047)
                                                             --------  --------
Earnings before income taxes................................    2,750     1,551
Income tax provision........................................     (825)     (543)
                                                             --------  --------
Net Earnings................................................ $  1,925  $  1,008
Preferred dividends.........................................     (187)
                                                             --------  --------
Net earnings applicable to common stock.....................    1,738     1,008
                                                             ========  ========
Net earnings common per share............................... $    .10  $    .05
                                                             ========  ========

                       UNC INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                        JUNE 30,   DECEMBER 31,
                                                          1996         1995
                                                       ----------  ------------
                                                       (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................  $ 11,755     $  1,671
  Accounts receivable, less allowance for doubtful
   accounts of
   $4,531 and $3,186, respectively....................   150,066      102,462
  Unbilled costs and accrued profits on contracts in
   progress...........................................     8,928       11,128
  Inventories.........................................   121,573       91,130
  Assets held for sale................................     4,766        5,099
  Other...............................................    11,121       10,156
                                                        --------     --------
    Total current assets..............................   308,209      221,646
                                                        --------     --------
Assets held for sale--noncurrent......................    12,004       12,796
Property, plant and equipment, at cost................   125,555       82,449
Less accumulated depreciation.........................    37,396       34,381
                                                        --------     --------
  Net property, plant and equipment...................    88,159       48,068
Cost in excess of net assets of acquired companies,
 less accumulated
 amortization of $30,866 and $28,175, respectively....   234,419      136,298
Other assets..........................................    34,733       27,453
                                                        --------     --------
    Total assets......................................  $677,524     $446,261
                                                        ========     ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...................  $  5,317     $  1,748
  Accounts payable....................................    69,953       39,614
  Income taxes........................................     1,485        1,392
  Accruals and other current liabilities..............    75,445       54,794
                                                        --------     --------
    Total current liabilities.........................   152,200       97,548
Long-term debt, less current portion:
  Revolving Senior Bank Debt, interest rate at June
   30, 1996, 9.75% due 2000...........................    61,675       37,181
  9 1/8% Senior Notes due 2003........................   100,000      100,000
  11% Senior Subordinated Notes due 2006..............   125,000
  7 1/2% Convertible Subordinated Debentures due
   2006...............................................    60,600       64,800
  Other...............................................     6,670        1,352
                                                        --------     --------
Total long-term debt, less current portion............   353,945      203,333
                                                        --------     --------
Other noncurrent liabilities..........................    40,137       45,228
                                                        --------     --------
    Total liabilities.................................   546,282      346,109
Shareholders' equity:
Series preferred stock, par value $1.00 per share;
 Authorized 12,000,000 shares; Series A Junior
 Participating Preferred Stock, 250,000 shares
 authorized, none issued Series B Senior Cumulative
 Preferred Stock, 250,000 shares authorized and
 issued,
  $25,000,000 liquidation preference..................       250
Series C Senior Cumulative Preferred Stock, 250,000
 shares authorized, none  issued......................
Common stock, par value $0.20 per share; authorized
 50,000,000 shares; issued 18,723,868 and 18,393,868
 shares, respectively.................................     3,745        3,679
Additional paid-in capital............................   149,562      123,717
Retained earnings (deficit)...........................   (13,525)     (15,450)
                                                        --------     --------
                                                         140,032      111,946
Less:
  Treasury stock, at cost (486,500 and 700,000 shares,
   respectively)......................................     5,143        8,750
  Minimum pension liability adjustment................     1,801        1,801
  Unearned compensation-restricted stock..............     1,846        1,243
                                                        --------     --------
    Total shareholders' equity........................   131,242      100,152
                                                        --------     --------
    Total liabilities and shareholders' equity........  $677,524     $446,261
                                                        ========     ========

                       UNC INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
                                                             1996      1995
                                                           --------  ---------
Cash flows from operating activities:
  Net earnings............................................ $  1,925  $   1,008
  Adjustments to reconcile net income to net cash provided
   (used) by operating activities:
    Depreciation and amortization.........................    7,270      6,258
    Provision for losses on accounts receivable...........      476        473
    Provision for deferred income taxes...................      262        450
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable..........   (5,145)       600
      Decrease in unbilled costs & accrued profits on
       contracts in progress..............................    2,200      1,539
      (Increase) decrease in inventories..................  (11,298)     1,229
      (Increase) in other current assets..................     (141)      (813)
      (Increase) in other noncurrent assets...............   (1,258)    (5,160)
      (Decrease) in accounts payable......................   (8,213)   (12,267)
      Increase (decrease) in accruals and other current
       liabilities........................................   11,139     (3,090)
      Increase in income taxes payable....................       93        217
      Increase (decrease) in other noncurrent
       liabilities........................................     (170)         3
      (Decrease) in discontinued operations liabilities...   (2,377)    (2,732)
                                                           --------  ---------
      Total adjustments...................................   (7,162)   (13,293)
                                                           --------  ---------
      Net cash provided (used) by operating activities....   (5,237)   (12,285)
                                                           --------  ---------
Cash flows from investing activities:
  Net proceeds from sale of assets........................    1,490      6,834
  Additions to property, plant and equipment..............   (6,945)    (2,720)
  Acquisition of subsidiary............................... (148,293)
                                                           --------  ---------
    Net cash provided (used) by investing activities...... (153,748)     4,114
                                                           --------  ---------
Cash flows from financing activities:
  Additions to debt.......................................  333,545    139,676
  Reductions in debt...................................... (309,785)  (132,573)
  Issuance of 11% Series Subordinated Notes...............  125,000
  Issuance of Convertible Preferred Stock.................   25,000
  Payment of Preferred Stock dividend.....................     (187)
  Other transactions......................................   (4,504)        65
                                                           --------  ---------
    Net cash provided (used) by financing activities......  169,069      7,168
                                                           --------  ---------
  Net increase (decrease) in cash.........................   10,084     (1,003)
  Cash at beginning of year...............................    1,671      2,619
                                                           --------  ---------
  Cash at end of period................................... $ 11,755  $   1,616
                                                           ========  =========

                       UNC INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The accompanying financial statements, which should be read in conjunction with the Consolidated Financial Statements included in the Annual Report filed on Form 10-K for the year ended December 31, 1995, are unaudited. The statements have been prepared in the ordinary course of business for the purpose of providing information with respect to the interim periods, and are subject to audit at the close of the year. It is the opinion of the management of the Company that all adjustments (none of which were other than normal recurring accruals) necessary for a fair presentation of such periods have been included. Results of interim periods are not necessarily indicative of results to be expected for the full year.

  2. Inventories at June 30, 1996 and December 31, 1995:

                                                            1996        1995
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Component parts and materials........................... $    84,645 $   70,317
Work in process.........................................      32,283     17,436
Supplies................................................       4,645      3,377
                                                         ----------- ----------
                                                         $   121,573 $   91,130
                                                         =========== ==========

  3. Net sales of tangible products in the six month period ended June 30, 1996 amounted to $210.7 million and cost and operating expenses related to tangible goods sold amounted to $171.7 million.

  4. On May 30, 1996, the Company acquired substantially all of the assets and certain liabilities of Garrett Aviation Services ("Garrett"), a leading provider of aviation services in the business aviation aftermarket. The purchase price of approximately $145 million was paid in cash. The financing of the acquisition was accomplished through the issuance of $125 million in 11% Senior Subordinated Notes due 2006 and $25 million in Convertible 8.5% Preferred Stock. In addition, borrowings were made under the Company's Revolving Senior Bank Debt for various transaction costs which exceeded the amount of funds generated from the issuance of the notes and Preferred Stock. The Acquisition will be accounted for as a purchase, and the purchase price will be allocated to the assets and liabilities of Garrett based on their fair values. The assets and liabilities of Garrett are included in the consolidated balance sheet at June 30, 1996 at values reflecting preliminary allocation of the purchase price. The final allocation of the purchase price is subject to final determination based on valuations and other studies currently being performed by the Company. The excess of the preliminary allocation of the purchase price over the estimated fair value of the net assets acquired is being amortized over a period of thirty years using the straight line method. Also in connection with the acquisition, the Company issued 213,500 shares of its treasury stock to certain Garrett executives it employed following the closing at a purchase price of $5.75 per share, the closing price on the date the purchase agreement was executed.

  5. On May 30, 1996 in connection with the financing of the acquisition of Garrett, the Company issued $25 million in Convertible 8.5% Preferred Stock and $125 million in principal amount of 11% Senior Subordinated Notes due 2006. The Series B Preferred Stock was issued at $100 per share with an annual cumulative dividend rate of 8.5%, with no mandatory redemption, and will be convertible to common stock at a price of $7 per share. The Company will have the option to pay dividends in the form of a pay-in-kind Series C Cumulative Preferred Stock. The 11% Senior Subordinated Notes are redeemable on or after June 1, 2001 at the option of the Company at declining premiums through 2003 and at principal amount thereafter.

  6. Since 1985 the former Western Union has been seeking recoupment (the "Claim") from various providers of international telex services ("ITPs") for interconnect charges with respect to the use of Western Union's domestic telex network during the late 1970s and early 1980s. Among these ITPs was TRT Communications, Inc. ("TRT"), which the Company had acquired in September 1985. As part of the Company's

                       UNC INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)
acquisition of TRT, the Company had received certain representations and warranties from the seller of TRT with respect to the Claims. In January 1995, nearly seven years after a 1988 remand from the U.S. Court of Appeals for the District of Columbia (the "Appeals Court"), which had vacated an earlier determination by the FCC with respect to the Claims, the FCC determined that the Claims were appropriate. The FCC's determination was again appealed to the Appeals Court which on February 6, 1996 rendered a judgment upholding the FCC's determination with respect to these matters. As a result, TRT may be liable to the former Western Union for Claims and interest of approximately $5.0 million. However, the Company sold its interest in TRT in 1988 and, in connection therewith, the Company provided the purchaser with certain specific indemnities. The Company has been informed that its purchaser has in turn sold TRT to a third party with whom the Company has no contract for indemnity. As a consequence, the Company does not believe that it has any indemnity liability to the current owner of TRT. The Company sought a rehearing by the Appeals Court, to assert a protective claim against the seller of TRT, and to reject any claim by the current owner of TRT. Appeals Court denied the Company's petition for rehearing and reconsideration on April 11, 1996. The proceeding is presently before the FCC for further determination. On April 12, 1996, the Company filed a declaratory judgement action in Delaware seeking a judicial determination that the Company is not required to indemnify its purchaser for any amount for which TRT may be liable to the former Western Union. The case is in the discovery phase, and a trial date has been initially scheduled in June 1997. Both the Company and its outside legal counsel believe the Company has meritorious defenses against any claim under its indemnification agreement.

  Lockheed-Martin Corporation ("Lockheed") began an action in United States District Court of the Central District of California under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") in August 1994. In that action, Lockheed seeks to have owners and operators of property situated above the San Fernando Valley aquifer contribute to the costs incurred or to be incurred by Lockheed to clean up contaminated groundwater constituting the aquifer. A subsidiary of the Company, Pacific Airmotive Corporation ("PAC"), was made one of the defendants in the action. The Company and a second subsidiary, Airwork Corporation, were added as defendants in December 1995. Based on several series of soil tests conducted on PAC's property and consultants' reports since approximately 1989, the Company concluded, and continues to conclude, that there is no demonstration that contaminants of concern identified in the groundwater by the U.S. Environmental Protection Agency have been transmitted from the surface of PAC's property to the underlying groundwater approximately 200 feet below ground surface. PAC is also pursuing alternative remedies against Purex Industries, Inc. which owned and operated the property prior to 1985. The Company and Airwork have filed motions to dismiss the action as to them on the ground, among others, that they did not own or operate PAC's property, or control PAC's operations. These motions to dismiss the Lockheed action filed by the Company and Airwork were denied. Whether, as alleged by Lockheed, the Company and Airwork owned or operated PAC's property, or controlled its operations, and whether the Company is subject to jurisdiction in California, remain issues for trial in the Lockheed case. Trial of the case is currently scheduled for early August 1996. The Company is not able to determine whether it or a subsidiary of the Company will be held liable as a result of the Lockheed action, or to establish a range of loss.

  The Company during 1995 was involved in litigation with respect to a promissory note issued by the Company in July 1981 in connection with the acquisition of Normco Contractors, Inc. ("Normco"), a former subsidiary of the Company that was discontinued in 1984 and sold in 1985. The plaintiff, a former owner of Normco, brought action to obtain payment of $2.2 million allegedly due under the note. The Company did not make payment on the note because the Company believed that, under the terms of the note and the related purchase agreement, payment was contingent upon Normco attaining certain operating profit levels that were not achieved. The plaintiff's motion for summary judgment was granted in March 1992. However, in July 1993 the appellate court reversed and remanded the case for trial. Following trial in April 1994, a jury verdict was rendered in plaintiff's favor for the amount of the note plus interest and attorney's fees. The Company appealed

                       UNC INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)
the verdict on the grounds of prejudicial conduct by the trial judge as well as on legal grounds that were essentially the same as those argued in its previous successful appeal. The Appellate Court ruled in favor of the plaintiff, and the Company paid the judgment of approximately $3.5 million in October 1995. The Company is currently evaluating seeking recovery of all or part of the judgment from the legal firm that represented the Company in the 1981 acquisition of Normco.

  The Company and a subsidiary, UNC Airwork Corporation, are defendants in litigation commenced in New York by Energy Services, Inc. ("ESI") seeking $3.4 million in alleged contract damages relating to a proposal to provide and install electrical generating and other related equipment for a third party. The Company and Airwork believe they have meritorious defenses to ESI's claims. Airwork has filed a counterclaim against ESI and an affiliate, Energy Maintenance Corporation ("EMC") for more than $3.7 million. In December 1994, the trial court granted Airwork's motion for partial summary judgment against EMC, on a separate claim, in the amount of $458,000. The trial court subsequently awarded $1.5 million of ESI's claims against the Company and Airwork on a theory of unjust enrichment, based apparently on the opinion that the Company, Airwork and ESI in 1992 were implementing an agreement between Airwork and ESI's affiliate dated August 19, 1991. The Company and Airwork are preparing for trial on Airwork's claim for more than $3.7 million, and will appeal the trial court's award to ESI. The Company believes it is probable that ESI and an affiliate will be found liable for Airwork's remaining claims, and that any recovery against the Company and Airwork is not predictable.

  During 1993, the State of New Mexico passed the New Mexico Mining Act ("Act"), which imposes certain reclamation obligations on owners and operators of existing and new mining operations. The State has asserted that a number of mines operated by the Company's subsidiary, United Nuclear Corporation ("United Nuclear"), at various times during the period 1970 through 1982 may be covered by the Act. Regulations for compliance with the Act were issued in 1994. However, the regulations did not clarify the extent to which mines previously operated by United Nuclear may be covered by the Act. The New Mexico Mining Commission has ruled that three mines are covered by the regulations, and United Nuclear is preparing to appeal that ruling to the State courts. Consequently, it is impossible to estimate the cost of reclamation or the timing and extent of reclamation that may be required. The Company has been advised by outside counsel that United Nuclear's defenses have merit, and it is contesting the State's assertions.

  A uranium mill and mill tailings facility of a subsidiary of the Company, United Nuclear, located in Church Rock, New Mexico was placed on the National Priorities List by the U.S. Environmental Protection Agency ("EPA") in 1982, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). EPA issued an Administrative Order in 1989 requiring remediation of ground water on or adjacent to the site that is the same as those contained in the reclamation plan submitted to the Nuclear Regulatory Commission ("NRC") in 1988 by United Nuclear in accordance with its license with the NRC. United Nuclear has been remediating the site in accordance with the Administrative Order and the NRC license and has incurred cost for such remediation of $0.6 million and $0.9 million in 1996 and 1995, respectively. It is anticipated, based on the approved reclamation plan, that the cost of future remediation through 1997 will be approximately $3.4 million. Such cost has been accrued as part of reserves established for the discontinued operation.

  The Company's former Naval Products Division has been named under CERCLA, along with a number of other parties, as a Potentially Responsible Party at several waste disposal sites. In each case, the Division has been named as a de minimus party. The Company believes that any cost, estimated to be less than a total of $100,000, that may be assessed to the Division is recoverable under its U.S. government contracts.

                       UNC INCORPORATED AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)

  The Company and its subsidiaries are also parties to various other legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. The Company believes that the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

  7. In July 1993, the Company issued $100 million principal amount of 9 1/8% Senior Notes due 2003. The notes are guaranteed by the Company's domestic operating subsidiaries in the manner described below. The combined guarantors are jointly and severally liable under the subsidiary guarantees.

  The Company's obligations under the Notes are unconditionally guaranteed by each of the Company's domestic operating subsidiaries (the "Guarantees"). Each Guarantee is a senior unsecured obligation of the domestic operating subsidiary providing such Guarantee and ranks pari passu with all senior unsecured indebtedness of such subsidiary. The domestic operating subsidiaries also have guaranteed the indebtedness outstanding under the Company's revolving credit facility (the "Subsidiary Bank Guarantees"). The Subsidiary Bank Guarantees are collateralized, in general, by the accounts receivable and inventory of the domestic operating subsidiaries and therefore effectively rank senior to the Guarantees. The Guarantees are in effect only for as long as the Subsidiary Bank Guarantees remain in effect. If the Guarantees are terminated the Notes will be obligations solely of the Company and will be effectively subordinated to all existing and future indebtedness of the subsidiaries.

  The following condensed consolidating information presents:

    (1) Condensed financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 of (a) the Company on a parent company only basis (Parent Company), the Combined Guarantors, and (c) the Company on a consolidated basis.

    (2) The Parent Company with its investments in subsidiaries accounted for on the equity method.

    (3) Elimination entries necessary to consolidate the Parent Company and its subsidiaries.

                       UNC INCORPORATED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                   PARENT    COMBINED
                                  COMPANY   GUARANTORS ELIMINATIONS CONSOLIDATED
                                  --------  ---------- ------------ ------------
             ASSETS
Current assets:
  Cash..........................  $    183   $ 11,572                 $ 11,755
  Accounts receivable, net......       497    149,569                  150,066
  Unbilled costs and accrued
   profits on contracts in
   progress.....................                8,928                    8,928
  Inventories...................              121,573                  121,573
  Assets held for sale..........       114      4,652                    4,766
  Other.........................       733     10,388                   11,121
                                  --------   --------                 --------
    Total current assets........     1,527    306,682                  308,209
                                  --------   --------                 --------
Assets held for sale--
 noncurrent.....................     1,169     10,835                   12,004
Property, plant & equipment,
 net............................       585     87,574                   88,159
Cost in excess of net assets of
 acquired companies, net........              234,419                  234,419
Other noncurrent assets.........    16,247     18,486                   34,733
Investments in and advances to
 subsidiaries...................   511,474              $(511,474)
                                  --------   --------   ---------     --------
    Total assets................  $531,002   $657,996   $(511,474)    $677,524
                                  ========   ========   =========     ========
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
Current liabilities:
  Current portion of long-term
   debt.........................  $  5,200   $    117                 $  5,317
  Accounts payable..............       731     69,222                   69,953
  Accruals and other current
   liabilities..................    24,750     52,180                   76,930
                                  --------   --------                 --------
    Total current liabilities...    30,681    121,519                  152,200
                                  --------   --------                 --------
Long-term debt..................   348,275      5,670                  353,945
Other noncurrent liabilities....    15,661     24,476                   40,137
                                  --------   --------                 --------
    Total liabilities...........   394,617    151,665                  546,282
Cumulative preferred stock......       250                                 250
Common stock and additional paid
 in capital.....................   153,307                             153,307
Retained earnings (deficit).....   (13,525)                            (13,525)
Equity of subsidiaries and
 advances of parent.............              511,474   $(511,474)
                                  --------   --------   ---------     --------
                                   140,032    511,474    (511,474)     140,032
Less:
  Treasury stock, at cost.......                5,143                    5,143
  Minimum pension liability
   adjustment...................     1,801                               1,801
  Unearned compensation--
   restricted stock.............     1,846                               1,846
                                  --------   --------   ---------     --------
    Total shareholders' equity..   136,385    506,331    (511,474)     131,242
                                  --------   --------   ---------     --------
    Total liabilities and
     shareholders' equity.......  $531,002   $657,996   $(511,474)    $677,524
                                  ========   ========   =========     ========

                       UNC INCORPORATED AND SUBSIDIARIES

                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                   PARENT    COMBINED
                                  COMPANY   GUARANTORS ELIMINATIONS CONSOLIDATED
                                  --------  ---------- ------------ ------------
Sales and operating revenues....             $322,801                 $322,801
Costs and expenses
  Costs and operating expenses..              275,964                  275,964
  Selling, general and
   administrative expenses......  $  6,163     26,042                   32,205
  Allocated expenses............    (2,502)     2,502
                                  --------   --------                 --------
                                     3,661    304,508                  308,169
                                  --------   --------                 --------
Operating income................    (3,661)    18,293                   14,632
Other income (expense)
  Interest expense..............   (11,097)       (48)                 (11,145)
  Other.........................      (758)        21                     (737)
  Equity in income of
   subsidiaries.................    12,786               $(12,786)
                                  --------   --------    --------     --------
                                       931        (27)    (12,786)     (11,882)
                                  --------   --------    --------     --------
Earnings (loss) before income
 taxes..........................    (2,730)    18,266     (12,786)       2,750
Income tax benefit (provision)..     4,655     (5,480)                    (825)
                                  --------   --------    --------     --------
Net earnings....................     1,925     12,786     (12,786)       1,925
Preferred dividends.............      (187)                               (187)
                                  --------   --------    --------     --------
Net earnings applicable to
 common stock...................  $  1,738   $ 12,786    $(12,786)    $  1,738
                                  ========   ========    ========     ========

                       UNC INCORPORATED AND SUBSIDIARIES

                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                  PARENT    COMBINED
                                  COMPANY  GUARANTORS ELIMINATIONS CONSOLIDATED
                                  -------  ---------- ------------ ------------
Sales and operating revenues.....           $257,045                 $257,045
Costs and expenses
  Costs and operating expenses...            217,999                  217,999
  Selling, general and
   administrative expenses....... $ 5,953     21,495                   27,448
  Allocated expenses.............  (2,214)     2,214
                                  -------   --------                 --------
                                    3,739    241,708                  245,447
                                  -------   --------                 --------
Operating income.................  (3,739)    15,337                   11,598
Other income (expense)
  Interest expense...............  (8,065)    (2,158)                 (10,223)
  Other..........................     204        (28)                     176
  Equity in income of
   subsidiaries..................   8,548               $(8,548)
                                  -------   --------    -------      --------
                                      687     (2,186)    (8,548)      (10,047)
                                  -------   --------    -------      --------
Earnings before income taxes.....  (3,052)    13,151     (8,548)        1,551
Income tax benefit (provision)...   4,060     (4,603)                    (543)
                                  -------   --------    -------      --------
Net earnings..................... $ 1,008   $  8,548    $(8,548)     $  1,008
                                  =======   ========    =======      ========

                       UNC INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                             PARENT     COMBINED
                                             COMPANY   GUARANTORS  CONSOLIDATED
                                            ---------  ----------  ------------
Net cash flow provided (used) by
 operations................................ $ (11,873) $   6,636    $  (5,237)
                                            ---------  ---------    ---------
Cash flows from investing activities:
  Net proceeds from sale of assets.........       102      1,388        1,490
  Additions to property, plant and
   equipment...............................       (48)    (6,897)      (6,945)
  Acquisition of subsidiary................             (148,293)    (148,293)
                                            ---------  ---------    ---------
    Net cash provided (used) by investing
     activities............................        54   (153,802)    (153,748)
                                            ---------  ---------    ---------
Cash flows from financing activities:
  Additions to debt........................   458,531         14      458,545
  Reductions in debt.......................  (309,668)      (117)    (309,785)
  Issuance of preferred stock..............    25,000                  25,000
  Other transactions, net..................    (4,504)                 (4,504)
  Payment of preferred stock dividend......      (187)                   (187)
  Net cash transfers to (from) parent......  (157,293)   157,293
                                            ---------  ---------    ---------
    Net cash provided (used) by financing
     activities............................    11,879    157,190      169,069
                                            ---------  ---------    ---------
Net decrease in cash.......................        60     10,024       10,084
Cash at beginning of year..................       123      1,548        1,671
                                            ---------  ---------    ---------
Cash at end of period...................... $     183  $  11,572    $  11,755
                                            =========  =========    =========

                       UNC INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                              PARENT     COMBINED
                                              COMPANY   GUARANTORS CONSOLIDATED
                                             ---------  ---------- ------------
Net cash flow provided (used) by operations
 activities................................  $ (18,227)  $  5,942   $ (12,285)
                                             ---------   --------   ---------
Cash flows from investing activities:
  Net proceeds from sale of assets.........      1,070      5,764       6,834
  Additions to property, plant and
   equipment...............................       (180)    (2,540)     (2,720)
                                             ---------   --------   ---------
    Net cash provided (used) by investing
     activities............................        890      3,224       4,114
                                             ---------   --------   ---------
Cash flows from financing activities:
  Additions to debt........................    139,676                139,676
  Reductions in debt.......................   (104,631)   (27,942)   (132,573)
  Other transactions, net..................         65                     65
  Net cash transfers to (from) parent......    (19,225)    19,225
                                             ---------   --------   ---------
    Net cash provided (used) by financing
     activities............................     15,885     (8,717)      7,168
                                             ---------   --------   ---------
Net increase (decrease) in cash............     (1,452)       449      (1,003)
Cash at beginning of year..................      1,519      1,100       2,619
                                             ---------   --------   ---------
Cash at end of period......................  $      67   $  1,549   $   1,616
                                             =========   ========   =========

                        REPORT OF INDEPENDENT AUDITORS

The Partners of
CFC Aviation Services, L.P. (dba Garrett Aviation Services)

  We have audited the accompanying consolidated balance sheets of CFC Aviation Services, L.P. (dba Garrett Aviation Services) as of December 31, 1995 and 1994, and the related consolidated statements of income, partners' capital and cash flows for the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Garrett Aviation Services at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

March 1, 1996

                           GARRETT AVIATION SERVICES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31
                                                    MARCH 31,  ----------------
                                                      1996       1995    1994
                                                   ----------- -------- -------
                                                   (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 15,641   $ 11,247 $ 8,753
  Accounts receivable, net of allowance for
   doubtful accounts of $1,553,000 at March 31,
   1996, $1,547,000 at December 31, 1995 and
   $500,000 at December 31, 1994..................    57,693     44,649  38,680
  Inventories, net................................    25,615     21,281  14,482
  Prepaid expenses and other current assets.......     2,026      1,334     956
                                                    --------   -------- -------
Total current assets..............................   100,975     78,511  62,871
Property and equipment, net.......................    27,753     28,402  27,226
Excess of purchase price over net assets, net.....     4,791      4,954   6,297
                                                    --------   -------- -------
Total assets......................................  $133,519   $111,867 $96,394
                                                    ========   ======== =======
        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable................................  $ 46,025   $ 39,321 $32,023
  Accrued expenses and other liabilities..........    15,767     13,375  10,948
  Current maturities of long-term debt............     5,500      8,250   5,000
                                                    --------   -------- -------
Total current liabilities.........................    67,292     60,946  47,971
Revolving credit agreement........................    23,000     10,000   8,000
Long-term debt....................................    21,896     21,858  27,209
                                                    --------   -------- -------
Total liabilities.................................   112,188     92,804  83,180
Partners' capital:
  General.........................................       213        190     132
  Limited.........................................    21,118     18,873  13,082
                                                    --------   -------- -------
                                                      21,331     19,063  13,214
                                                    --------   -------- -------
Total liabilities and partners' capital...........  $133,519   $111,867 $96,394
                                                    ========   ======== =======

                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                  PERIOD FROM
                                                                 JULY 1, 1994
                         THREE MONTHS ENDED                        (DATE OF
                              MARCH 31                           INCEPTION) TO
                         --------------------     YEAR ENDED     DECEMBER 31,
                           1996       1995     DECEMBER 31, 1995     1994
                         ---------  ---------  ----------------- -------------
                             (UNAUDITED)
Net sales............... $  87,688  $  75,809      $338,104        $144,200
Cost of sales...........    75,216     66,912       294,382         130,224
                         ---------  ---------      --------        --------
Gross profit............    12,472      8,897        43,722          13,976
Selling, general and
 administrative.........     7,542      6,305        28,261           9,990
                         ---------  ---------      --------        --------
Operating profit........     4,930      2,592        15,461           3,986
Interest expense........       846        824         3,334           1,810
Other income............      (117)      (178)         (315)            (68)
                         ---------  ---------      --------        --------
Net income.............. $   4,201  $   1,946      $ 12,442        $  2,244
                         =========  =========      ========        ========


                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                      GENERAL LIMITED
                                                      PARTNER PARTNER   TOTAL
                                                      ------- -------  -------
Initial contributions of cash........................  $120   $11,880  $12,000
Net income...........................................    22     2,222    2,244
Distributions provided...............................   (10)   (1,020)  (1,030)
                                                       ----   -------  -------
Partners' capital at December 31, 1994...............   132    13,082   13,214
Net income...........................................   124    12,318   12,442
Distributions provided...............................   (66)   (6,527)  (6,593)
                                                       ----   -------  -------
Partners' capital at December 31, 1995...............   190    18,873   19,063
Net income (unaudited)...............................    42     4,159    4,201
Distributions provided (unaudited)...................   (19)   (1,914)  (1,933)
                                                       ----   -------  -------
Partners' capital at March 31, 1996 (unaudited)......  $213   $21,118  $21,331
                                                       ====   =======  =======


                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   PERIOD FROM
                                                                  JULY 1, 1994
                                THREE MONTHS ENDED                  (DATE OF
                                    MARCH 31,         YEAR ENDED  INCEPTION) TO
                                -------------------- DECEMBER 31, DECEMBER 31,
                                  1996       1995        1995         1994
                                ---------  --------- ------------ -------------
                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income....................  $   4,201  $  1,946    $ 12,442     $  2,244
Adjustments to reconcile net
 income to net cash provided
 by (used in) operating
 activities:
  Depreciation and
   amortization...............      1,576     1,571       5,954        2,984
  Provision for doubtful
   accounts...................        --        --        1,246          500
  Provision for obsolete
   inventory..................        --        602         695          395
  Accretion of lease
   obligation.................         38        37         149           77
  Changes in operating assets
   and liabilities:
    Accounts receivable.......    (13,044)   (5,533)     (7,215)      (8,413)
    Inventories...............     (4,334)      567      (7,494)        (359)
    Prepaid expenses and other
     current assets...........       (692)      235        (378)        (744)
    Accounts payable..........      6,704     3,669       7,298       27,478
    Accrued expenses and
     other....................      1,935     2,445       1,998        4,392
                                ---------  --------    --------     --------
Net cash provided by (used in)
 operating activities.........     (3,616)    5,539      14,695       28,554
INVESTING ACTIVITIES
Acquisitions, net of cash
 received.....................        --        --          --       (64,603)
Purchases of property and
 equipment....................       (764)   (2,063)     (5,787)      (2,176)
                                ---------  --------    --------     --------
Net cash used in investing
 activities...................       (764)   (2,063)     (5,787)     (66,779)
FINANCING ACTIVITIES
Proceeds from revolving credit
 agreement....................     14,000     2,000      29,000       18,000
Repayment of revolving credit
 agreement....................     (1,000)   (5,000)    (27,000)     (10,000)
Proceeds from issuance of
 debt.........................        --        --          --        52,277
Payments of debt..............     (2,750)      --       (2,250)     (25,277)
Cash contributions from
 partners.....................        --        --          --        12,000
Cash distributions to
 partners.....................     (1,476)      (43)     (6,164)         (22)
                                ---------  --------    --------     --------
Net cash (used in) provided by
 financing activities.........      8,774    (3,043)     (6,414)      46,978
                                ---------  --------    --------     --------
Net increase in cash and cash
 equivalents..................      4,394       433       2,494        8,753
Cash and cash equivalents at
 beginning of period..........     11,247     8,753       8,753          --
                                ---------  --------    --------     --------
Cash and cash equivalents at
 end of period................  $  15,641  $  9,186    $ 11,247     $  8,753
                                =========  ========    ========     ========

                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED DECEMBER 31, 1995 AND
       PERIOD FROM JULY 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Formation and Description of Operations

  Garrett Aviation Services (Garrett) is the d.b.a. of a limited partnership with the legal name of CFC Aviation Services, L.P. The partnership was formed as of June 30, 1994 and began operations July 1, 1994 upon the acquisition of certain assets and the assumption of certain liabilities of AlliedSignal discussed in the "Acquisitions" footnote herein. Garrett is owned 99 percent by CFC Aviation Holding, L.P. as the limited partner and 1 percent by CFC Aviation, Inc. as the general partner.

  Garrett provides turbine-powered airframe maintenance and related services, technical support and turbine engine repair, overhaul and related services on turbine engine products to general aviation operators and regional commercial airlines. The services are provided at airport hangar locations throughout the United States.

 Basis of Presentation

  The financial statements include all accounts of Garrett and its 99 percent owned subsidiary (see "Acquisitions" below) after elimination of all significant intercompany transactions and balances.

 Cash and Equivalents

  Garrett maintains zero-balance accounts to maximize its cash flows through its disbursement arrangements. At March 31, 1996, December 31, 1995 and 1994, there was $19,208,000, $24,742,000, and $9,598,000, respectively, of checks which had been drawn and are either being held by Garrett or have not yet been presented for payment against Garrett's cash accounts. Such amounts are included in accounts payable. Cash and equivalents include instruments with remaining maturities of three months or less at the time of acquisition and at March 31, 1996, December 31, 1995 and 1994 included $15,400,000, $11,200,000, and $7,200,000, respectively, that was invested in money market mutual funds consisting of bank certificates of deposit, repurchase agreements, bankers acceptances, commercial paper and other short-term obligations. These investments are stated at cost which approximates market.

 Inventories

  Materials inventory consists of purchased parts and is stated at the lower of cost or market, with cost being determined on the average cost basis. Work-in-process consists principally of maintenance and repair projects in process and includes material, labor and related overhead. Consigned inventory of engine parts is not reflected in the inventory balance of Garrett and is purchased and immediately charged to cost of sales upon sale of the related parts to the customer.

 Property and Equipment

  Property and equipment is recorded at cost, and depreciation is computed over the estimated useful lives of the assets using the straight-line method. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of their useful lives or the term of the related leases by use of the straight-line method.

                           GARRETT AVIATION SERVICES

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)

 Excess of Purchase Price Over Net Assets

  The excess of purchase price over net assets consists of the excess over fair value on the purchase transactions which is amortized over fifteen years based upon the life of the operating agreement between Garrett and AlliedSignal (see Operating Agreements footnote) and direct acquisition costs which are amortized over one to five years based on the nature of the cost. Accumulated amortization at March 31, 1996, December 31, 1995, and 1994 was $2,535,000, $2,319,000, and $976,000, respectively.

 Concentration of Credit Risk

  Substantially all of the revenues are derived from customers in the general aviation market by direct sales and through repairs and overhaul operations. Garrett also derives revenues from AlliedSignal for prepaid maintenance service and warranty programs sponsored by AlliedSignal, who also is a major supplier of virtually all of the related engine parts.

 Revenue Recognition

  Revenue from engine and airframe maintenance services is recognized upon completion of the repair. Revenue from parts sales is recognized upon shipment of the part to customers.

 Advertising

  The Company expenses advertising as incurred. Advertising expense during the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995, and for the period from July 1, 1994 (date of inception) to December 31, 1994 was approximately $120,000, $70,000, $450,000, and $250,000, respectively.

 Income Taxes

  Under the Internal Revenue Code, a partnership is not a taxable entity, and accordingly, no provision for income taxes has been included in the accompanying financial statements.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  During the quarter ended March 31, 1996, the Company performed a review of certain of its completed contracts and determined that $1,000,000 worth of credits that had been established for future costs were no longer required. Accordingly, this amount was reflected as a reduction of cost of sales during the three months ended March 31, 1996.

 Reclassifications

  Certain reclassifications have been made to the 1994 amounts to conform them to the 1995 presentation.

ACQUISITIONS

  Garrett entered into an agreement effective June 30, 1994 to acquire the "Hangar Facilities" of AlliedSignal. The final price was $62,490,000 and was financed through $12,000,000 of partners' capital with

                           GARRETT AVIATION SERVICES

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)
the balance being funded with debt. The acquisition was accounted for as a purchase. The purchase price was allocated to assets acquired based upon their fair market values at the date of acquisition, as follows:

                                                                  (IN THOUSANDS)
     Accounts receivable.........................................    $29,236
     Inventories.................................................     13,194
     Prepaid expenses and other current assets...................        148
     Property and equipment......................................     24,434
     Excess of purchase price over net assets....................      6,762
     Accounts payable............................................     (2,218)
     Accrued expenses............................................     (3,934)
     Capital lease obligations...................................     (5,132)
                                                                     -------
                                                                     $62,490
                                                                     =======

  On October 26, 1994, Garrett purchased 99 percent of certain assets and assumed certain liabilities relating to an airframe maintenance, support and fueling business known as "The Jet Center" for $2,420,000. The results of operations of the acquired business have been included in the Garrett financial statements from the date of acquisition. The one percent of The Jet Center not owned by the Partnership is owned by CFC Aviation, Inc.

  The acquisition of The Jet Center was accounted for by the purchase method of accounting. The purchase price was allocated to assets acquired based upon their fair market values at the date of acquisition, as follows:

                                                                  (IN THOUSANDS)
     Cash........................................................    $   307
     Accounts receivable.........................................      1,531
     Inventories.................................................      1,324
     Prepaid expenses and other current assets...................         64
     Property and equipment......................................      2,624
     Excess of purchase price over net assets....................        511
     Accounts payable............................................     (2,327)
     Accrued expenses............................................     (1,614)
                                                                     -------
                                                                     $ 2,420
                                                                     =======

OPERATING AGREEMENTS

  In conjunction with the purchase of the Hangar Facilities, the Partnership entered into an Operating Agreement with AlliedSignal for a minimum term of 15 years covering certain critical aspects of the business. As a result of the agreement, Garrett conducts a significant amount of business with the seller. Some of the key provisions of the agreement include:

    CONSIGNED INVENTORY. Garrett is permitted to hold on consignment certain new spares, repair parts and exchange parts supplied by the seller. Such inventory is held under the control of Garrett but is not purchased by Garrett until the part is sold to the ultimate customer. Included in cost of sales for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, were purchases of approximately $42,000,000, $38,000,000, $175,000,000, and $68,000,000, respectively, under this arrangement.

    PREPAID MAINTENANCE SERVICE PLANS. Garrett performs certain maintenance services for eligible customers under the provisions of prepaid maintenance service plans offered by AlliedSignal. Garrett is reimbursed for its costs adjusted for performance incentives and disincentives as defined in the Operating

                           GARRETT AVIATION SERVICES

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)
  Agreement. Total revenue from these plans was approximately $31,000,000, $25,000,000, $101,000,000, and $43,000,000 for the three months ended March
  31, 1996, March 31, 1995, the year ended December 31, 1995 and the period from July 1, 1994 (date of inception) to December 31, 1994, respectively.

    WARRANTY. Garrett also performs certain warranty services for the benefit of the seller which is recorded as revenue based upon the agreed upon repair schedule in the Operating Agreement. Revenue recognized on these services for the three months ended March 31, 1996, and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, was approximately $9,000,000, $6,000,000, $24,000,000, and $10,000,000, respectively.

  The Operating Agreement is subject to termination subsequent to the expiration of its 15-year term with one-year prior notice. It is further subject to earlier termination under certain circumstances which include, but are not limited to, mutual agreement, certain breaches, bankruptcy, customer satisfaction deficiencies and other criteria. At March 31, 1996, December 31, 1995 and 1994, Garrett had accounts receivable from AlliedSignal of $13,979,000, $4,228,000, and $15,782,000, respectively, and had accounts payable to AlliedSignal of $21,271,000, $25,801,000, and $17,634,000,
respectively.

INVENTORIES

  Inventories consisted of:

                                                                   DECEMBER 31
                                                        MARCH 31 ---------------
                                                          1996    1995    1994
                                                        -------- ------- -------
                                                             (IN THOUSANDS)
     Materials......................................... $14,423  $10,259 $ 8,319
     Work-in-process...................................  13,596   13,428   7,874
                                                        -------  ------- -------
                                                         28,019   23,687  16,193
     Less: reserves....................................   2,404    2,406   1,711
                                                        -------  ------- -------
                                                        $25,615  $21,281 $14,482
                                                        =======  ======= =======

PROPERTY AND EQUIPMENT

  Property and equipment consisted of:

                                                                 DECEMBER 31
                                                      MARCH 31 ---------------
                                                        1996    1995    1994
                                                      -------- ------- -------
                                                           (IN THOUSANDS)
     Leasehold improvements.......................... $ 7,935  $ 7,946 $ 7,946
     Machinery and equipment.........................  20,599   20,507  19,007
     Information systems and data handling
      equipment......................................   6,174    6,038     431
     Construction in progress........................   1,075      530   1,850
                                                      -------  ------- -------
                                                       35,783   35,021  29,234
     Less: accumulated depreciation and
      amortization...................................   8,030    6,619   2,008
                                                      -------  ------- -------
                                                      $27,753  $28,402 $27,226
                                                      =======  ======= =======

                           GARRETT AVIATION SERVICES

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)

  Property and equipment held under capital leases consisted of:

                                                                  DECEMBER 31
                                                        MARCH 31 --------------
                                                          1996    1995    1994
                                                        -------- ------  ------
                                                            (IN THOUSANDS)
     Leasehold improvements............................  $3,319  $3,319  $3,319
     Accumulated amortization..........................    (251)   (216)    (72)
                                                         ------  ------  ------
                                                         $3,068  $3,103  $3,247
                                                         ======  ======  ======

  Amortization under capital leases is included with depreciation expense.

ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses consisted of:

                                                                  DECEMBER 31
                                                       MARCH 31 ---------------
                                                         1996    1995    1994
                                                       -------- ------- -------
                                                            (IN THOUSANDS)
     Customer progress payments....................... $ 6,101  $ 2,317 $ 1,643
     Accrued vacation.................................   3,038    2,895   2,458
     Other............................................   6,628    8,163   6,847
                                                       -------  ------- -------
                                                       $15,767  $13,375 $10,948
                                                       =======  ======= =======

REVOLVING CREDIT AGREEMENT

  Garrett has a Revolving Credit Agreement (Revolver) as part of its primary Bank Credit Agreement (the overall agreement collateralizes substantially all of Garrett's assets), which matures December 31, 1999 unless it is in default, and provides for maximum borrowings of up to $27,000,000, subject to reduction for outstanding letters of credit of up to $5,000,000. Unused borrowings available at March 31, 1996 and December 31, 1995 are $4,000,000 and $17,000,000, respectively, which is further reduced by outstanding letters of credit of $354,000 at both March 31, 1996 and December 31, 1995. Interest rates are determined at the time of borrowing and are based on the lender's base rate, plus a margin of 0.75 percent to 0.0 percent based on operating performance measures, or a Eurodollar rate, plus a margin of 2.0 percent to
1.0 percent based on operating performance measures. Interest on outstanding balances under the Revolver is payable either monthly, quarterly or semiannually dependent upon whether the borrowing is a base rate or Eurodollar rate loan. At March 31, 1996 and December 31, 1995, $23,000,000 and $10,000,000, respectively, was outstanding under the Revolver of which the interest rate was 6.94 percent. The weighted average interest rate of the Revolver for the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 was 7.65 percent and 7.20 percent, respectively. The Bank Credit Agreement contains various restrictive covenants on financial ratios, capital expenditures and distributions among other restrictions.

LONG-TERM DEBT

  Long-term debt consisted of:

                                                                  DECEMBER 31
                                                       MARCH 31 ---------------
                                                         1996    1995    1994
                                                       -------- ------- -------
                                                            (IN THOUSANDS)
     Term loan........................................ $22,000  $24,750 $27,000
     Lease obligations................................   5,396    5,358   5,209
                                                       -------  ------- -------
                                                        27,396   30,108  32,209
     Less current maturities..........................   5,500    8,250   5,000
                                                       -------  ------- -------
                                                       $21,896  $21,858 $27,209
                                                       =======  ======= =======

                           GARRETT AVIATION SERVICES

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)

  The Term Loan had an initial principal amount of $27,000,000 and annual principal payments of $5,000,000 in 1995 and $5,500,000 thereafter. Interest on the Term Loan is payable on the same basis and at the same rates as set forth for the Revolving Credit Agreement. The term loan is part of the Bank Credit Agreement that also includes the Revolving Credit Agreement. Significant terms, interest and collateral are the same as set forth above in the Revolving Credit Agreement footnote. At March 31, 1996 and December 31, 1995, the interest rate on the term loan was 6.56 and 8.50 percent on $2,750,000 and $2,800,000, respectively, of the balance and 6.50 and 7.00 percent on $19,250,000 and $21,950,000, respectively, of the remaining balance.

  Garrett is required under the terms of its credit agreement to maintain an interest rate swap to the extent of $20,000,000 from August 5, 1994 through August 5, 1996, and has elected to enter into a $10,000,000 swap from August 6, 1996 to August 5, 1997 which effectively adjusts the variable interest rate on this portion of Garrett's debt to a fixed 6.67 percent plus the margin as defined in the Bank Credit Agreement (the actual rate as defined in the swap at March 31, 1996 and December 31, 1995 was 5.31 and 5.91 percent, respectively, plus the margin). Garrett is required to make quarterly settlements on the rate differentials and records a charge or credit to interest expense at the end of each period for the impact of the swap. At March 31, 1996 and December 31, 1995, Garrett had accrued $24,000 and $23,000, respectively, for the impact of the swap for the periods ended March 31, 1996 and December 31, 1995, respectively.

  Lease obligations include two leases, the first of which relates to amounts accrued in relation to a lease funded by a municipality through a $4,254,000 issue of tax-exempt bonds to finance certain hangar leasehold improvements which is accounted for as a capital lease. These bonds were issued by the respective city's airport authority prior to the acquisition and were guaranteed by AlliedSignal. At the time of the acquisition, Garrett assumed the $4,254,000 lease obligation and related leasehold improvement asset, and under a sublease agreement, Garrett reimburses a monthly lease payment to AlliedSignal in the amount of the monthly rental due on the lease which equals the municipality's interest costs on the tax exempt bonds. This monthly payment is recorded as interest expense. The $4,254,000 is due in October 2016. The second lease has a $4,400,000 balloon payment due in September 2018 and Garrett records annual rent expense in an amount which equals the lessor's interest costs on the debt issued for the leasehold, and records an additional expense of approximately $150,000 annually to establish the liability necessary to satisfy the final payment. At March 31, 1996 and December 31, 1995, $1,142,000 and $1,104,000, respectively, has been accrued toward the final obligation. Interest rates on both obligations are guaranteed by AlliedSignal at four percent through June 1997 and five percent through December 1999. Thereafter, the interest rates will be variable based on the rate attached to the bonds.

  Principal maturities on long-term debt at December 31, 1995, in the aggregate are as follows:

                                                                  (IN THOUSANDS)
     1996........................................................    $ 8,250
     1997........................................................      5,500
     1998........................................................      5,500
     1999........................................................      5,500
     2000........................................................        --
     Thereafter..................................................      5,358
                                                                     -------
                                                                     $30,108
                                                                     =======

  Total interest expense paid by Garrett for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 on all forms of borrowing was approximately $1,156,000, $1,343,000, $3,430,000, and $650,000,
respectively.

                           GARRETT AVIATION SERVICES

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)

LEASE COMMITMENTS

  The Company has various noncancelable operating leases relating principally to real property, which expire at various dates through 2018. Rental expense for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 was approximately $765,000, $772,000, $3,023,000, and
$1,374,000, respectively. At December 31, 1995, future minimum rental commitments under noncancelable operating leases with a term in excess of one year are as follows:

                                                                  (IN THOUSANDS)
     1996........................................................    $ 2,621
     1997........................................................      2,282
     1998........................................................      2,100
     1999........................................................      1,527
     2000........................................................        725
     Thereafter..................................................      3,204
                                                                     -------
                                                                     $12,459
                                                                     =======

GENERAL CONTINGENCIES

  From time to time, the Company is involved in certain litigation matters through the normal course of business. Management does not believe that the outcome of these matters will result in uninsured losses that will have a material impact to the Company.

RELATED PARTIES

  Garrett paid approximately $105,000, $75,000, $360,000, and $150,000, respectively, for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 for management fees to entities that are partners in Garrett. Such management fee arrangements call for payment of $300,000 per year beginning July 1, 1994 to one of the partner groups which is to continue as long as their ownership interest equals or exceeds 20 percent of their initial ownership interest, and an additional $120,000 per year to another of the partner groups beginning July 1, 1995 which is to continue as long as their ownership interest exceeds 20 percent of their ownership interest.

  Under the terms of the Bank Credit Agreement, Garrett is permitted to distribute to its partners an amount equal to the maximum federal and state tax rates applied to taxable income from the partnership attributable to the partners. For the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, Garrett paid cash distributions of approximately $1,476,000, $43,000, $6,164,000, and $22,000, respectively. At
March 31, 1996 and December 31, 1995, Garrett has accrued an additional $1,893,000 and $1,437,000, respectively, which is scheduled to be paid subsequent to that date relating to operating results as of each of the respective dates.

BENEFIT PLAN

  During 1994, Garrett established the Garrett Aviation Services Savings Plan covering substantially all employees who have completed 12 consecutive months of service with Garrett or its predecessor businesses. Under the terms of the Plan, employees may make voluntary contributions up to 15 percent of their base compensation subject to Internal Revenue Service limitations. The Company will match 50 percent of employee contributions up to six percent of an employee's base compensation. Contributions to the Plan for the three months ended March 31, 1996 and 1995, the year ended December 31, 1995 and for the period from July 1,

                           GARRETT AVIATION SERVICES

    (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                  UNAUDITED)
1994 (date of inception) to December 31, 1994 were approximately $190,000, $182,000, $786,000, and $316,000, respectively.

FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Long and short-term debt: The carrying amounts of the Company's borrowings under its short-term revolving credit agreement approximates its fair value. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At March 31, 1996 and December 31, 1995, the carrying amount of the Company's long-term debt approximates its fair value.

SUBSEQUENT EVENT

  In 1996, an unrelated third party has entered into a definitive agreement to acquire substantially all of the assets and business of Garrett for approximately $145 million in cash and the assumption of certain liabilities. The transaction is subject to various matters so there is no assurance that it will ultimately be consummated.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
UNC Incorporated:

  We have audited the accompanying statements of earnings and cash flows of certain of the hangar facilities (as described in Note 1, "the Hangars") of AlliedSignal Engines-Hangar Operations, a division of AlliedSignal Inc., for the six month period ended June 30, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of the Hangars management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Hangars for the six month period ended June 30, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Washington, D.C.
July 26, 1996

                    ALLIEDSIGNAL ENGINES--HANGER OPERATIONS
                       (A DIVISION OF ALLIEDSIGNAL INC.)

                             STATEMENT OF EARNINGS
  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1994 AND FOR THE YEAR ENDED DECEMBER
                                    31, 1993
                                 (IN THOUSANDS)

                                                          DECEMBER 31, JUNE 30,
                                                              1993       1994
                                                          ------------ --------
Net sales................................................   $253,191   $124,144
Cost of sales............................................    162,575     80,522
                                                            --------   --------
  Gross profit...........................................     90,616     43,622
Selling, general and administrative expenses.............      9,608      5,299
                                                            --------   --------
  Operating profit.......................................     81,008     38,323
Interest expense.........................................       (187)       (93)
Other income (expense)...................................         47       (136)
                                                            --------   --------
Net earnings.............................................   $ 80,868   $ 38,094
                                                            ========   ========

                    ALLIEDSIGNAL ENGINES--HANGER OPERATIONS
                       (A DIVISION OF ALLIEDSIGNAL INC.)

                            STATEMENT OF CASH FLOWS
  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1994 AND THE YEAR ENDED DECEMBER 31,
                                      1993
                                 (IN THOUSANDS)

                                                        DECEMBER 31, JUNE 30,
                                                            1993       1994
                                                        ------------ --------
Cash flows from operating activities:
Net earnings...........................................   $ 80,868   $ 38,094
Adjustments to reconcile net earnings to net cash from
 operating activities:
  Depreciation and amortization of property and
   equipment...........................................      1,686        882
  Loss on disposal of property and equipment...........                   177
  Changes in operating assets and liabilities:
    Accounts receivable, trade.........................     (2,117)      (604)
    Inventories........................................      3,115      4,395
    Prepaid and other current assets...................        196        (27)
    Accounts payable, trade............................     (1,242)     1,638
    Accrued expenses and other liabilities.............       (273)       356
    Due to affiliate...................................       (758)     1,424
                                                          --------   --------
  Net cash flows from operating activities.............     81,475     46,335
Cash flows used in investing activities:
  Purchases of property and equipment..................       (471)      (264)
                                                          --------   --------
  Net cash flows used in investing activities..........       (471)      (264)
Cash flows from financing activities:
  Cash distributions to AlliedSignal Inc. .............    (81,008)   (46,070)
                                                          --------   --------
  Net cash flows used in financing activities..........    (81,008)   (46,070)
                                                          --------   --------
Net increase (decrease) in cash and cash equivalents...         (4)         1
Cash and cash equivalents, at beginning of period......         49         45
                                                          --------   --------
Cash and cash equivalents, at end of period............   $     45   $     46
                                                          ========   ========

                    ALLIEDSIGNAL ENGINES--HANGAR OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The financial statements include the accounts of the Augusta, Ga.; Houston, Tx.; Little Rock, Ark.; Los Angeles, Ca.; Ronkonkoma, NY.; and Springfield, Ill. hangar facilities (those acquired by Garrett Aviation Services in July 1994, "the Hangars"), of AlliedSignal Engines--Hangar Operations, a wholly integrated line of business of AlliedSignal Engines, a division of AlliedSignal Inc. The financial results of operations of the Hangars, as presented herein for the six month period ended June 30, 1994 and the year ended December 31, 1993, would not be the same as would have occurred had the Hangars been an independent entity. Certain costs, including certain employee benefit costs, corporate expenses and income taxes were not allocated to these facilities and are not included in the accompanying financial statements.

  The Hangars provide turbine-powered airframe maintenance and related services, technical support and turbine engine repair, overhaul and related services on turbine engine products to general aviation operators and regional commercial airlines. The services are provided at airport hangar locations throughout the United States.

 Revenue Recognition

  Revenue from engine and airframe maintenance services is recognized upon completion of the repair. Revenue from parts sales is recognized upon shipment of the part to the customers.

 Cash and Cash Equivalents

  The Hangars consider all highly liquid investments with maturities of three months or less to be cash equivalents for the purposes of the statement of cash flows.

 Inventories

  Materials inventory is stated at the lower of cost or market, with cost being determined on the average cost basis. Work-in-process includes material, labor and related overhead.

 Depreciation and Amortization

  The cost of property and equipment are depreciated over the useful life of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases using the straight-line methods.

 Concentration of Credit Risk

  Substantially all of the revenues are derived from customers in the general aviation market by direct sales and through repair and overhaul operations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of revenues and expenses reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Statement of Cash Flows

  During 1993 and the six months period ended June 30, 1994, no interest was paid by the Hangars.

2. RENTAL EXPENSE

  The Hangars have various noncancelable operating leases relating principally to real property, which expire at various dates through 2018. Rental expense for the six month period ended June 30, 1994 and the year ended December 31, 1993 was $1,155,000 and $2,219,000, respectively.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY INITIAL PURCHASER. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------
                                  PROSPECTUS
                               ----------------

                               UNC INCORPORATED
                                 $125,000,000
                     11% SENIOR SUBORDINATED NOTESDUE 2006

  All tendered Old Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Request for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                              The Exchange Agent
                          for the Exchange Offer is:

                             THE BANK OF NEW YORK

       Facsimile Transmissions:           (For Eligible Institutions Only)
            (212) 571-3080                   Confirm by Telephone

                                                 (212) 815-2742

                             For Information:
                                (212) 815-6333

   By Hand/Overnight Delivery:          By Registered or Certified Mail:


         The Bank of New York                   The Bank of New York
          101 Barclay Street                    101 Barclay Street-7E
                                              New York, New York 10286
  Corporate Trust Service Window
                                          Attention: Reorganization Section
           Ground Level

        New York, New York
   Attention: Reorganization Section

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Incorporation of Certain Documents By Reference..........................   3
Prospectus Summary.......................................................   5
Risk Factors.............................................................  19
Use of Proceeds..........................................................  22
The Exchange Offer.......................................................  22
Capitalization...........................................................  30
Pro Forma Combined Financial Data........................................  31
Selected Historical Consolidated Financial Data..........................  36
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
Business.................................................................  53
Management...............................................................  67
Description of Certain Indebtedness......................................  69
Description of the Preferred Stock.......................................  71
Description of Notes.....................................................  73
Certain Federal Income Tax Consequences..................................  92
Plan of Distribution.....................................................  95
Legal Matters............................................................  96
Experts..................................................................  96
Index to Financial Statements............................................ F-1

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Delaware General Corporation Law authorizes Delaware corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  The Delaware General Corporation Law also authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding discussed in the foregoing paragraphs, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

  The registrant's Certificate of Incorporation does not limit the extent of the indemnity provided by the Delaware General Corporation Law. The Amended and Restated Bylaws of the registrant permit indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and the registrant's directors and officers are covered by certain insurance policies maintained by the registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
 3.1         Certificate of Incorporation as amended by Certificate of
              Designations of Series A Preferred Stock, of the Company (filed as Exhibit 4-H to the Company's Registration Statement No. 33-
              13762 and incorporated herein by reference).
 3.2         Form of Certificate of Designations of Series A Junior
              Participating Preferred Stock of Company (filed as Exhibit A to the Company's Form 8-A dated October 9, 1987, and incorporated herein by reference).
 3.3         Amended and Restated Bylaws of the Company (including resolutions of the Board of Directors of the Company on February 5, 1992
              amending the By-Laws of the Company) (filed as Exhibit 3-C to the Company's Annual Report on Form 10-K for the year ended
              December 31, 1991--File No. 1-7795 and incorporated herein by reference).

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
  4.1        Rights Agreement, dated as of September 25, 1987, between the
              Company and Manufacturer Hanover Trust Company (filed as Exhibit
              No. 1 to the Company's Form 8-A dated October 9, 1987 and
              incorporated herein by reference).

  4.2        Indenture, dated as of May 1, 1986, between the Company and
              Maryland National Bank, Trustee, relating to the Company's 7 1/2%
              Convertible Subordinated Debentures due 2006 (filed as Exhibit 4-
              A to the Company's Registration Statement No. 33-5136 and incorporated herein by reference).

  4.3        First Supplemental Indenture, dated as of April 26, 1987, between the Company and Maryland National Bank, Trustee (supplementing the Indenture, dated May 1, 1986, between the Company and Maryland National Bank, Trustee, relating to the Company's 7 1/2%
              Convertible Subordinated Debentures due 2006) (filed as Exhibit
              4-J to the Company's Registration Statement No. 33-13762 and incorporated herein by reference).

  4.4        Indenture, dated as of July 15, 1993, between the Company and
              Continental Bank, National Association, Trustee, relating to the
              Company's 9 1/8% Senior Notes due 2003 (filed as Exhibit 4-B to the Company's Quarterly Report on Form 10-Q for the quarter ended
              June 30, 1993--File No. 1-7795 and incorporated herein by reference).

  4.5        First Supplemental Indenture, dated as of August 14, 1993, between the Company and Continental Bank, National Association, Trustee
              (supplementing the Indenture, dated July 15, 1993, between the
              Company and Continental Bank, National Association, Trustee, relating to the Company's 9 1/8% Senior Notes due 2003) (filed as
              Exhibit 4.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995--File No. 1-7795 and incorporated herein by reference).

  4.6        Second Supplemental Indenture, dated as of November 5, 1993, between the Company and Continental Bank, National Association,
              Trustee (supplementing the Indenture, dated July 15, 1993, between the Company and Continental Bank, National Association,
              Trustee, relating to the Registrant's 9 1/8% Senior Notes due
              2003) (filed as Exhibit 4.6 to the Company's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1995--File No.
              1-7795 and incorporated herein by reference).

  4.7        Third Supplemental Indenture, dated as of May 15, 1996, among UNC
              Incorporated, UNC Johnson Technology, Inc., UNC Parts Company, the other corporations identified as Guarantors therein and Chemical Bank, as Trustee (filed as Exhibit 4.11 to the Company's registration statement on Form S-8, No. 333-6389 and incorporated herein by reference).

  4.8        Fourth Supplemental Indenture, dated as of May 30, 1996, among UNC
              Incorporated, the corporations identified as Guarantors therein and Chemical Bank, as Trustee (filed as Exhibit 4.12 to the
              Company's registration statement on Form S-8, No. 333-6389 and incorporated herein by reference).

  4.9        Indenture dated as of May 30, 1996, among UNC Incorporated, the other corporations identified therein as Guarantors and The Bank of New York, as Trustee (relating to the Company's 11% Senior
              Subordinated Notes due 2006) (filed as Exhibit 4.13 to the
              Company's registration statement on Form S-8, No. 333-6389 and incorporated herein by reference).
  5          Opinion of Miles & Stockbridge, a Professional Corporation.*

 10.1        Purchase Agreement, dated May 23, 1996, by and among CS First
              Boston Corporation, First Union Capital Markets Corp. and the
              Company and its subsidiaries named therein.*

 10.2        Registration Rights Agreement, dated May 23, 1996, by and among CS
              First Boston Corporation, First Union Capital Markets Corp. and the Company and its subsidiaries named therein.*

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
 12          Statement of Computation of Ratio of Earnings to Fixed Charges and
              Preferred Dividends.*
 21          Subsidiaries of the Registrant (filed as Exhibit 21 to the
              Company's annual report on Form 10-K, No. 1-7795 and incorporated herein by reference).
 23.1        Consent of Coopers & Lybrand L.L.P.
 23.2        Consent of Coopers & Lybrand L.L.P.
 23.3        Consent of KPMG Peat Marwick LLP.
 23.4        Consent of Ernst & Young LLP.
 23.5        Consent of Miles & Stockbridge, a Professional Corporation
              (included in Exhibit 5).*
 24          Power of Attorney.*
 25          Form T-1, Statement of Eligibility Under the Trust Indenture Act
              of 1939.*
 99          Letter of Transmittal, Notice of Guaranteed Delivery and related materials pertaining to the Exchange Offer.

- --------

* Filed previously.

ITEM 22(A). UNDERTAKINGS.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

ITEM 22(B),(C). UNDERTAKINGS.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ANNAPOLIS, STATE OF MARYLAND ON SEPTEMBER 24, 1996.

                                          UNC INCORPORATED

                                          By:  /s/ Robert L. Pevenstein
                                             ---------------------------------
                                             ROBERT L. PEVENSTEIN, SENIOR VICE
                                               PRESIDENT AND CHIEF FINANCIAL
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


              SIGNATURE                        TITLE                 DATE
                  *                    Chairman of the
- -------------------------------------   Board, President        September 24, 1996
           DAN A. COLUSSY               and Chief Executive
                                        Officer and
                                        Director

      /s/ Robert L. Pevenstein         Senior Vice
- -------------------------------------   President and Chief     September 24, 1996
        ROBERT L. PEVENSTEIN            Financial Officer

                  *                    Director
- -------------------------------------                           September 24, 1996
            BERL BERNHARD

                  *                    Director
- -------------------------------------                           September 24, 1996
          BEVERLY B. BYRON

                  *                    Director
- -------------------------------------                           September 24, 1996
           JOHN K. CASTLE

                  *                    Director
- -------------------------------------                           September 24, 1996
           JOHN W. GILDEA


              SIGNATURE                         TITLE                DATE

                  *                     Director
- -------------------------------------                           September 24,
      FREEMAN A. HRABOWSKI, III                                   1996

                  *                     Director
- -------------------------------------                           September 24,
          GEORGE V. MCGOWAN                                       1996

                  *                     Director
- -------------------------------------                           September 24,
            JACK MOSELEY                                          1996

                  *                     Director
- -------------------------------------                           September 24,
         LAWRENCE A. SKANTZE                                      1996


*By:   /s/ Richard H. Lange
     --------------------------------
 RICHARD H. LANGE ATTORNEY-IN-FACT

                                UNC INCORPORATED

                                 EXHIBIT INDEX

 EXHIBIT                                                             PAGE
 NUMBER                           EXHIBIT                           NUMBER
 -------                          -------                           ------
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2    Consent of Coopers & Lybrand L.L.P.
 23.3    Consent of KPMG Peat Marwick LLP.
 23.4    Consent of Ernst & Young LLP.
 99      Letter of Transmittal, Notice of Guaranteed Delivery and
          related materials pertaining to the Exchange Offer.